SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

     Filed by the Registrant ☒

     Filed by a Party other than the Registrant ☐

     Check the appropriate box:

     ☐ Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
     ☒ Definitive Proxy Statement

     ☐ Definitive Additional Materials

     ☐ Soliciting Material Under Rule 14a-12

Landmark Systems Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

     ☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:    Common Stock and Options to Purchase Common Stock

(2)	Aggregate number of securities to which transaction applies: 12,486,501 shares of Common Stock and 1,198,115 options to purchase shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $12,213.07 was calculated pursuant to Rule 0-11(c) of the Securities Exchange Act of 1934, as amended, by multiplying 1/50th of 1% by an amount equal to the sum of (x) the product of $4.75, the exchange price, and 12,486,501, the aggregate number of shares of Common Stock outstanding, and (y) $1,754,459.05, the aggregate amount anticipated to be paid to certain persons holding options to purchase shares of Common Stock in consideration of cancellation of such options.

     (4) Proposed maximum aggregate value of transaction: $61,065,338.80

     (5) Total fee paid: $12,213.07

     ☒ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT LANDMARK’S MERGER AND THE SPECIAL MEETING OF STOCKHOLDERS
SUMMARY
THE SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Stockholder Record Date for the Special Meeting
Vote of Landmark Stockholders Required for Approval of the Merger Agreement and the Merger
Voting and Revocation of Proxies
Solicitation of Proxies
SPECIAL FACTORS REGARDING THE MERGER
The Parties to the Merger
Landmark
ASG
ASG Sub
Background of the Merger
Recommendation of the Special Committee and the Board of Directors
Factors Considered by the Special Committee in Recommending the Merger
Fees and Other Information
Plans for Landmark Following the Merger and Certain Effects of the Merger
Conduct of Landmark’s Business if the Merger is not Consummated
Interests of Certain Persons in the Merger and Related Transactions
Accounting Treatment
Regulatory Requirements
U.S. Federal Income Tax Consequences of the Merger
THE MERGER AGREEMENT
Conversion of Securities
Surrender of Securities for Cash Consideration
Charter and By-Laws; Directors and Officers
Representations and Warranties
Covenants Relating to the Conduct of Landmark’s Business
No Solicitation
Covenants Regarding Stockholder Meeting
Stock Options and Stock Plans
Indemnification
Conditions to Completion of the Merger
Termination of the Merger Agreement; Termination Fee; Costs and Expenses
RELATED AGREEMENTS
DISSENTERS’ RIGHTS
LANDMARK SELECTED FINANCIAL DATA
SECURITIES OWNERSHIP
Past Contacts, Transactions and Negotiations
INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
OTHER BUSINESS

January 17, 2002

Dear Stockholder:

      You are cordially invited to attend a special meeting of the stockholders of Landmark Systems Corporation, or Landmark, to be held at 10:00 a.m. local time, on Tuesday, February 19, 2002, at 12700 Sunrise Valley Drive, Reston, Virginia 20191.

      At the special meeting, you will be asked to approve an Agreement and Plan of Merger (the “Merger Agreement”), dated December 6, 2001, among Landmark, Allen Systems Group, Inc., or ASG, and ASG Sub, Inc., or ASG Sub, pursuant to which ASG Sub would merge with and into Landmark and to approve the merger contemplated by the Merger Agreement.

      Under the terms of the Merger Agreement, each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, excluding shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 per share, in cash, without interest. On or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Katherine K. Clark, Landmark’s President and Chief Executive Officer and a member of Landmark’s Board of Directors) to become vested and converted into the right to receive in cash the excess, if any, of $4.75 over the option exercise price, without interest. The closing price per share of Landmark common stock on December 5, 2001, the last day Landmark stock traded prior to the date on which the Merger Agreement was announced, was $2.70.

      Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and I will sell to ASG all of the shares of Landmark common stock that she and I own, and will receive, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and my Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and me will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and me, as the case may be, to Landmark, in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and me the consideration owed to each of us is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and me pursuant to each of our Principal Share Purchase and Voting Agreements will be paid within five years of the sale of our Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in my favor.

      In order to consummate the merger, the Merger Agreement and the merger must be approved by the holders of two thirds of the issued and outstanding shares of Landmark common stock. Ms. Clark and I, who together own of record approximately 44% of the issued and outstanding shares of common stock of Landmark, have agreed to vote all of our shares of Landmark common stock to approve the Merger Agreement and the merger. Ms. Clark and I have executed and delivered to certain representatives of ASG irrevocable proxies in respect of the shares we own, which entitle certain ASG representatives to vote our shares at any meeting of Landmark stockholders (i) to approve the Merger Agreement and the merger, (ii) in favor of any matter which would likely facilitate the merger, (iii) against approval of any proposal relating to the acquisition of 10% or more of the issued and outstanding shares of Landmark common stock, other than as contemplated by the Merger Agreement and (iv) against any proposal or action which could prohibit or discourage the merger. These proxies will expire no later than December 31, 2002.

      The merger is also subject to other conditions, including performance by the parties to the Merger Agreement of all material covenants and obligations required to be performed at or prior to the effective time of the merger. If the Merger Agreement and the merger are approved and each of the other conditions described in the Merger Agreement is satisfied or waived, the merger will occur as soon as practicable after the special meeting. We are required under the terms of the Merger Agreement to complete the merger within five business days after all such conditions are satisfied or waived, but in any event not later than April 30, 2002.

      The Board of Directors formed a special committee of three independent directors to analyze, consider and negotiate the terms of the Merger Agreement and the merger and make a recommendation to the full Board. In connection with its deliberations, the special committee retained Updata Capital, Inc. as its financial advisor. Based in part upon Updata Capital’s written opinion, dated as of December 6, 2001, that as of the date of the opinion the consideration to be received by the stockholders in the merger is fair to Landmark’s stockholders from a financial point of view, and other factors discussed in the accompanying proxy statement, the special committee concluded that the merger is fair to and in the best interests of Landmark and its stockholders and unanimously recommended that the full Board approve the Merger Agreement and the merger.

      The Board of Directors, upon recommendation of the special committee, has determined that the merger is fair to Landmark and its stockholders and is in their respective best interests. Accordingly, the Board unanimously has approved the Merger Agreement and the merger and recommends that you vote to approve the Merger Agreement and the merger at the special meeting.

      Detailed information concerning Landmark, ASG, ASG Sub, the Merger Agreement and the merger are described in the accompanying notice of special meeting and proxy statement. Please give all of the information contained in those materials your careful attention.

      Your vote is important regardless of the number of shares you own. To approve the Merger Agreement and the merger, you must cast a “FOR” vote by following the instructions provided in the enclosed proxy card. A failure to vote will count as a vote against approval of the Merger Agreement and the merger. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted for approval of the Merger Agreement and the merger. If you fail to return your proxy, you will not be counted as present or voting at the special meeting unless you appear in person. Returning your proxy does NOT deprive you of your right to attend the special meeting, revoke your proxy and vote your shares in person.

      On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

/s/ PATRICK H. MCGETTIGAN

PATRICK H. MCGETTIGAN
Chairman of the Board of Directors

LANDMARK SYSTEMS CORPORATION

12700 Sunrise Valley Drive
Reston, Virginia 20191

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      Notice is hereby given that a special meeting of stockholders of Landmark Systems Corporation, or Landmark, will be held on Tuesday, February 19, 2002 at 10:00 a.m., local time, at 12700 Sunrise Valley Drive, Reston, Virginia 20191, for the following purposes:

1. to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2001, by and among Landmark, Allen Systems Group, Inc., or ASG, and ASG Sub, Inc., or ASG Sub, which provides for the merger of ASG Sub, a wholly-owned subsidiary of ASG formed for the sole purpose of merging with Landmark, with and into Landmark, with Landmark surviving as a subsidiary of ASG, and to approve the merger contemplated by the Merger Agreement. In the merger, each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, excluding shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 per share, in cash, without interest. On or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Katherine K. Clark, Landmark’s President and Chief Executive Officer and a member of Landmark’s Board of Directors) to become vested and converted into the right to receive in cash the excess, if any, of $4.75 over the option exercise price without interest. Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor; and

2. to transact such other business as may properly come before the special meeting or any adjournment thereof.

      The matters to be considered at the special meeting are described in the attached proxy statement. Only stockholders of record at the close of business on January 14, 2002, the record date, are entitled to notice of and to vote at the special meeting. You may vote in person at the special meeting, even if you have returned a proxy.

      Whether or not you plan to attend the special meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the special meeting, revoke your proxy and vote your shares in person.

By order of the Board of Directors

/s/ FREDERICK S. ROLANDI, III

Frederick S. Rolandi, III
Secretary

January 17, 2002

IMPORTANT — PLEASE MAIL YOUR SIGNED PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE

i

Page

SECURITIES OWNERSHIP	44
Past Contacts, Transactions and Negotiations	45
INDEPENDENT ACCOUNTANTS	45
STOCKHOLDER PROPOSALS	45
WHERE YOU CAN FIND MORE INFORMATION	46
OTHER BUSINESS	46
ANNEX A MERGER AGREEMENT
ANNEX B FAIRNESS OPINION
ANNEX C CLARK PRINCIPAL SHARE PURCHASE AND VOTING AGREEMENT
ANNEX D MCGETTIGAN PRINCIPAL SHARE PURCHASE AND VOTING AGREEMENT

ii

      This proxy statement and the accompanying form of proxy were first mailed to stockholders of Landmark on or about January 17, 2002.

FORWARD-LOOKING STATEMENTS

      Certain statements under sections of this proxy statement entitled “Summary” and “Special Factors — Opinion of Landmark’s Financial Advisor” and elsewhere in this proxy statement, as well as in certain of the documents incorporated herein by reference, constitute forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of Landmark, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, changes in Landmark’s business strategy and focus, softness in the mainframe enterprise software market, competitive product introductions resulting from rapid technological advances, price competition, any failure or delay in Landmark’s ability to develop and introduce new products, uncertainty of customer acceptance of new products, seasonal factors affecting Landmark’s sales and the factors discussed elsewhere in this proxy statement and in Landmark’s filings with the Securities and Exchange Commission.

QUESTIONS AND ANSWERS ABOUT LANDMARK’S MERGER

AND THE SPECIAL MEETING OF STOCKHOLDERS

Q:	What is the proposal that I will be voting on?

A:	You are being asked to approve the merger agreement (the “Merger Agreement”) that we entered into with Allen Systems Group, Inc., or ASG, and ASG Sub, Inc., or ASG Sub, which sets out the terms and conditions of the proposed merger of ASG Sub into Landmark, and to approve the merger contemplated by the Merger Agreement.

Q:	Who is soliciting my proxy?

A:	Landmark’s Board of Directors is soliciting proxies for the special meeting.

Q:	How does the Board of Directors recommend that I vote on the matters proposed?

A:	Landmark’s Board of Directors unanimously recommends that stockholders vote “FOR” approval of the Merger Agreement and the merger.

Q:	Who are ASG and ASG Sub?

A:	ASG is a privately held computer software company that focuses on partnering with clients to improve productivity and significantly enhance performance through the intelligent use of technology. ASG Sub is a newly formed corporation owned and organized by ASG for the purpose of merging with and into Landmark.

Q:	What will I receive in the merger?

A:	At the effective time of the merger, each share of Landmark common stock that you own will be converted into the right to receive $4.75 per share, in cash, without interest. In addition, on or before the closing date of the merger, Landmark will cause each option to purchase Landmark common stock that you own (if any) to convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price, without interest.

Q:	Do any members of Landmark’s Board of Directors or management have any special interest in the outcome of this vote?

A:	Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

Also, as is the case with all other holders of options to purchase shares of Landmark common stock, on or prior to the closing date of the merger Landmark will cause each outstanding option to purchase shares of Landmark common stock that is then owned by Ms. Clark to vest and to convert into the right to receive in cash the excess, if any, of $4.75 over the exercise price of that option. Mr. McGettigan does not hold any options.

In addition, Ms. Clark, Mr. McGettigan and certain other officers and employees will receive payments in exchange for agreeing to restrictions contained in certain severance and non-competition agreements described in this proxy statement.

Q:	Why are Ms. Clark and Mr. McGettigan receiving installment payments in exchange for their shares of Landmark common stock rather than cash?

A:	ASG and ASG Sub have represented that, together with cash held by Landmark, they will have sufficient cash to pay for Landmark common stock held by Landmark’s public stockholders, but that they will not have available at the effective time of the merger the additional cash that would be necessary to pay Ms. Clark and Mr. McGettigan for their shares of Landmark common stock in cash.

Q:	What will happen to Landmark after the merger?

A:	Landmark will continue to exist after the merger, but will be a wholly owned subsidiary of ASG. After the merger, Landmark will no longer be listed on Nasdaq or traded publicly. ASG has indicated that it may merge Landmark with and into another affiliate of ASG at some time after merger.

Q:	Why is the Board of Directors recommending that I vote to approve the Merger Agreement and the merger?

A:	The Board of Directors recommends that you approve the Merger Agreement and the merger because it has determined unanimously that the merger is fair to Landmark’s stockholders and in the best interests of Landmark and its stockholders.

Q:	What if the merger is not completed?

A:	It is possible that the merger will not be completed. The merger will not be completed if, for example, the holders of two-thirds of Landmark’s issued and outstanding common stock do not approve the Merger Agreement and the merger. If the merger is not completed, Landmark will continue its current operations and will remain a publicly held corporation. In addition, if the merger is not completed, Ms. Clark and Mr. McGettigan will have no obligation to sell their shares of Landmark common stock to ASG. Further, outstanding options to purchase shares of Landmark common stock will not be converted into the right to receive the excess, if any, of $4.75 over the option exercise price, Ms. Clark and Mr. McGettigan would not enter into severance and non-competition agreements required as a condition to closing the merger and other officers and employees of Landmark who otherwise would enter into severance and non-competition agreements will not enter into such agreements.

Q:	What do I need to do now?

A:	After you read and carefully consider the information contained in these proxy materials, please fill out, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q:	Who may vote on the Merger Agreement and the merger?

A:	All stockholders of record as of the close of business on January 14, 2002 may vote on the Merger Agreement and the merger. You are entitled to one vote per share of Landmark common stock that you owned on the record date.

Q:	What vote is required to approve the Merger Agreement and the merger?

A:	The Merger Agreement and the merger must be approved by the holders of two thirds of the issued and outstanding shares of Landmark common stock entitled to vote on the Merger Agreement and the merger as of the record date.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions for sending in your stock certificates in exchange for the $4.75 per share cash consideration.

Q:	May I change my vote?

A:	Yes. If you hold your shares in your own name, just send the Secretary of Landmark a written revocation notice or a later-dated, signed proxy card before the special meeting or attend the special meeting and vote. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to change your vote.

Q:	What are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration generally will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign tax purposes as well. To review the tax consequences in greater detail, see the section of this proxy statement entitled “Special Factors — U.S. Federal Income Tax Consequences of the Merger.” The tax consequences of the merger to you will depend upon your own financial and tax situation. You should consult with your own tax and legal advisors for a full understanding of the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We plan to complete the merger as soon as practicable after the special meeting, subject to the satisfaction or waiver of the conditions to the merger, and we are required under the terms of the Merger Agreement to complete the merger within five business days after all such conditions are satisfied or waived. However, we cannot predict when, or if, these conditions will be satisfied or waived.

Q:	What else will happen at the special meeting?

A:	We know of no matters, other than as described in the “Notice of Special Meeting,” which are to come before the special meeting.

Q:	May I exercise dissenters’ rights if I oppose the merger?

A:	Because Virginia law does not grant dissenters’ rights to stockholders in this transaction, you will not be able to exercise dissenters’ rights.

Q:	Who can answer my questions?

A:	If you have questions about the Merger Agreement or the merger, need additional copies of these proxy materials or have any questions about Landmark’s operations, please telephone Landmark at (703) 464-1300.

SUMMARY

      The following summary, together with the previous question and answer section, provides an overview of the material information discussed in this proxy statement and presented in the attached annexes. This summary is not intended to be complete and is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You should read this entire document carefully, including its annexes, and the other documents we refer to for a more complete understanding of the merger and the other transactions contemplated by the Merger Agreement. In addition, we incorporate by reference into this proxy statement important business and financial information about Landmark. You may obtain any information incorporated by reference into, but not included with, this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”

Time, Place and Date of the Special Meeting (page 10)	The special meeting will be held at 10:00 a.m., Reston, Virginia time on Tuesday, February 19, 2002 at 12700 Sunrise Valley Drive, Reston, Virginia 20191.

Purpose of the Meeting (page 10)	Landmark is holding this meeting to approve the Merger Agreement and the merger. The full text of the Merger Agreement is attached to this proxy statement as Annex A.

Record Date and Stockholders Entitled to Vote (page 11)	You are entitled to vote at the special meeting if you owned shares of Landmark common stock at the close of business on January 14, 2002, the record date for the special meeting. You will have one vote for each share of Landmark common stock that you owned on the record date. As of the record date, there were approximately 12,486,501 shares of Landmark common stock entitled to be voted at the special meeting.

Vote Required (page 11)	In order to approve the Merger Agreement and the merger, Landmark will need the affirmative vote of the holders of two thirds of the issued and outstanding shares of Landmark common stock. Mr. McGettigan and Ms. Clark have agreed to vote to approve the Merger Agreement and the merger.

Parties to the Merger — Landmark (page 13)	Landmark provides software solutions and services that help organizations manage their critical information technology systems and solve systems management problems. The mailing address and telephone number of Landmark’s principal executive offices are 12700 Sunrise Valley Drive, Reston, Virginia 20191, (703) 464-1300.

Parties to the Merger — ASG (page 13)	ASG is a privately held computer software company that focuses on partnering with clients to improve productivity and significantly enhance performance through the intelligent use of technology. The mailing address and telephone number of the principal executive offices of ASG are 1333 Third Avenue South, Naples, Florida 34102, (800) 932-5536.

Parties to the Merger — ASG Sub (page 13)	ASG Sub, a wholly owned subsidiary of ASG, is a newly incorporated Virginia corporation organized by ASG in connection with the merger. The mailing address and telephone number of the principal executive offices of ASG Sub are 1333 Third Avenue South, Naples, Florida 34102, (800) 932-5536.

Merger Consideration (page 32)	At the effective time of the merger, each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, except for shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 in cash, without interest.

If the Merger Agreement and the merger are approved by Landmark’s stockholders on or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Ms. Clark) to vest and to convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price without interest.

Landmark expects the closing to occur within five business days after satisfaction or waiver of all the conditions to completion of the merger, but not later than April 30, 2002.

Transactions with Ms. Clark and Mr. McGettigan (page 28)	Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive from ASG, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor. The full text of the Clark Principal Share Purchase and Voting Agreement is attached as Annex C. The full text of the McGettigan Principal Share Purchase and Voting Agreement is attached as Annex D.

Ms. Clark and Mr. McGettigan will enter into agreements not to compete with Landmark, ASG or ASG Sub for a period of three years and will make certain other commitments. Under these agreements, Ms. Clark and Mr. McGettigan will receive $600,000 and $500,000, respectively, payable in equal biweekly installments over a period of one year as severance and non-competition payments, and Landmark, as a subsidiary of ASG, will:

• reimburse Ms. Clark for expenses she incurs for two trips to Naples, Florida to review ASG’s operations, including air travel originating in the continental United States, meals and lodging, for each 365-day period beginning at the effective time of the merger until the aggregate amount of consideration due under her Principal Share Purchase and Voting Agreement has been paid in full;

• donate $100,000 in the aggregate to one or more charitable organizations of Ms. Clark’s choice;

• donate $100,000 in the aggregate to one or more charitable organizations of Mr. McGettigan’s choice; and

• provide Ms. Clark and Mr. McGettigan with appropriate COBRA health benefits for 18 months after the effective time of the merger.

Factors Considered by the Special Committee in Recommending the Merger (page 19)	In determining that the merger is fair to and in the best interests of Landmark and its stockholders, the special committee, consisting of Messrs. Patrick Gross and Sudhakar Shenoy as members of the special committee and Mr. Eugene Blanchard as chair of the special committee, considered a number of factors, including without limitation the following (which were not assigned any relative weighting):

• a comparison of the historical market prices of Landmark common stock to the $4.75 per share price offered by ASG;

• the terms of the Merger Agreement and related agreements, and the ability of ASG to pay the total amount of the merger consideration in cash to all stockholders of Landmark, other than Mr. McGettigan and Ms. Clark, and the rights of Mr. McGettigan and Ms. Clark to receive payment in installments with interest;

• the rights and obligations of Ms. Clark and Mr. McGettigan under their respective severance and non-competition agreements;

• the financial performance and results of operations of Landmark, Landmark’s going concern value and a review of the alternatives to the merger and the costs of such alternatives, including the current status of the market and Landmark’s opportunities for strategic alliances; and

• the financial presentations of Updata Capital, Inc., financial advisor to the special committee, and the written opinion of Updata Capital as to the fairness of the merger consideration to Landmark’s stockholders from a financial point of view.

Opinion of the Financial Advisor to the Special Committee (page 21)	In connection with its recommendation that the Board of Directors approve the Merger Agreement and the merger, the special committee of the Board of Directors reviewed an opinion of Updata Capital, financial advisor to the special committee, stating that the transactions contemplated by the Merger Agreement were fair from a financial point of view to Landmark’s stockholders. The full text of the opinion is attached to this proxy statement as Annex B.

We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion is addressed to the special committee only and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the merger.

Effects of the Merger (page 27)	Upon consummation of the merger, ASG will own all of the issued and outstanding shares of Landmark common stock. In addition, Landmark will cease to be a publicly held corporation and Landmark’s shares of common stock will no longer be listed on Nasdaq or publicly traded. After the merger you will not bear the risk of a decline in the value of Landmark or its common stock, nor will you have the opportunity to participate in any future earnings or growth of Landmark or any increase in the value of its common stock.

Interests of Certain Persons in the Merger (page 28)	Except as described below, Landmark’s officers and directors will receive the same consideration for their shares as Landmark’s other stockholders. You should note, however, that Mr. McGettigan, Ms. Clark and Landmark’s other directors and executive officers may have other interests related to the merger and the related transactions that are different from your interests as a stockholder or that may present, or appear to present, a conflict of interest. These interests include the following:

• Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive from ASG, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

• On or prior to the closing date of the merger, each director and executive officer who holds options to purchase Landmark common stock will be entitled to receive in cash the excess, if any, of $4.75 over the option exercise price without interest.

• Ms. Clark, Mr. McGettigan and certain other officers and employees will receive payments in exchange for agreeing to restrictions contained in the severance and non-competition agreements described in this proxy statement.

• The members of the special committee will receive no special fees for their services in connection with analyzing, considering and negotiating the terms of the Merger Agreement and the merger. Each member of the Board of Directors receives a fee in the amount of $3,000 per quarter for service on the Board of Directors, including on any committee of the Board of Directors. Each member who serves as chairperson of a committee of the Board of Directors receives an additional $1,000 per quarter for service as chairperson. Fees payable to members of the Board of Directors are not based upon the number of meetings attended.

Management Ownership (page 44)	As of December 31, 2001, Landmark’s directors and executive officers owned, in the aggregate, 6,034,318 shares of our outstanding common stock, representing an aggregate of approximately 47% of our outstanding shares.

The Merger Agreement (Annex A)	The Merger Agreement is attached to this proxy statement as Annex A. The Board of Directors encourages you to read the Merger Agreement in its entirety for further information regarding the merger.

Conditions to Completion of the Merger (page 37)	The completion of the merger depends upon satisfaction or waiver of a number of conditions, including, among others, that:

• the Merger Agreement and the merger are approved by the holders of at least two thirds of the issued and outstanding shares of Landmark common stock;

• Landmark have at closing cash, cash equivalents, marketable securities and investments (including certain cash payments made by Landmark) of no less than $25.5 million;

• Landmark’s maintenance revenues for the fiscal year ended December 31, 2001 are at least $30.1 million;

• Landmark performs in all material respects each of its covenants and obligations under the Merger Agreement;

• ASG and ASG Sub perform each of their covenants and obligations under the Merger Agreement;

• the representations and warranties made by each of Ms. Clark and Mr. McGettigan in her or his respective Principal Share Purchase and Voting Agreement are true and accurate; and

• Ms. Clark and Mr. McGettigan execute and deliver to ASG, ASG Sub and Landmark non-competition agreements.

Although there is no condition to the obligations of ASG or ASG Sub to obtain financing before completing the merger, the Merger Agreement is conditioned upon the satisfaction or waiver of each of the conditions set forth in an amendment to a pre-existing credit agreement under which ASG is the borrower. Those conditions include, among others, that:

• the consideration to be paid to acquire the outstanding capital stock of Landmark shall not exceed $68,100,000;

• fees and expenses incurred in connection with the merger do not exceed $3,000,000;

• since September 30, 2001, there shall have been no material revaluation of any of the assets of ASG or any subsidiary of ASG, other than in the ordinary course of business, consistent with past practice;

• no action shall be taken with the intent of enjoining, terminating, deferring or altering the merger or the purchase by ASG of Landmark shares held by Ms. Clark and Mr. McGettigan;

• the funds must be available to consummate the merger and related transactions; and

• the merger be consummated as promptly as practical and in no event later than April 30, 2002.

Regulatory Approval (page 31)	The merger and related transactions are subject to the notification and filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules of the Federal Trade Commission. The Federal Trade Commission granted the parties’ request for early termination of the waiting period under the Hart-Scott-Rodino Act on January 9, 2002.

Dissenters’ Rights (page 42)	Landmark is organized under the corporate laws of the Commonwealth of Virginia. Virginia law does not provide for rights of appraisal or similar rights for dissenting stockholders in connection with the merger. Accordingly, Landmark stockholders will not be able to exercise dissenters’ rights.

Federal Income Tax Consequences (page 31)	The receipt of cash by Landmark’s stockholders in exchange for their shares of Landmark common stock in the merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws.

Accounting Treatment of the Merger (page 31)	The merger will be accounted for under the “purchase” method of accounting in accordance with accounting principles generally accepted in the United States.

Recommendations	The Board of Directors of Landmark and the special committee appointed by the Board of Directors to consider the merger have determined unanimously that the terms of the merger are fair to and are in the best interests of Landmark and its stockholders. The Board of Directors unanimously recommends that Landmark’s stockholders approve the Merger Agreement and the merger.

THE SPECIAL MEETING

Date, Time and Place

      This proxy statement is being furnished to you in connection with the solicitation of proxies by Landmark’s Board of Directors for use at the special meeting of Landmark stockholders scheduled to be held at 10:00 a.m. local time on Tuesday, February 19, 2002, at 12700 Sunrise Valley Drive, Reston, Virginia 20191.

      This proxy statement and the accompanying form of proxy were first mailed to stockholders of Landmark on or about January 17, 2002.

Purpose of the Special Meeting

      The purpose of the special meeting is to vote on a proposal to approve the Merger Agreement and the merger and transact such other business as may properly come before the special meeting or any adjournment of the special meeting. If the Merger Agreement and the merger are approved by Landmark’s stockholders, each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, excluding shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 per share, in cash, without interest. On or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Ms. Clark) to vest and to convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price without interest.

      Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive from ASG, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark, in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

      The Board of Directors formed a special committee consisting of Mr. Eugene Blanchard as chairperson and Messrs. Patrick Gross and Sudhakar Shenoy as members, each of whom is an independent director not employed by or otherwise affiliated with Landmark, to analyze, consider and negotiate the terms of the Merger Agreement and the merger and make a recommendation to the full Board of Directors. In connection with those responsibilities, the special committee retained Updata Capital, Inc. as its financial advisor and Shaw Pittman LLP as its legal counsel. Shaw Pittman LLP also serves as legal counsel to Landmark generally and with respect to the merger and to Mr. McGettigan with respect to the merger and related matters.

      After consideration of the factors described in the section of this proxy statement entitled “Special Factors Regarding the Merger — Factors Considered by the Special Committee in Recommending the Merger”, the special committee concluded that the merger is fair to Landmark’s stockholders and is in the best interests of Landmark and its stockholders. Accordingly, the special committee unanimously recommended to the full Board of Directors the approval of the Merger Agreement and the merger.

      The Board of Directors, upon recommendation of the special committee, has determined that the merger is fair to Landmark’s stockholders and is in the best interests of Landmark and its stockholders. Accordingly, the Board of Directors unanimously has approved the Merger Agreement and the merger and recommends that you vote to approve the Merger Agreement and the merger at the special meeting.

Stockholder Record Date for the Special Meeting

      Landmark’s Board of Directors has fixed the close of business on January 14, 2002 as the record date for purposes of determining the stockholders entitled to vote at the special meeting. Only those holders of issued and outstanding shares of Landmark common stock as of the record date will be entitled to vote at the special meeting.

Vote of Landmark Stockholders Required for Approval of the Merger Agreement and the Merger

      A majority of the outstanding shares of Landmark common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting. If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is obtained.

      Stockholders are entitled to one vote per share of Landmark common stock that they owned as of the record date. For the merger to occur, the holders of two thirds of the issued and outstanding shares of Landmark common stock must approve the Merger Agreement and the merger. On the record date, there were approximately 12,486,501 shares of Landmark common stock issued and outstanding, held by approximately 204 holders of record, of which an aggregate of approximately 6,034,318 shares, or approximately 47%, were owned by Landmark’s directors and executive officers. Under the terms of the Principal Share Purchase and Voting Agreements Ms. Clark and Mr. McGettigan have each agreed, among other things, to vote all of their shares of Landmark common stock in favor of approval of the Merger Agreement and the merger. The shares owned of record by Ms. Clark and Mr. McGettigan represent in the aggregate approximately 44% of Landmark’s issued and outstanding common stock. Ms. Clark and Mr. McGettigan have executed and delivered to certain representatives of ASG irrevocable proxies in respect of the shares owned by her or him which entitle the ASG representatives to vote Ms. Clark’s or Mr. McGettigan’s shares, as the case may be, at any meeting of the Landmark stockholders (i) to approve the Merger Agreement and the merger, (ii) in favor of any matter which would likely facilitate the merger, (iii) against approval of any proposal relating to the acquisition of 10% or more of the issued and outstanding shares of Landmark common stock, other than as contemplated by the Merger Agreement and (iv) against any proposal or action which could prohibit or discourage the merger. These proxies will expire no later than December 31, 2002.

Voting and Revocation of Proxies

      All issued and outstanding shares of Landmark common stock represented by properly executed proxies received before or at the special meeting will be voted in accordance with the instructions indicated thereon, unless revoked. If no instructions are indicated on a properly executed proxy, the shares will be voted “FOR” approval of the Merger Agreement and the merger. You are urged to mark the box on the proxy to indicate how to vote your shares.

      If a properly executed proxy is returned to Landmark and the stockholder has abstained from voting on approval of the Merger Agreement and the merger, the Landmark common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of approval of the Merger Agreement and the merger. Similarly, if an executed proxy is returned by a broker holding shares of Landmark common stock in street name which indicates that the broker does not have discretionary authority to vote on approval of the Merger Agreement and the merger, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and calculating the vote but will not be considered to have been voted in favor of approval of the Merger Agreement and the merger. Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker.

      Because approval of the Merger Agreement and the merger require the affirmative vote of the holders of two thirds of the issued and outstanding shares of Landmark common stock as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the Merger Agreement and merger.

      Landmark does not expect that any matter other than approval of the Merger Agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters unless authority to do so is withheld in the proxy.

      You may revoke your proxy at any time before it is voted by:

•	sending a written revocation notice to the Secretary of Landmark at 12700 Sunrise Valley Drive, Reston, Virginia 20191;

•	granting a subsequent proxy; or

•	appearing in person and voting at the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

      If you own your shares of Landmark common stock in “street name,” you should follow your broker’s instructions concerning how to change your vote.

Solicitation of Proxies

      If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail, telephone, the Internet, facsimile, letter, special delivery letter, telegram or personal interview by directors, officers and regular employees of Landmark, none of whom will receive additional consideration for those services. Landmark has also made arrangements with Innisfree M&A Incorporated to help in soliciting proxies for the proposed merger and special meeting and in communicating with shareholders. Landmark expects that the services to be provided by Innisfree will cost approximately $10,000 plus expenses. All costs and expenses incurred in connection with the engagement of Innisfree will be borne by ASG.

      Landmark will pay the expenses incurred in connection with the printing and mailing of this proxy statement. Landmark will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send proxies to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

      No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

      You should not send in any stock certificates with your proxies. In the event the Merger Agreement and the merger are approved, a transmittal form with instructions for the surrender of stock certificates representing issued and outstanding shares of Landmark common stock will be mailed to you as soon as practicable after consummation of the merger.

SPECIAL FACTORS REGARDING THE MERGER

The Parties to the Merger

Landmark

      Landmark provides software solutions and services that help organizations manage their critical information technology systems and solve systems management problems. Landmark’s complete integrated solutions ensure that operating systems, applications, databases, middleware and servers operate as efficiently and effectively as possible. Landmark’s products are distinct in their ability to monitor the key components of a computing environment, provide early warning of potential system problems and enable effective planning for changes in the computing environment. Landmark employs approximately 300 full time personnel. The mailing address and telephone number of Landmark’s principal executive offices are 12700 Sunrise Valley Drive, Reston, Virginia 20191, (703) 464-1300. Landmark’s common stock is traded on Nasdaq under the symbol LDMK.

ASG

      ASG’s business is to partner with clients to improve productivity and significantly enhance performance through the intelligent use of technology. ASG is a privately held global enterprise software and professional services firm that provides Global 5000 companies with a full range of applications management, operations management and information management services, including business re-engineering, systems integration and systems development. Founded in 1986 by Arthur L. Allen, ASG is headquartered in Naples, Florida, USA, with 28 offices throughout the Americas, Europe, Middle East, Africa and Asia. The company has over 725 employees and more than 4,500 clients holding 8,000 software licenses. Software Magazine ranks ASG as the 15th largest private software company worldwide. The mailing address and telephone number of the principal executive offices of ASG are 1333 Third Avenue South, Naples, Florida 34102, (800) 932-5536.

ASG Sub

      ASG Sub is a newly incorporated Virginia corporation organized by ASG to merge into Landmark in connection with the merger. ASG Sub has not carried on any activities to date and is currently wholly-owned by ASG. Until immediately prior to the effective time of the merger, it is not expected that ASG Sub will have any significant assets or liabilities or engage in activities other than those incident to its incorporation and capitalization and the transactions contemplated by the Merger Agreement. The mailing address and telephone number of the principal executive offices of ASG Sub are 1333 Third Avenue South, Naples, Florida 34102, (800) 932-5536.

Background of the Merger

      In January 2000, Ms. Clark was contacted by the chief executive officer of another software company (“Party A”) who expressed an interest in acquiring all of Landmark’s issued and outstanding shares of common stock. On January 7, 2000, Ms. Clark and the chief executive officer of Party A met to discuss a possible acquisition of Landmark. From time to time after January 7, 2000, representatives of Landmark and Party A conducted meetings to discuss a potential transaction.

      In February 2000, the Board of Directors authorized Landmark’s senior management to engage an investment banking firm to assist Landmark in evaluating strategic alternatives designed to maximize stockholder value. In March 2000, Landmark engaged Updata Capital to assist with such evaluations. In April 2000, representatives of Updata Capital contacted approximately 20 parties they had identified as potentially having an interest in receiving information in connection with a possible acquisition of Landmark. Negotiations ensued with one party that expressed a serious interest in acquiring Landmark; however, no agreement was reached and the negotiations were subsequently terminated. Discussions with Party A had continued, and in June 2000 Party A executed a confidentiality agreement and began its due diligence review of Landmark.

      On August 14, 2000, representatives of Landmark and Updata Capital met with representatives of ASG, who had initiated contact with Landmark on an unsolicited basis. After the meeting Landmark entered into a confidentiality agreement with ASG and then provided ASG with due diligence materials.

      On August 18, 2000, Party A delivered to Landmark an offer to acquire all of the issued and outstanding shares of Landmark common stock for $8.00 per share in cash. The closing sales price of Landmark common stock on that date was $4.81 per share. As a condition of the acquisition, Ms. Clark and Mr. McGettigan would be required to reinvest in Party A a significant portion of the after tax proceeds from the sale of their Landmark shares.

      On August 22, 2000, at a meeting between ASG and Landmark, ASG proposed an acquisition of all of the issued and outstanding shares of Landmark common stock for $7.50 per share in cash. The closing sales price of Landmark common stock on that date was $4.25 per share.

      One day later, after discussions with representatives of Updata Capital, ASG proposed to increase the amount it was willing to pay to $9.00 per share in a transaction in which all stockholders would receive $9.00 per share in cash except for Ms. Clark and Mr. McGettigan, who would receive approximately $5.50 per share in cash and $3.50 per share in principal amount of a three-year subordinated 7% note. ASG subjected its proposal to completion of due diligence and negotiation of definitive agreements, including the terms of the subordinated notes. The closing sales price of Landmark common stock on that date was $4.63 per share.

      Later that day the Board of Directors held a special meeting to review and discuss the proposals made by ASG and Party A. The Board of Directors discussed the relative risks and benefits associated with a transaction with each prospective bidder and determined that the proposal made by ASG was superior to the proposal made by Party A. After that discussion, the Board of Directors authorized Landmark’s management to pursue the offer from ASG further and to negotiate a letter of intent with ASG subject to the review of the Board of Directors.

      On August 25, 2000, the Board of Directors met to discuss ASG’s proposal further and authorized Landmark’s management to enter into a letter of intent with ASG. The Board of Directors also instructed management to inform Party A that Landmark had received an offer more favorable than Party A’s proposal which the Board of Directors had determined not to pursue. On the same day, management notified Party A of the Board of Directors’ decision and Party A requested that Landmark delay accepting an alternative offer in order to permit Party A to consider revising its proposal.

      On August 29, 2000, Party A informed Ms. Clark that it would increase the per share cash consideration in its proposal to $9.00 per share but would still require Ms. Clark and Mr. McGettigan to make a subsequent reinvestment in the equity of Party A. The closing sales price of Landmark common stock on that date was $3.88 per share.

      On August 30, 2000, the Board of Directors met to evaluate Party A’s revised proposal. The Board of Directors reviewed a revised term sheet and an exclusivity agreement, which provided that, for a stated period of time, Landmark would not solicit or encourage other offers to acquire Landmark. The Board of Directors also reviewed a calendar from Party A regarding the anticipated timing of the proposed acquisition. In addition, the Board of Directors discussed the risks associated with the proposed transaction, including the risk that Landmark’s anticipated near-term performance would cause Party A to reduce its $9.00 per share purchase price proposal. The Board of Directors also considered that, as compared to ASG, Party A was much further along both in its due diligence process and in its proposal of definitive terms and conditions for an acquisition. The Board of Directors determined that Party A’s proposal had a higher probability of resulting in a transaction at $9.00 per share because Party A was publicly traded and had the ability to raise the capital necessary to effect a transaction with Landmark through a public offering of its stock. Accordingly, the Board of Directors approved an exclusivity letter and instructed Landmark’s management to negotiate definitive agreements with Party A.

      On September 1, 2000, an exclusivity letter with Party A was executed. Soon thereafter, ASG was notified that its offer was no longer being considered.

      During September and October 2000, Party A’s legal counsel, accountants, financial advisors and other representatives continued their due diligence review of Landmark, made preliminary arrangements for the financing of a tender offer and subsequent merger and negotiated the terms of the merger agreement and other definitive agreements with Landmark’s legal counsel, accountants and other representatives of Landmark. Negotiations were suspended in November 2000, however, when Party A was unable to obtain financing for the proposed transactions.

      From time to time between November 2000 and February 2001, representatives from ASG and Landmark discussed the possibility of ASG’s acquisition of Landmark.

      In February 2001, ASG reiterated its interest in Landmark. At that time no valuation of Landmark was discussed; however, ASG indicated that it was no longer willing to pay $9.00 per share for Landmark’s common stock, for which closing sales prices ranged from $3.19 to $4.00 per share during that month. The Board of Directors discussed ASG’s expression of interest but determined not to proceed with a transaction with ASG at that time.

      In making this decision, the Board of Directors considered ASG’s unwillingness to pay $9.00 per share for Landmark’s stock as well as a strategic plan developed by management that focused on allocating resources to elevate certain products to preeminence in their respective markets. Although the Board of Directors believed that the price of Landmark’s common stock reflected the fact that Landmark had not met analysts’ earnings expectations, the Board of Directors also believed that by executing its strategic plan Landmark would increase its enterprise value and the price at which the company could be acquired. Accordingly, the Board of Directors decided to see how the market for enterprise software companies would develop.

      In July 2001, ASG contacted Landmark and submitted for review an outline of a new proposal pursuant to which Landmark’s stockholders (other than Ms. Clark and Mr. McGettigan) would receive $5.25 per share in cash and Ms. Clark and Mr. McGettigan would receive $5.25 per share in promissory notes for Landmark’s common stock, then trading at closing prices ranging from approximately $3.20 to $3.79 for the 30 day period ending July 11, 2001. On July 11, 2001, representatives of Landmark and ASG met at the offices of Updata Capital to discuss the proposal. At its meeting on July 17, 2001, the Board of Directors discussed ASG’s latest proposal and rejected it because it was deemed to be inadequate based upon their belief that Landmark’s enterprise value would be increased through the continued implementation of the strategic plan. At this point Landmark and ASG discontinued their talks.

      On September 10, 2001 and September 11, 2001, Landmark’s senior management held meetings during which they evaluated market conditions, assessed Landmark’s market position and strategic alternatives and discussed Landmark’s strategic plan. On September 27, 2001, Ms. Clark outlined for the Board of Directors a variety of strategic challenges facing Landmark and recommended that Landmark reconsider ASG’s proposal to purchase Landmark common stock.

      In late September 2001, ASG made a new proposal to acquire all of the issued and outstanding shares of Landmark common stock for $5.00 per share. The $5.00 per share purchase price would be paid to Landmark’s stockholders (other than Ms. Clark, Mr. McGettigan and any subsidiary of Landmark) in cash without interest. ASG represented during negotiations that it did not have available sufficient cash to pay for the shares owned by Ms. Clark and Mr. McGettigan, and that Ms. Clark and Mr. McGettigan would be paid for their shares in accordance with the terms of five-year subordinated notes bearing interest at 15% per annum, payable semi-annually. The notes would be secured by the assets of Landmark and guaranteed by Mr. Allen.

      On October 6, 2001, ASG sent to Landmark a letter of indication of interest in which ASG proposed to offer all of Landmark’s stockholders, other than Ms. Clark and Mr. McGettigan, the option to receive either (i) $5.00 per share in cash or (ii) $5.00 per share payable pursuant to a five year subordinated debt instrument with a 15% coupon rate. Under that proposal, Ms. Clark and Mr. McGettigan would receive debt instruments rather than cash for their shares of Landmark common stock. ASG subsequently decided not to proceed with an offering of debt securities to Landmark’s stockholders because it determined that the cost of such an offering was prohibitive.

      On October 16, 2001, the Board of Directors met to consider the status of its strategic plan and the terms of the ASG proposal. Ms. Clark informed the Board of Directors that Landmark’s preliminary financial results for the third quarter reflected a loss of $0.07 per share. Ms. Clark also reiterated the competitive challenges that Landmark would continue to face in the market for mainframe performance management products. The Board of Directors concluded that further study would be required before it could determine whether to pursue further implementation of the strategic plan. Representatives of Updata Capital then joined the meeting and made a presentation to the Board of Directors comparing the ASG proposal to other similar transactions that had occurred in the technology industry over the preceding 12 months and valuations resulting from other commonly used valuation techniques. Based upon those comparisons, Updata Capital concluded that the ASG proposal was fair to Landmark’s stockholders from a financial point of view. Members of the Board of Directors discussed the advantages and disadvantages of the proposed offer and authorized management to proceed with negotiations with ASG.

      On or about this time, the Board of Directors also authorized representatives of Updata Capital to contact additional parties they had identified as potentially having an interest in receiving information in connection with a possible acquisition of Landmark. On October 26, 2001, another party (“Party B”) met with members of Landmark’s management and indicated an interest in acquiring Landmark. Party B agreed to make a decision quickly and performed limited due diligence during the following week, after which Party B determined not to proceed with an offer to acquire Landmark.

      During the remainder of October and November 2001 and through December 2001, representatives of Landmark and ASG continued due diligence reviews in connection with the proposed transaction. On November 9, 2001, the Board of Directors formed a special committee consisting of Messrs. Blanchard, Gross and Shenoy, each of whom is an independent director not employed by or otherwise affiliated with Landmark. The Board of Directors authorized the special committee to analyze, consider and negotiate the terms of the Merger Agreement and the merger, to make a recommendation to the full Board of Directors and to retain advisors to assist the special committee in carrying out its responsibilities. On November 9, 2001, the special committee retained Updata Capital as its financial advisor and the existing agreement between the Board of Directors and Updata Capital was modified to reflect the arrangement between Updata Capital and the special committee. Shaw Pittman LLP, legal counsel to Landmark (generally and with respect to the merger) and to Mr. McGettigan (with respect to the merger and related matters), also acted as legal counsel to the special committee.

      On November 15, 2001, ASG revised its proposal with respect to the form of consideration to be paid to Ms. Clark and Mr. McGettigan for the shares of Landmark common stock and options to purchase shares of Landmark common stock to be acquired by ASG. Under the revised proposal, payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock would be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional services fees). The amounts owed to Ms. Clark and Mr. McGettigan would accrue interest at the rate of 15% per annum on the unpaid balance compounded semi-annually and would be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them would be unsecured; however, Arthur L. Allen, the sole stockholder of ASG, would guarantee that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements would be paid within five years of the sale of their Landmark shares and would also guarantee specified minimum annual amounts. The guarantees from Mr. Allen would be unsecured, although Mr. Allen would agree to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

      In addition, under the terms of ASG’s revised proposal Ms. Clark would indemnify ASG for any and all losses arising from a breach of certain representations and warranties related to Landmark’s business contained in her Principal Share Purchase and Voting Agreement, up to a maximum of $250,000. Ms. Clark and Mr. McGettigan also would be required to execute severance and non-competition agreements as a condition to the closing of the merger, the terms of which would extend for two years and eighteen months, respectively. The nature and amount of payments to be made in consideration of the execution and delivery of such agreements were subject to further negotiation.

      On November 15, 2001, the special committee held a telephonic meeting to discuss the structure of the merger and the terms of the Merger Agreement in light of ASG’s revised proposal. At that meeting, the special committee determined that certain terms relating to covenants and definitions contained in the Merger Agreement should be renegotiated. The special committee did not discuss the form of consideration that would be paid to Mr. McGettigan and Ms. Clark because the parties had not yet reached an agreement on that point.

      On or about November 16, 2001, ASG, Ms. Clark and Mr. McGettigan agreed that the installment payments to be made to Ms. Clark and Mr. McGettigan for the purchase of their shares of Landmark common stock would be in the form of royalty payments rather than notes under their agreements. Ms. Clark and Mr. McGettigan would receive on a semi-annual basis a pro rata share of cash receipts relating to Landmark products. The royalty payments would accrue interest at the rate of 15% per annum but would be unsecured. Following further discussion on or about November 28, 2001, Mr. Allen confirmed that he would guarantee all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to the Principal Share Purchase and Voting Agreements and specified minimum annual amounts. The guarantees from Mr. Allen would be unsecured, although Mr. Allen would agree to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor. In addition, ASG proposed to pay Ms. Clark $300,000 under the terms of her severance and non-competition agreement, and proposed that ASG would donate $100,000 in the aggregate to one or more charitable organizations of Mr. McGettigan’s choice as consideration under the terms of his severance and non-competition agreement.

      On or about December 1, 2001, ASG proposed that ASG and Landmark apportion any liability that may arise in connection with the termination of some of Landmark’s foreign contracts. After discussion, Ms. Clark agreed that she would be liable for up to $100,000 of any such liability after a minimum threshold amount had been paid by ASG in respect of such contracts. Landmark advised ASG that, due to concerns about confidentiality, it would not be in a position to make representations and warranties about its foreign subsidiaries until after the date of the public announcement of the merger. The parties agreed that the Merger Agreement would provide that Landmark would provide to ASG and ASG Sub a supplemental disclosure letter containing certain information about its foreign subsidiaries no later than 15 days after the date of the Merger Agreement. ASG would be permitted to terminate the Merger Agreement if, within five business days after delivery of such letter, it discovered any information that would reasonably cause it to lower materially its valuation of Landmark.

      On December 3, 2001, representatives of Updata Capital made a presentation to the special committee which included an overview of the proposed transaction, an overview of Landmark and the valuation analyses used by Updata Capital. During the presentation, the representatives of Updata Capital described the methodologies used to determine whether the proposal by ASG was fair to Landmark’s stockholders from a financial point of view. They also explained the correlation between the ASG proposal and the valuation analyses, which included a comparable companies analysis, a comparable transactions analysis, a premiums paid analysis and a discounted cash flow analysis. Updata Capital’s representatives also discussed the financial condition of ASG’s business and the consent needed under ASG’s credit facility to close the transactions contemplated by the Merger Agreement. Updata Capital representatives then presented an overview of the transactions with Ms. Clark and Mr. McGettigan. The members of the special committee discussed the issues presented by the representatives of Updata Capital and considered several changes that had been made to the transaction documents since their last review. The members also discussed the conflicts of interest described in the section of this proxy statement entitled “Interests of Certain Persons in the Merger and Related Transactions.”

      On December 4, 2001, ASG notified Landmark that, after further due diligence review, it was reducing the price at which it was willing to purchase Landmark’s common shares. ASG indicated that Landmark’s declining maintenance revenue base was lower than ASG had expected. In addition, ASG indicated that the costs associated with terminating or complying with certain of Landmark’s existing contracts might be higher than ASG had expected. As a result, ASG stated that the price at which it was willing to purchase Landmark common stock was $4.75 per share. In addition, ASG requested and Ms. Clark and Mr. McGettigan agreed to a reduction of the rate of interest that would accrue on the royalty payments to be made to each of them from 15% per annum to 13% per annum and an extension of the terms of their respective severance and non-competition agreements from two years and eighteen months, respectively, to three years for each. In consideration, ASG agreed that (i) the compensation to be paid under Ms. Clark’s severance and non-competition agreement would be increased from $300,000 to $600,000 and that Mr. McGettigan would receive $500,000 under his severance and non-competition agreement, (ii) the severance and non-competition agreements would be further revised as outlined in the following two paragraphs and (iii) ASG would eliminate Ms. Clark’s obligation to indemnify ASG for breaches of certain representations and warranties under her Principal Share Purchase and Voting Agreement and for costs arising in connection with the termination of some foreign contracts. In addition, because Mr. Allen’s pledge of e-Security, Inc. shares to secure amounts owed to Mr. McGettigan could not be obtained without consents of other e-Security, Inc. stockholders, Mr. McGettigan and Mr. Allen agreed that Mr. Allen would use his reasonable best efforts to obtain such consents.

      ASG, Ms. Clark and Mr. McGettigan engaged in additional discussions regarding the terms of their respective severance and non-competition agreements. Under the proposed terms of her severance and non-competition agreement, Ms. Clark would receive: (i) severance and non-competition payments in the amount of $600,000, payable in equal biweekly installments over a period of one year; (ii) reimbursement for expenses she incurs for two trips to Naples, Florida to review ASG’s operations, including air travel originating in the continental United States, meals and lodging, for each 365-day period beginning at the effective time of the merger until the aggregate amount of consideration due under her Principal Share Purchase and Voting Agreement has been paid in full; (iii) the right to direct Landmark to donate $100,000 in the aggregate to one or more organizations of Ms. Clark’s choice and (iv) provision by Landmark of appropriate COBRA health benefits for 18 months after the effective time of the merger.

      Under the proposed terms of his severance and non-competition agreement, Mr. McGettigan would receive: (i) severance and non-competition payments in the amount of $500,000, payable in equal biweekly installments over a period of one year; (ii) the right to direct Landmark to donate $100,000 in the aggregate to one or more organizations of Mr. McGettigan’s choice and (iii) provision by Landmark of appropriate COBRA health benefits for 18 months after the effective time of the merger.

      On December 6, 2001, all of the special committee met with representatives of Updata Capital and counsel to consider the revised terms of the ASG acquisition. Messrs. Shenoy and Gross participated in the meeting telephonically. At the meeting, the representatives of Updata Capital made a presentation to the special committee, which included an overview of the proposed transaction, an overview of Landmark and the valuation analyses used by Updata Capital with respect to the revised per share purchase price for Landmark’s common stock. During the presentation, the representatives of Updata Capital described the methodologies used to determine whether the revised proposal by ASG was fair to Landmark’s stockholders from a financial point of view. They also explained the correlation between the revised proposal by ASG and the valuation analyses, which included a comparable companies analysis, a comparable transactions analysis, a premiums paid analysis and a discounted cash flow analysis. The special committee discussed with Updata Capital representatives and counsel whether ASG would be willing to pay more than $4.75 per share in connection with its acquisition of Landmark and concluded that, based upon ASG’s representations, ASG would not pay a higher price. The special committee also considered the uncertainty with respect to the price at which Landmark’s stock might trade in the future and the possibility that, if the merger is not consummated, there could be no assurance that any future transaction would yield $4.75 or more per share. At the meeting, Updata Capital delivered its fairness opinion to the effect that, as of the date of that opinion, the consideration to be received by Landmark stockholders in the merger and the transactions contemplated by the merger were fair from a financial point of view to Landmark’s stockholders. After deliberation, the special committee concluded that the merger is fair to Landmark’s stockholders and is in the best interests of Landmark and its stockholders. Mr. Shenoy’s telephone connection with the meeting was inadvertently terminated and Messrs. Blanchard and Gross voted to recommend to the full Board of Directors the approval of the Merger Agreement and the merger. Mr. Shenoy was able to reestablish his telephone connection with the meeting and voted to recommend to the full Board of Directors the approval of the Merger Agreement and the merger. Accordingly, the special committee unanimously recommended to the full Board of Directors the approval of the Merger Agreement and the merger.

Recommendation of the Special Committee and the Board of Directors

      The Board of Directors met at a special meeting on December 6, 2001 immediately following the meeting of the special committee. The Board of Directors heard a report of the special committee concerning its deliberations regarding the proposed transaction between Landmark and ASG. Upon recommendation of the special committee, the Board of Directors determined that the merger is fair to Landmark’s stockholders and is in the best interests of Landmark and its stockholders. Accordingly, the Board of Directors unanimously has approved the Merger Agreement and the merger and recommends that you vote to approve the Merger Agreement and the merger at the special meeting. Immediately following the special meeting of the Board of Directors, the Merger Agreement was executed by Landmark, ASG and ASG Sub and a press release was issued announcing the execution of the Merger Agreement.

Factors Considered by the Special Committee in Recommending the Merger

      In determining to approve the Merger Agreement, that the merger is fair to Landmark’s stockholders and that it should recommend to the Board of Directors the approval of the Merger Agreement and the merger, the special committee considered the following factors:

•	Market Price, Net Book Value and Premium. The special committee considered the historical market prices of Landmark common stock compared to the $4.75 per share purchase price contemplated by the Merger Agreement, which represents a 75.9% premium over the $2.70 closing price per share of Landmark common stock on December 5, 2001, which was the last day Landmark common stock traded prior to the date on which the Merger Agreement was announced, and a 115.9% premium over the $2.20 closing price per share on October 24, 2001, the date which was 30 trading days prior to the announcement of the merger. Based upon the course of the negotiations between Landmark and ASG and the performance of the closing price of Landmark’s common stock over the trailing twelve month period, the special committee believed that the terms of the Merger Agreement were as favorable as ASG would be willing to offer at that time to acquire Landmark’s common stock. The special committee also considered the range of trading prices for Landmark’s common stock during the preceding 12-month period, the uncertainty with respect to the price at which Landmark’s stock might trade in the future and the possibility that, if the merger is not consummated, there could be no assurance that any future transaction would yield $4.75 per share.

•	Landmark’s Current and Historical Results. The special committee considered the current and historical financial condition and results of operations of Landmark, noting the recent decline in Landmark’s financial performance, current global economic and market conditions (including current economic uncertainty in and the impact of the slowing global economy on the mainframe market), Landmark’s declining going concern value, Landmark’s declining maintenance renewals and Landmark’s lack of strategic prospects.

•	Current Status of the Market and Available Resources. The special committee considered the increase in competition in the enterprise software market, the technological and financial resources available to Landmark’s competitors, particularly in light of Landmark’s size relative to its competitors and the competitive difficulties Landmark would face if unable to obtain the level of technological and financial resources that are available to its competitors.

•	Landmark’s Dependence upon Acquisition Opportunities for Long-term Growth. The special committee considered the dependence of Landmark’s long term growth on identifying, consummating and integrating acquisition opportunities. The special committee observed that Landmark received approxi-

mately 1% of total sector revenues in a market which after consolidation consisted of only four public companies comparable to Landmark. The special committee observed that, due to consolidation and the relatively few number of potential targets, future acquisitions would require increased capital and other resources.

•	The Likelihood of Continued Consolidation in the Relevant Industries. The special committee considered the likelihood of continued consolidation in the industries in which Landmark competes and the possibility that changes resulting from such consolidation, including increased competition fueled by a rapid evolution of technology, could adversely affect Landmark and its stockholders.

•	Absence of Superior Offers. The special committee considered Landmark’s attempts in 2000 and 2001 to solicit acquisition offers. Such attempts did not result in definitive agreements. For a discussion of Landmark’s efforts to solicit acquisition offers, see the section of this proxy statement entitled “Special Factors Regarding the Merger — Background of the Merger.”

•	Consideration of the Transactions among ASG, Ms. Clark and Mr. McGettigan. The special committee reviewed the form of consideration to be received by Ms. Clark and Mr. McGettigan in the share purchase occurring prior to the effective time of the merger and other obligations as set forth in their Principal Stock Purchase and Voting Agreements as compared to the cash payment to be received by the other Landmark stockholders at the effective time of the merger. Among its considerations were (i) the interest rate of 13% per annum that would accrue semi-annually on unpaid amounts over a five-year period as it relates to (A) the risk to Ms. Clark and Mr. McGettigan of non-payment of amounts owed under their respective Principal Share Purchase and Voting Agreements and (B) the time value of money, (ii) the fact that amounts owed to Ms. Clark and Mr. McGettigan would be guaranteed by Mr. Allen, (iii) the fact that the guarantee in favor of Mr. McGettigan would be secured by a pledge of 5,000,000 shares of the common stock of e-Security, Inc., a private company, to the extent that the pledge would be permitted under the stockholders’ agreement among the stockholders of e-Security, Inc., (iv) the cash to be received by Ms. Clark in exchange for her outstanding options to purchase shares of Landmark common stock, (v) the payments and other benefits to be received by Ms. Clark and Mr. McGettigan under their severance and non-competition agreements and (vi) the irrevocable proxies to be executed by Ms. Clark and Mr. McGettigan in respect of the shares owned by them which would entitle ASG representatives to vote Ms. Clark’s or Mr. McGettigan’s shares, as the case may be, at any meeting of the Landmark stockholders (A) to approve the Merger Agreement and the merger, (B) in favor of any matter which would likely facilitate the merger, (C) against approval of any proposal relating to the acquisition of 10% or more of the issued and outstanding shares of Landmark common stock, other than as contemplated by the Merger Agreement and (D) against any proposal or action which could prohibit or discourage the merger.

•	Extensive Arms-length Negotiations between Landmark and ASG. The special committee considered the history of Landmark’s discussions with ASG and other parties and the extensive arms-length negotiations between Landmark and ASG that resulted in the $4.75 per share cash purchase price. Based on these negotiations, the special committee concluded that the terms of the Merger Agreement were as favorable as ASG would be willing to offer at that time to acquire Landmark’s common stock.

•	Terms of the Merger Agreement. The special committee considered the terms of the Merger Agreement, including:

•	the ability of Landmark’s Board of Directors, in the exercise of its fiduciary duties, (i) to cause Landmark to furnish confidential information about Landmark to third parties making unsolicited alternative acquisition proposals and (ii) to terminate the Merger Agreement in order to permit Landmark to enter into an alternative business combination transaction which the Board of Directors determines to be more favorable to Landmark’s stockholders compared to the merger with ASG, subject to Landmark’s payment of a $3 million termination fee to ASG;

•	the parties’ representations, warranties and covenants;

•	the conditions to the parties’ respective obligations;

•	the ability of ASG to terminate the Merger Agreement; and

•	the payment of cash consideration to stockholders of Landmark, other than Ms. Clark and Mr. McGettigan, in exchange for their shares of Landmark common stock.

•	Updata Capital’s Analyses and Opinion. The special committee considered the analyses of Updata Capital and Updata Capital’s written opinion delivered at the meeting of the special committee held on December 6, 2001 to the effect that, as of that date and subject to the factors and assumptions set forth in its opinion, the transactions contemplated by the Merger Agreement were fair from a financial point of view to the stockholders of Landmark. Updata Capital performed a variety of financial and comparative analyses regarding the valuation of Landmark, including a discounted cash flow analysis, a comparison of valuation ratios of Landmark with those of publicly traded companies that Updata Capital deemed relevant for purposes of its opinion, a review of then recent control transactions involving companies that Updata Capital deemed similar to Landmark for purposes of its opinion and an analysis of the premiums paid in change of control transactions involving public companies that Updata Capital deemed similar to Landmark for purposes of its opinion. For a more complete description of Updata Capital’s analyses and its written opinion, see the section of this proxy statement entitled “Special Factors — Opinion of the Financial Advisor.”

      In addition to the foregoing factors, which the special committee considered as generally supporting the merger, they also considered the following countervailing factors:

•	No Future Participation in Landmark. The special committee considered the fact that if the merger is consummated, Landmark’s current stockholders will not participate in the future earnings and growth of Landmark and will not have any right to vote on corporate matters.

•	Possible Increase in Market Price of Landmark Common Stock. The special committee considered the possibility that, if the merger is not consummated, Landmark’s future stock price could exceed $4.75 per share or a future offer to acquire Landmark for more than $4.75 per share might materialize.

•	Insufficient Cash to Fund All Cash Purchase of Shares. The special committee considered ASG’s representation that neither it nor ASG Sub would have sufficient cash at the effective time of the merger to pay for the shares of Landmark common stock owned by Ms. Clark and Mr. McGettigan in cash.

•	Taxable Transaction. The special committee considered that the merger would generally result in a taxable transaction for Landmark’s stockholders, including those who may otherwise have preferred retaining their Landmark stock in order to defer the occurrence of a taxable event.

      In the opinion of the special committee, the countervailing factors were not sufficient, either individually or collectively, to outweigh the benefits of the proposed merger to Landmark’s stockholders.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the Merger Agreement, the special committee did not find it practicable and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual members of the special committee may have given different weights to different factors.

Opinion of the Financial Advisor

      Updata Capital acted as financial advisor to the special committee in connection with the merger and assisted the special committee in its examination of the fairness from a financial point of view of the transactions contemplated by the Merger Agreement to Landmark’s stockholders. The special committee selected Updata Capital as its financial advisor based upon Updata Capital’s experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions.

      Updata Capital made a presentation to the Board of Directors on October 16, 2001 comparing the ASG proposal to other similar transactions that had occurred in the technology industry over the preceding

12 months and valuation information resulting from the use of other commonly used valuation techniques. Based upon those comparisons, Updata Capital concluded that the ASG offer was fair to Landmark’s stockholders from a financial point of view. On December 3, 2001 and December 6, 2001, Updata Capital participated in meetings of the special committee during which the special committee considered the Merger Agreement and the merger. At the meeting held on December 6, 2001, Updata Capital delivered to the special committee a written opinion, dated as of December 6, 2001, that as of that date the transactions contemplated by the Merger Agreement were fair from a financial point of view to the stockholders of Landmark.

      The full text of the written fairness opinion of Updata Capital, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review by Updata Capital in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Landmark stockholders are urged to read the Updata Capital opinion in its entirety. Updata Capital has consented in writing to the inclusion of the opinion in this proxy statement. The following summary of Updata Capital’s opinion is qualified in its entirety by reference to the full text of the opinion. Updata Capital’s opinion is directed to the special committee only and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger Agreement or the merger. Updata Capital states in its opinion that it does not believe that any other person other than the special committee has the legal right under state law to rely on its opinion, and that, in the absence of any governing precedents, it would resist any assertion otherwise. If necessary the matter would be determined by a court of competent jurisdiction. Whether or not any other person other than the special committee has the legal right under state law to rely on Updata Capital’s opinion would have no effect on the rights and responsibilities of Updata Capital or the special committee under the federal securities laws. Updata Capital’s opinion addresses the fairness of the consideration to Landmark stockholders only from a financial point of view and does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of Landmark’s Board of Directors to proceed with or effect the merger or any other aspect of the merger. The Updata Capital opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the merger.

      In rendering its opinion, Updata Capital, among other things:

•	reviewed a draft of the Merger Agreement dated December 4, 2001, drafts dated December 5, 2001 of the arrangements between Ms. Clark, Mr. McGettigan, ASG and Mr. Allen and related documents, and based its opinion on the understanding that the terms and conditions of these documents would not materially change from the drafts reviewed;

•	reviewed Landmark’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 1999, including the audited financial statements included therein, and each of Landmark’s Quarterly Reports on Form 10-Q for the fiscal quarters ended from March 31, 2000 through September 30, 2001, including the unaudited financial statements included therein, as amended, as applicable;

•	reviewed certain internal financial and operating information, including certain projections relating to Landmark prepared by Landmark management;

•	participated in discussions with Landmark management concerning the operations, business strategy, financial performance and prospects for Landmark;

•	reviewed the reported closing prices and trading activity for Landmark’s common stock for the 12 months prior to the effective date of the Merger Agreement;

•	compared certain aspects of the financial and market performance of Landmark with public companies it deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions it believed to be comparable in whole or in part to the proposed transaction;

•	reviewed ASG’s audited financial statements for the fiscal years ended December 31, 2000 and December 31, 1999 and nine months ended September 30, 2001;

•	reviewed ASG management’s projections and pro forma statements for the combined company;

•	assessed, based on discussions with management of each of Landmark and ASG, the strategic rationale for the proposed transaction;

•	assisted in negotiations and discussions related to the proposed transaction among Landmark, ASG and their respective legal and financial advisors; and

•	conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

      Updata Capital did not assume responsibility for independent verification of and did not independently verify any of the information concerning Landmark or ASG considered in connection with its review of the proposed transaction, including without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Updata Capital assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and projections used in its analysis, Updata Capital assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Landmark and expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which such forecasts or projections were based. For the purposes of its opinion Updata Capital also assumed that Landmark was not a party to any pending material transactions other than the transactions contemplated by this proxy statement and transactions in the ordinary course of conducting its business. In connection with its opinion Updata Capital did not prepare or obtain any independent valuation or appraisal of any of the assets of Landmark, and it did not evaluate or provide an opinion concerning the value of ASG.

      Updata Capital did not opine on, nor did its opinion consider:

•	the tax consequences of the merger, including tax consequences to any holder of Landmark common stock;

•	the relative merits of the merger as compared to any alternative business strategies that might exist for Landmark;

•	the effect of any other transaction in which Landmark might engage; or

•	the business merits of the form or terms of the Merger Agreement.

      In performing its analysis, Updata Capital used published Wall Street estimates of the financial performance of Landmark for calendar years 2001 and 2002 and made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Landmark, ASG or Updata Capital. The analyses performed by Updata Capital and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. Because Updata Capital’s analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Landmark, ASG or their respective advisors, neither Landmark, ASG, Updata Capital nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or sold.

      Updata Capital’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in the conditions would require a reevaluation of the opinion. Although subsequent developments may affect its opinion, Updata Capital has assumed no obligation to update, revise or reaffirm it.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Updata Capital’s analyses set forth below summarizes the material analyses presented to the special committee but is not a complete description of the presentation by Updata Capital to the special committee or the analyses performed by Updata Capital in connection with preparing its opinion. In arriving at its opinion, Updata Capital did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Updata Capital believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Updata Capital presentation to the special committee and Updata Capital’s opinion.

      The terms of the proposed transaction, including the type and amount of consideration, were determined through negotiations between Landmark and ASG and were approved by the special committee. Although Updata Capital provided advice to Landmark during the course of these negotiations, the decision to enter into the transaction was solely that of the special committee and the Board of Directors. As described above, the opinion of Updata Capital as to the fairness of the merger consideration from a financial point of view was only one of a number of factors taken into consideration by the special committee in making its determination to approve the proposed transaction.

      The following is a brief summary of the material financial analyses performed by Updata Capital in connection with providing its opinion to the special committee on December 6, 2001.

      Analysis of Publicly Traded Companies Considered Comparable to Landmark. This analysis reviews a business’ operating performance relative to a group of peer companies to determine an implied value. Updata Capital chose firms that are comparable to Landmark in that they participate in the mainframe computer industry. Using management and published Wall Street estimates, Updata Capital compared Landmark and the peer group companies based on their enterprise values, calculated as a multiple of each of revenues and earnings before interest and taxes, or EBIT, and based on their price to earnings (P/E) ratios. Updata Capital chose these indices for the comparison because valuations based on these relationships are generally accepted in the analysis of technology companies.

      For purposes of Updata Capital’s analysis, a company’s enterprise value is its stock price multiplied by its common shares outstanding (assuming the exercise or conversion of all outstanding options and convertible securities) plus the value of outstanding debt and preferred stock, minus cash and cash equivalents, as shown on the company’s most recent publicly available balance sheet. Updata Capital used closing per share prices as of December 3, 2001 in its calculations.

      The companies that Updata Capital used in its comparison were BMC Software, Inc., Computer Associates International, Inc., Compuware Corporation and Macro 4 plc.

      Updata Capital determined mean and median enterprise values for these companies calculated as a multiple of revenue and EBIT and determined P/E ratios for these companies. As depicted in the following table, Updata Capital applied the resulting multiples for the comparable companies to actual and projected results of operations of Landmark for the twelve months ended September 30, 2001, the calendar year 2001 and, in the case of P/E ratios, calendar year 2000. The revenue multiple calculation resulted in a range of implied value per share of Landmark of $11.37 to $13.06; however due to Landmark’s operating loss it was not possible to derive an implied value per share from the EBIT multiple or P/E ratio calculations. All calculations were based on 12,486,500 shares and 1,413,490 options and warrants.

	EV/Revenues		EV/EBIT		P/E

	12		12			12
	Mths	CY2001	Mths	CY2001	CY2000	Mths	CY2001

Comparable Companies
Mean	3.1x	3.1x	20.3x	27.4x	24.2x	26.2x	29.3x
Median	2.7x	2.8x	21.0x	22.0x	26.2x	28.8x	25.8x
Landmark Results ($mil, except share data)	$58.5	$57.9	$(2.3)	$(2.7)	N/A	N/A	N/A
Value of Landmark/Share
Mean	$13.06	$12.91	$0.00	$0.00
Median	$11.37	$11.67	$0.00	$0.00

      Updata Capital noted that, unlike any of the comparable companies reviewed, Landmark has an existing and projected operating loss which causes its stock to trade at a multiple lower than those of the other companies reviewed. In addition, the price of Landmark’s stock reflects Landmark’s size relative to comparable companies and the fact that other companies do not focus exclusively on mainframe software. For example, on December 5, 2001, the day before the first public announcement of the transaction with ASG, Landmark’s multiple of enterprise value to revenue was 0.16 based on Landmark’s closing stock price of $2.70 per share on that day. As a result, notwithstanding the enterprise value to revenue multiples at which some comparable companies are valued, Updata Capital believed that Landmark’s shareholders would not realize a value approaching those multiples in the public market.

      Analysis of Selected Transactions. This analysis provides a valuation range based on financial information of selected public companies which have been recently acquired and are in similar industries as the business being evaluated. Using published Wall Street estimates, Updata Capital compared the proposed transaction with 14 selected merger and acquisitions transactions involving large systems software management companies which closed between June 1999 and May 2001. In Updata Capital’s view, these transactions resemble the transaction between Landmark and ASG in terms of their software focus and the fact that publicly traded companies were involved.

      For each transaction Updata Capital calculated the value ascribed to the target in the transaction as a multiple of revenues and operating income for the 12 months preceding the announcement of the transaction where data was available and meaningful. All multiples for the selected transactions were based on public information available at the time of public announcement. Applying the means and medians of these sets of multiples to Landmark’s estimated calendar year 2001 revenues resulted in a range of implied per share value of Landmark of $9.17 to $10.42, as detailed in the table below. As in the case of the analysis of comparable companies, due to Landmark’s operating loss and other factors described above, a valuation could not be determined from the operating income calculation.

	Value/Revenue	Value/Operating Income

Comparable Transactions
Mean	2.5x	26.6x
Median	2.2x	25.0x
Landmark 2001 Results ($mil)	$57.9	N/A
Valuation of Landmark per Share
Mean	$10.42	$0.00
Median	$9.17	$0.00

      Updata Capital determined that neither the comparable company analysis nor the comparable transaction analysis was the most appropriate measure of the valuation of a company like Landmark that experiences operating losses because the analyses cannot derive an implied valuation based on the company’s operating losses. Rather, the only valuation that could be determined is based on revenues, which may not be reflective of the financial strength of the company and may not, as in the case of Landmark, indicate the value that a stockholder can receive for his or her shares in the public market. As a result, Updata Capital concluded that an analysis such as a premium analysis that compares the transaction consideration with the value a stockholder could otherwise obtain in the public market would more appropriately indicate the financial fairness of the transaction to Landmark’s stockholders.

      Premium Paid Analysis in Selected Transactions. Updata Capital reviewed premiums paid in 45 merger and acquisitions transactions of publicly traded software companies from October 1999 through August 2001 at one day and thirty days prior to the announcement of the transactions. The mean premiums paid over the target’s stock price one trading day and thirty trading days prior to the announcement were 38.8% and 50.3%, respectively. As detailed in the table below, based upon Landmark’s closing stock prices of $2.70 on December 5, 2001 and $2.20 on October 24, 2001, the premium analysis indicates a range of implied per share value for Landmark between $3.75 and $3.28.

	Merger Consideration Premium
	over Market Price

	1 Day Prior to	30 Trading Days Prior to
	Announcement	Announcement

Premiums for Software Transactions
Mean	38.8%	50.3%
Median	38.9%	49.0%
Landmark Stock Price	$2.70	$2.20
Valuation of Landmark per Share
Mean	$3.75	$3.31
Median	$3.75	$3.28

      Updata Capital observed that the $4.75 per share consideration offered in the transaction was a 75.9% premium over the closing price of Landmark’s common stock on the day before the announcement of the transaction and a 115.9% premium over the closing price 30 trading days before the announcement.

      Updata Capital concluded that the premium analysis was a better indication of the relative fairness of the transaction than the two preceding analyses because, unlike those methods, it takes into account the value that Landmark’s stockholders can obtain from selling their shares in the public market.

      Discounted Cash Flow Analysis. Updata Capital calculated a range of theoretical values for Landmark based upon projected discounted cash flows from 2002-2006 and a terminal value based upon a multiple of 2006 revenue. Results were based on financial estimates prepared by Landmark’s management through 2006, Updata Capital’s analysis of revenues and discount rates between 20% and 35%. Changes in these estimated ranges, or in management’s estimates of business performance, would change the implied theoretical values. The discounted cash flow analysis produced a range of theoretical values of Landmark stock, depending on the assumptions utilized, from $0.48 to $2.76 per share as detailed in the table below.

	Multiple of Estimated 2006 EBIT

Discount Rate	0.5x	1.0x	1.5x

20.0%	$0.88	$1.82	$2.76
25.0%	$0.71	$1.48	$2.25
30.0%	$0.58	$1.21	$1.84
35.0%	$0.48	$1.00	$1.52

      Principal Stockholders of Landmark. Updata Capital also considered whether the payment terms of the transaction were fair to Ms. Clark and Mr. McGettigan from a financial point of view. Updata Capital determined that an interest rate of 13% per annum on the notes to be received by Ms. Clark and Mr. McGettigan was reasonable based upon the risk to be assumed and interest rates on other debt instruments in the market. For example, the average prevailing interest rate on comparable debt instruments issued by information technology companies that are comparable to Landmark is approximately 23%.

      Updata Capital, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and other investment banking activity. Updata Capital may in the future provide investment banking or other financial advisory services to Landmark or ASG or their affiliates and may receive fees for the rendering of such services.

Fees and Other Information

      In February 2000 the Board of Directors authorized Landmark’s senior management to engage Updata Capital to assist Landmark in evaluating strategic alternatives designed to maximize stockholder value. As a condition to entering into such engagement, Landmark agreed to indemnify Updata Capital upon the occurrence of certain events. Subsequently, the special committee retained Updata Capital under an engagement letter dated November 9, 2001 which amended the previous engagement letter but retained the condition that Landmark would be responsible for indemnifying Updata Capital.

      Pursuant to the terms of the engagement letter between Updata Capital and the special committee, which were proposed by Updata Capital and accepted by the special committee, upon consummation of an acquisition of Landmark, Landmark will pay to Updata Capital a transaction-based fee equal to (i) 5% of the first $5 million of consideration, (ii) 3% of the next $5 million of consideration and (iii) 1% of all consideration beyond the first $10 million received in connection with the transaction. In addition, the special committee has agreed that Landmark will reimburse Updata Capital for reasonable out-of-pocket expenses incurred by Updata Capital in connection with its engagement. Updata Capital’s fees and expenses are estimated to total approximately $891,196.00.

Plans for Landmark Following the Merger and Certain Effects of the Merger

      Upon consummation of the merger, Landmark will be solely owned and controlled by ASG and Landmark’s existing stockholders will hold no equity interest in Landmark. ASG has indicated that at some time after the merger Landmark may be merged with and into an affiliate of ASG.

      The financing for the merger is anticipated to come from Landmark’s cash balances at the effective time of the merger, ASG’s cash balances at the effective time of the merger and, with respect to payments for shares owned by Ms. Clark and Mr. McGettigan, cash flows derived from the operations of ASG and cash flows derived from the operations of Landmark following the merger.

      The Merger Agreement provides that, at the effective time of the merger, the board of directors of ASG Sub will become the board of directors of Landmark and the officers of ASG Sub will become the officers of Landmark. The Merger Agreement also provides that, at the effective time of the merger, the articles and bylaws of Landmark will be the articles and bylaws of the surviving corporation.

      Upon consummation of the merger, Landmark’s existing stockholders will not bear the risk of a decline in the value of Landmark or its common stock, nor will they have the opportunity to participate in any future earnings or growth of Landmark or any increase in the value of its common stock. At the effective time of the merger, each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, excluding shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 per share, in cash, without interest. In addition, on or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Ms. Clark) to vest and to convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price without interest. Mr. McGettigan does not hold any options.

      Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns and will receive in exchange for that stock $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

      Landmark common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and trades on Nasdaq. As a result of the merger, the stock will be delisted from Nasdaq and its registration under the Exchange Act will be terminated. Consequently, Landmark will no longer be required to comply with the proxy rules or periodic reporting requirements under the federal securities laws or file information with the Securities and Exchange Commission. Landmark’s officers, directors and large beneficial owners will be relieved of the reporting requirements and restrictions on insider trading under the Exchange Act.

Conduct of Landmark’s Business if the Merger is not Consummated

      It is possible that the merger will not be completed. The merger will not be completed if, for example, the holders of two-thirds of Landmark’s issued and outstanding common stock do not approve the Merger Agreement and the merger. If the merger is not completed, Landmark would continue its current operations and would remain a publicly held corporation and Ms. Clark and Mr. McGettigan would have no obligation to sell their shares of Landmark common stock to ASG. Further, Landmark would not cause outstanding options to purchase shares of Landmark common stock to convert into the right to receive the excess, if any, of $4.75 over the option exercise price. Landmark would remain listed on Nasdaq and would be traded publicly, and would continue to consider, from time to time, all available options with respect to the future of its business and operations.

      In the event that the merger is not consummated, Landmark’s Board of Directors expects that Landmark’s current management (other than Frederick S. Rolandi, III, Landmark’s Chief Financial Officer) would continue in office and operate Landmark’s business substantially as it is presently operated. Further, Ms. Clark and Mr. McGettigan would not enter into severance and non-competition agreements required as a condition to closing the merger and other officers and employees of Landmark who otherwise would be required to enter into severance and non-competition agreements would not enter into such agreements.

Interests of Certain Persons in the Merger and Related Transactions

      In considering the recommendations of the special committee and the Board of Directors with respect to the merger, stockholders should be aware that Ms. Clark, Mr. McGettigan and Landmark’s other directors and executive officers may have interests in the merger and the related transactions that are different from your interests as a stockholder or that may present, or appear to present, a conflict of interest. These interests include (i) the form of consideration to be received by Ms. Clark and Mr. McGettigan in respect of their shares of Landmark common stock, (ii) the cash to be received by option holders in exchange for their outstanding options to purchase shares of Landmark common stock, (iii) payments and other benefits to be received by Ms. Clark, Mr. McGettigan and certain officers of Landmark under their respective severance and non-competition agreements and (iv) the continuation of indemnification provisions and insurance. The special committee was aware of these potential or actual conflicts of interest in its determinations.

      Transactions between ASG, Ms. Clark and Mr. McGettigan. Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by

ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark, in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

      In addition, Ms. Clark and Mr. McGettigan have executed and delivered to certain representatives of ASG irrevocable proxies in respect of the shares owned by them which entitle the ASG representatives to vote their shares at any meeting of the Landmark stockholders (i) to approve the Merger Agreement and the merger, (ii) in favor of any matter which would likely facilitate the merger, (iii) against approval of any proposal relating to the acquisition of 10% or more of the issued and outstanding shares of Landmark common stock, other than as contemplated by the Merger Agreement and (iv) against any proposal or action which could prohibit or discourage the merger. These proxies will expire no later than December 31, 2002.

      Cash for Options. Certain directors and executive officers of Landmark, including Ms. Clark, hold options to purchase Landmark common stock which Landmark will cause to vest subject to the approval of the Merger Agreement and the merger by Landmark’s stockholders on or prior to the closing date of the merger. If the Merger Agreement and the merger are approved, these directors and executive officers will receive as payment for their options the excess, if any, of $4.75 over the exercise price of such options. The table below sets forth the names and positions of Landmark’s directors and executive officers, the number of shares of Landmark common stock they own, the number of options to purchase shares of Landmark common stock having an exercise price per share of less than $4.75 that they own, the exercise price per share for such options and the aggregate consideration Landmark will pay for such shares and options in connection with the merger. Additional information regarding such options is described in the sections of this proxy statement entitled “The Merger Agreement — Stock Options and Stock Plans” and “Related Agreements.”

					Consideration to
		Number of	Number of	Exercise	be Paid for
		Shares	Options	Price per	Shares and
Name of Person	Position with Landmark	Owned	Owned	Share	Options

Patrick H. McGettigan	Chairman, Board of Directors	3,453,500	0	N/A	$16,404,125.00
Katherine K. Clark	President, Chief Executive Officer and Director	2,092,661	22,500	$4.00	9,957,014.75
T. Eugene Blanchard	Director	0	30,000	3.90	25,000.00
Patrick W. Gross	Director	150	30,000	3.90	26,212.50
Sudhakar V. Shenoy	Director	0	6,000	3.50	7,500.00
Dennis J. Bowman	Director	0	6,000	3.50	7,500.00
James P. Donehey	Director	2,000	6,000	3.50	17,000.00
Marie C. Johns	Director	0	24,000	3.50	30,000.00
James R. Bowerman	Vice President, Research and Development	0	0	N/A	0.00
Donald E. Brown	Vice President, Customer Operations	486	0	N/A	2,308.50
Daniel C. Carayiannis	Vice President, Worldwide Sales	7,271	2,500	2.75	39,537.25
Bruce E. Lovett	Vice President, Marketing	0	7,500	2.75	15,000.00
Frederick S. Rolandi, III	Secretary, Vice President and Chief Financial Officer	2,000	2,500	2.75	14,500.00

     Severance and Non-Competition Arrangements for Ms. Clark and Mr. McGettigan. As severance and in return for their agreements not to compete with Landmark, ASG or ASG Sub for a period of three years and certain other commitments, Ms. Clark and Mr. McGettigan will receive $600,000 and $500,000, respectively, payable in equal biweekly installments over a period of one year. In addition, pursuant to the terms of their respective severance and non-competition agreements, Landmark has agreed to:

•	reimburse Ms. Clark for expenses she incurs for two trips to Naples, Florida to review ASG’s operations, including air travel originating in the continental United States, meals and lodging, for each 365-day period beginning at the effective time of the merger until the aggregate amount of consideration due under her Principal Share Purchase and Voting Agreement has been paid in full;

•	donate $100,000 in the aggregate to one or more charitable organizations of Ms. Clark’s choice;

•	donate $100,000 in the aggregate to one or more charitable organizations of Mr. McGettigan’s choice; and

•	provide Ms. Clark and Mr. McGettigan with the appropriate COBRA health benefits for 18 months after the effective time of the merger.

      Execution of the severance and non-competition agreements by Ms. Clark and Mr. McGettigan is a condition to the closing of the merger.

      Other Severance and Non-Competition Arrangements. In addition to Ms. Clark and Mr. McGettigan, the following executive officers of Landmark are expected to enter into severance and non-competition agreements and will receive in consideration for entering into such agreements a maximum of six months of COBRA health benefits and compensation on terms substantially similar to those set forth in the table below.

		Total Severance and
		Non-Competition	Term of
Name of Person	Position with Landmark	Payment	Agreement

Daniel C. Carayiannis	Vice President, Worldwide Sales	$220,000	12 months
Bruce E. Lovett	Vice President, Marketing	$225,000	12 months
Frederick S. Rolandi, III	Secretary, Vice President and Chief Financial Officer	$200,000	12 months
James R. Bowerman	Vice President, Research and Development	$212,500	12 months
Donald Brown	Vice President, Customer Operations	$200,000	12 months

      Indemnification and Insurance. The Merger Agreement provides that Landmark will, following the consummation of the merger and for a period of not less than the statute of limitations applicable to such matters, indemnify its past and present officers and directors for acts or omissions occurring prior to the effective time of the merger to the same extent and in the same manner as they are currently indemnified by Landmark under Virginia law, Landmark’s articles of incorporation and by-laws. The Merger Agreement also provides that for six years following consummation of the merger the surviving corporation will provide directors’ and officers’ liability insurance coverage to Landmark’s current directors and officers that is the same as or substantially similar to Landmark’s existing policy. However, Landmark will not be required to pay an annual premium for directors’ and officers’ insurance in excess of $250,000, and if equivalent insurance coverage cannot be obtained by paying an annual premium of $250,000, the surviving corporation must purchase as much coverage as possible for that amount. The Merger Agreement further provides that, in lieu of the insurance coverage previously described in this paragraph, Landmark may, at or prior to the effective time of the merger, purchase “tail” directors’ and officers’ insurance for a six-year period subject to the approval of ASG. Landmark’s Board of Directors intends to purchase this “tail” coverage before consummation of the merger if it can do so on terms satisfactory to Landmark and ASG.

      Compensation of Members of the Special Committee. The members of the special committee will receive no special fees for their services in connection with analyzing, considering and negotiating the terms of the Merger Agreement and the merger. Each member of the Board of Directors receives a fee in the amount of $3,000 per quarter for service on the Board of Directors, including any committee of the Board of Directors. Each member who serves as a chairperson of a committee of the Board of Directors receives an additional $1,000 per quarter for service as chairperson. Fees payable to members of the Board of Directors are not based upon the number of meetings attended.

Accounting Treatment

      The merger will be accounted for under the “purchase” method of accounting in accordance with generally accepted accounting principles.

Regulatory Requirements

      The Federal Trade Commission granted the parties’ request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on January 9, 2002. None of Landmark, ASG or ASG Sub is aware of any other regulatory approvals needed in order to consummate the merger.

U.S. Federal Income Tax Consequences of the Merger

      The receipt of cash by Landmark’s stockholders in exchange for their issued and outstanding shares of Landmark common stock in connection with the merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences for a stockholder based upon his receipt of cash in connection with the merger will vary depending upon, among other things, the particular circumstances of that stockholder. In general, a stockholder who receives cash for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares sold and that stockholder’s adjusted tax basis in the shares.

      Provided that the shares constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the shares exceeds one year. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same time and price) sold pursuant to the merger. For individual taxpayers, capital losses are generally deductible only to the extent of capital gains for the year plus ordinary income of up to $3,000. Corporate taxpayers may generally deduct capital losses only to the extent of their capital gains.

      A stockholder may be subject to backup withholding, currently at a rate of 30.5%, unless the stockholder provides a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding, or unless an exemption applies. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the stockholder subject to the withholding.

      The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law, and does not address all possible tax consequences, such as U.S. alternative minimum tax, and state, local and foreign taxes. In addition, the discussion set forth above may not apply to particular categories of stockholders, including, for example, stockholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign trusts or estates, stockholders who are life insurance companies, tax-exempt organizations, financial institutions, and stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation. Accordingly, stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them.

THE MERGER AGREEMENT

      The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement. We urge all stockholders to read Annex A in its entirety.

      Pursuant to the provisions of the Merger Agreement, the merger will become effective at the time specified in the articles of merger filed with the Virginia State Corporation Commission. The Merger Agreement provides that, at the effective time of the merger, ASG Sub will merge with and into Landmark. Landmark will continue as the surviving corporation and the separate existence of ASG Sub will cease. We plan to complete the merger as soon as practicable after the special meeting, subject to the satisfaction or waiver of the conditions to the merger, and we are required under the terms of the Merger Agreement to complete the merger within five business days after all such conditions are satisfied or waived.

Conversion of Securities

      On or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Ms. Clark) to vest and convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price without interest. Mr. McGettigan does not hold any outstanding options.

      Immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive in exchange for that stock $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance compounded semi-annually and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor.

      At the effective time of the merger, without any further action on the part of ASG Sub, Landmark or the holders of any securities of ASG Sub or Landmark:

•	each share of Landmark common stock that is issued and outstanding immediately prior to the effective time of the merger, excluding shares owned by Landmark, ASG or any subsidiary of Landmark or ASG, will be converted into the right to receive $4.75 in cash, without interest, payable to the holder thereof upon surrender of the certificate representing such share in accordance with the Merger Agreement;

•	each share of Landmark common stock held in Landmark’s treasury or owned by ASG or any subsidiary of Landmark or ASG immediately prior to the effective time of the merger will be canceled and extinguished, and no payment or other consideration will be made with respect thereto; and

•	each share of ASG Sub common stock that is issued and outstanding immediately prior to the effective time of the merger will represent one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Surrender of Securities for Cash Consideration

      As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal to each holder of record of Landmark common stock immediately prior to the effective time of the merger for use in forwarding that holder’s Landmark common stock certificates for surrender and exchange for the merger consideration to which that stockholder has become entitled. After receipt of the letter of transmittal, each holder of certificates that represented Landmark common stock prior to the effective time of the merger should surrender the certificates together with the signed letter of transmittal duly executed and any other required documents as set forth in the letter of transmittal to the paying agent. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. Thereafter, upon surrender of his or her certificates each stockholder (other than Landmark, ASG or any subsidiary of Landmark or ASG) will be entitled to receive an amount of cash equal to $4.75 times the number of shares of Landmark common stock formerly represented by that stockholder’s certificate(s). No interest will be paid on the cash payable upon surrender of any certificate(s). The right of any holder of Landmark common stock to receive any payment or consideration is subject to any applicable requirements with respect to the withholding of taxes.

      After the effective time of the merger, each certificate formerly representing Landmark common stock, until surrendered and exchanged, will be deemed for all purposes to evidence the right to receive only the merger consideration for the shares of common stock represented. Holders of certificates will be able to surrender them to the paying agent during a six month period beginning immediately after receipt of the transmittal letter referred to above. After such period, holders must surrender their certificates to the surviving company. If any stock certificates have not been surrendered prior to two years after the effective time of the merger or immediately prior to such earlier date on which payment to be made pursuant to the Merger Agreement would otherwise escheat to or become the property of any governmental entity, the cash payment in respect of such certificate will, to the extent permitted by applicable law, become the property of Landmark.

      After the effective time of the merger, there will be no transfers of shares of Landmark common stock in the stock transfer records of Landmark. If, after the consummation of the merger, certificates that previously represented shares of Landmark common stock are presented for transfer, they will be canceled and exchanged for the merger consideration under the terms of the Merger Agreement.

      No transfer taxes will be payable in connection with any payment for shares of Landmark common stock, except that, if the check for such payment is to be delivered to a person other than the person in whose name the certificates surrendered are registered, the person requesting delivery of the check must, prior to the delivery thereof, either (a) pay to the paying agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of the paying agent that the tax has been paid or is not applicable.

      Notwithstanding any of the above provisions, neither the paying agent nor any party to the Merger Agreement will be liable to any holder of stock certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Charter and By-Laws; Directors and Officers

      The Merger Agreement provides that the articles of incorporation of the surviving corporation will be the articles of incorporation of Landmark. At the effective time of the merger, the by-laws of the surviving corporation will be the by-laws of Landmark as in effect immediately prior to the effective time of the merger. In addition, the Merger Agreement provides that at the effective time of the merger the officers and directors of ASG Sub will become the officers and directors of the surviving corporation.

Representations and Warranties

      The Merger Agreement contains various representations and warranties by ASG, ASG Sub and Landmark, many of which are subject to certain knowledge or materiality qualifications, relating to, among other things:

•	the organization, standing, corporate power and similar corporate matters of ASG, Landmark and their respective subsidiaries;

•	the subsidiaries of Landmark;

•	the capital structure of Landmark;

•	authority and required consents and approvals to consummate the merger;

•	conflicts under their respective certificates or articles of incorporation, by-laws or agreements;

•	permits and compliance with laws, including environmental laws, with respect to Landmark;

•	the accuracy of information supplied by Landmark and ASG in connection with this proxy statement;

•	ASG’s funding of the merger consideration;

•	the accuracy of filings made by Landmark with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, including financial statements included in the documents filed by Landmark under these acts;

•	the absence of certain events with respect to Landmark since December 31, 2000;

•	tax matters of Landmark;

•	litigation affecting Landmark or ASG;

•	employee agreements, benefit plans, employees and other employment-related matters and practices of Landmark;

•	technology and intellectual property rights of Landmark;

•	title to properties of Landmark;

•	excess parachute payments by Landmark;

•	absence of certain agreements of Landmark;

•	warranties, guarantees and indemnities with respect to Landmark;

•	compliance with contracts and debt instruments by Landmark;

•	labor matters of Landmark;

•	insurance with respect to Landmark;

•	non-applicability of certain provisions of the Virginia Stock Corporation Act related to the transaction;

•	brokers’ fees;

•	customer relationships of Landmark;

•	product and service quality of Landmark;

•	related party transactions of Landmark; and

•	government contracts of Landmark.

Covenants Relating to the Conduct of Landmark’s Business

      Landmark has agreed, among other things, that through the effective time of the merger and except as otherwise expressly contemplated or permitted by the Merger Agreement or except as otherwise agreed by ASG, Landmark and each of its subsidiaries will in all material respects carry on its business in the ordinary course as currently conducted and, among other things, will not:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock;

•	issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities, or securities convertible into, or any rights, warrants or options to acquire any such shares or securities;

•	amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire or agree to acquire any business or any assets that individually or in the aggregate are material to Landmark and its subsidiaries taken as a whole, except in the ordinary course of business, consistent with past practice;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except for sales, leases, licenses or encumbrances of its properties or assets in the ordinary course of business, consistent with past practice;

•	incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another person or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Landmark or any of its subsidiaries, guarantee any debt securities of another person or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing or make any loans or advances to, or investments in, any other person or entity, other than a subsidiary of Landmark;

•	make or agree to make any new capital expenditure or expenditures which individually is in excess of $50,000 or which in the aggregate are in excess of $150,000;

•	make any material tax election or change any method of accounting with respect to taxes, file any amended returns, or settle or compromise any asserted claim for federal, state, local or foreign tax liability or refund;

•	discharge, settle or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business;

•	except in the ordinary course of business consistent with past practices, waive, release or assign any rights or claims under any customer contract or agreement binding on Landmark or any subsidiary of Landmark, or enter into, modify, amend or terminate any material contract or agreement binding on Landmark or any subsidiary of Landmark;

•	adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options, or authorize cash payments in exchange for any options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of Landmark or enter into any related or interested party transaction;

•	grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date of the Merger Agreement;

•	pursue any merger, consolidation, restructuring or recapitalization of Landmark, or otherwise take any actions directed towards seeking to liquidate or dissolve Landmark or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render Landmark insolvent or to cause Landmark to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria;

•	initiate any litigation or other proceeding or settle or compromise any pending suit, action, audit or claim relating to Landmark or its subsidiaries;

•	take any action that would cause or constitute a material breach of any representation or warranty made by Landmark in the Merger Agreement;

•	enter into any rights or similar arrangement or take any action which would trigger the application of a takeover or similar statute; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

      In addition, each of Landmark and ASG have agreed that, prior to the effective time of the merger, each will (i) obtain all necessary actions or non-actions, waivers, consents and approvals of and make all necessary registrations and filings with governmental entities, (ii) obtain all necessary consents, approvals or waivers from third parties, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the transactions contemplated by the Merger Agreement and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. Further, each party shall give prompt notice to the other of (i) the breach of any material representation or warranty, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or (iii) any pending or threatened suit, action or proceeding seeking to prohibit or restrain the merger or the recommendation by the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Justice Department of the commencement of any suit, action or proceeding relating to the merger.

No Solicitation

      In the Merger Agreement, Landmark has agreed that, from the date of the Merger Agreement until the earlier of the effective time of the merger and the termination of the Merger Agreement, it will not, and will not authorize or permit any of its representatives to, directly or indirectly solicit, discuss or engage in negotiations with any person or entity other than ASG, ASG Sub or their respective representatives regarding any alternative takeover proposal, or provide information to any such person or entity concerning a possible alternative takeover proposal.

      If at any time prior to the effective time of the merger, Landmark’s Board of Directors or any committee of the Board of Directors determines that it would be consistent with its fiduciary responsibilities, Landmark’s Board of Directors may, in response to an acquisition proposal which was not solicited subsequent to the date of the Merger Agreement, (i) furnish information with respect to Landmark to any person pursuant to a customary confidentiality agreement and upon notice to ASG (ii) participate in discussions or negotiations regarding such acquisition proposal.

      For purposes of the Merger Agreement, “takeover proposal” means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (a) any acquisition or purchase from Landmark by any person, entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Landmark or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person, entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Landmark or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Landmark pursuant to which the stockholders of Landmark immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Landmark; or (c) any liquidation or dissolution of Landmark.

Covenants Regarding Stockholder Meeting

      In the Merger Agreement, Landmark has agreed, as soon as practicable, to take all steps necessary to call, give notice of, convene and hold a meeting of its stockholders for the purpose of securing Landmark stockholders’ approval of the Merger Agreement and the merger. In addition, Landmark has agreed that its Board of Directors, subject to its fiduciary duties, will recommend to Landmark’s stockholders the approval the Merger Agreement and the merger. In the Merger Agreement, Landmark agreed to file this proxy statement with the Securities and Exchange Commission and recommend to Landmark stockholders that they approve the Merger Agreement and the merger at the special meeting.

Stock Options and Stock Plans

      Landmark has agreed, on and after the effective date of the Merger Agreement, to take all actions necessary to amend each of its option plans and its employee stock purchase plan to provide that no further options, awards or rights to receive equity will be granted or offered under those plans. Landmark also has agreed to take all actions necessary to cause the employee stock purchase plan to terminate as promptly as practicable after the date of the Merger Agreement and to return any contributions and deferral amounts credited on behalf of the participants under the employee stock purchase plan at the time of such termination.

      If the Merger Agreement and the merger are approved by Landmark’s stockholders, on or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding (including options held by Ms. Clark) to vest and to convert into the right to receive in cash the excess, if any, of $4.75 over the option exercise price, without interest. Following the merger, no Landmark stock option will be exercisable for shares of Landmark common stock and no holder of Landmark stock options or any participant in Landmark’s stock plans or any other such plans, programs or arrangements will have any right thereunder to acquire any equity securities (or any interests therein) of Landmark, the surviving corporation or any of their subsidiaries. Each outstanding and unexercised option shall be cancelled, whether or not the holder thereof is entitled to receive any consideration for that option.

      If the merger is not consummated, outstanding options to purchase shares of Landmark common stock will not be converted into the right to receive the excess, if any, of $4.75 over the option exercise price. In addition, options that were issued in exchange for the options tendered in Landmark’s option exchange offer which terminated on August 22, 2001 will be cancelled and replacement options will be issued six months following the date on which those options are cancelled.

Indemnification

      The Merger Agreement provides that Landmark will, following the consummation of the merger and for a period of not less than the statute of limitations applicable to such matters, indemnify its past and present officers and directors for acts or omissions occurring prior to the effective time of the merger to the same extent and in the same manner as they are currently indemnified by Landmark under Virginia law and under Landmark’s articles of incorporation and by-laws. The Merger Agreement also provides that for six years following consummation of the merger the surviving company will provide directors’ and officers’ liability insurance coverage to Landmark’s current directors and officers that is the same as or substantially similar to Landmark’s existing policy. However, Landmark will not be required to pay an annual premium for directors’ and officers’ insurance in excess of $250,000, and if equivalent insurance coverage cannot be obtained by paying an annual premium of $250,000, the surviving corporation must purchase as much coverage as possible for that amount. The Merger Agreement further provides that, in lieu of the insurance coverage previously described in this paragraph, Landmark may, at or prior to the effective time of the merger, purchase “tail” directors’ and officers’ insurance for a six-year period subject to the approval of ASG. Landmark’s Board of Directors intends to purchase this “tail” coverage before consummation of the merger if it can do so on terms satisfactory to Landmark and ASG.

Conditions to Completion of the Merger

      The obligations of Landmark, ASG and ASG Sub to consummate the merger are subject to the prior satisfaction or waiver of the following conditions, among others:

•	holders of two thirds of the issued and outstanding shares of Landmark common stock must approve the Merger Agreement and the merger;

•	no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental entity that prohibits or restricts the consummation of the merger or makes the merger illegal; and

•	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended relating to the transactions contemplated by the Merger Agreement shall have expired.

      In addition, the obligations of ASG and ASG Sub to consummate the merger are subject to the prior satisfaction or waiver of the following conditions, among others:

•	the representations and warranties of Landmark contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Landmark contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects;

•	Landmark will have performed in all material respects all of its covenants and obligations under the Merger Agreement required to be performed at or prior to the effective time of the merger and such performance shall have been evidenced by a certificate executed by an authorized officer of Landmark;

•	all third party consents, the failure of which to obtain would have a material adverse effect on Landmark, will have been obtained;

•	Landmark shall have not less than $25.5 million comprised of cash, cash equivalents and marketable securities and investments of Landmark and its subsidiaries. Such amount includes certain amounts paid by Landmark to convert options into cash as provided by the Merger Agreement, filing fees paid by Landmark in respect of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exchange Act and amounts paid by Landmark for annual insurance premiums pursuant to the Merger Agreement, such amounts for filings and insurance not to exceed $200,000 in the aggregate;

•	Ms. Clark and Mr. McGettigan shall have executed and delivered to ASG, ASG Sub and Landmark non-compete agreements;

•	Ms. Clark and Mr. McGettigan shall have performed in all material respects each of her or his covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed at or prior to the effective time of the merger;

•	the representations and warranties of Ms. Clark and Mr. McGettigan contained in the Principal Share Purchase and Voting Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of Ms. Clark and Mr. McGettigan contained in such agreements that are not so qualified shall be true and correct in all material respects;

•	each officer and director of Landmark and its subsidiaries shall have resigned from such position, effective as of the effective time of the merger;

•	Landmark’s maintenance revenues for the fiscal year ended December 31, 2001 shall be at least $30.1 million; and

•	each of the conditions set forth in the second amendment to a pre-existing credit agreement under which ASG is the borrower shall have been satisfied or waived, including among others that the consideration to be paid to acquire the outstanding capital stock of Landmark shall not exceed $68,100,000; fees and expenses incurred in connection with the merger do not exceed $3,000,000; since September 30, 2001, there shall have been no material revaluation of any of the assets of ASG or any subsidiary of ASG, other than in the ordinary course of business, consistent with past practice; no action shall be taken with the intent of enjoining, terminating, deferring or altering the merger, including the purchase of Landmark shares held by Ms. Clark and Mr. McGettigan; the funds for the merger must be available to consummate the merger, including the purchase of Landmark shares held by Ms. Clark and Mr. McGettigan and the merger be consummated as promptly as practical and in no event later than April 30, 2002.

      In addition, the obligations of Landmark to consummate the merger are subject to the prior satisfaction or waiver of the following conditions, among others:

•	that the representations and warranties of ASG and ASG Sub contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of ASG and ASG Sub contained in the Merger Agreement that are not so qualified shall be true and correct in all material respects;

•	each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the merger;

•	each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed by it at or prior to the effective time of the merger; and

•	all third party consents, the failure of which to obtain would have a material adverse effect on ASG, will have been obtained.

Termination of the Merger Agreement; Termination Fee; Costs and Expenses

      The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of matters presented in connection with the merger by the stockholders of Landmark for the following reasons summarized below as well as for others set forth in the Merger Agreement.

      The Merger Agreement may be terminated by Landmark or ASG by the mutual written consent of the boards of directors of Landmark and ASG. The Merger Agreement may be terminated by Landmark or ASG:

•	if the merger is not consummated on or prior to April 30, 2002; provided that the Merger Agreement may not be terminated for failure to consummate the merger by such date by any party whose action or failure to act constitutes a breach of the Merger Agreement or is a principal cause of the failure of the merger to be consummated by April 30, 2002;

•	if Landmark’s stockholders do not approve the Merger Agreement and the merger; provided that the failure of Landmark stockholders to approve the Merger Agreement and the merger is not caused by the action or inaction of Landmark or the breach of the Principal Share Purchase and Voting Agreements by any person other than ASG or ASG Sub;

•	if any governmental entity issues an order, decree or ruling or takes any action permanently enjoining, restraining or prohibiting the merger and such order, decree, ruling or other action becomes final and nonappealable; or

•	if Landmark’s Board of Directors withdraws or modifies its approval of the Merger Agreement and the related transactions or its recommendation to Landmark’s stockholders regarding the approval of the Merger Agreement and will have authorized Landmark to enter into an agreement with a third party with respect to a superior takeover proposal.

      Landmark may terminate the Merger Agreement if:

•	ASG or ASG Sub breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement or any of the other agreements executed by ASG and/or ASG Sub in connection with the transactions contemplated by the Merger Agreement or the Principal Share Purchase and Voting Agreements and the breach of such representations, warranties, covenants or agreements is not remedied within ten business days after ASG receives written notice from Landmark regarding the breach; or

•	Landmark has available aggregate cash, cash equivalents, marketable securities and investments (which will include for purposes of calculating Landmark’s available cash, certain cash payments made by Landmark) of $25.5 million or more and ASG is unable to pay the merger consideration exclusive of amounts payable to Ms. Clark and Mr. McGettigan under their respective Principal Share Purchase and Voting Agreements at the effective time of the merger.

      ASG may terminate the Merger Agreement if:

•	Landmark breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the breach of such representations, warranties, covenants or agreements is not remedied within ten business days after Landmark receives written notice from ASG regarding the breach; or

•	at the effective time of the merger, Landmark has available aggregate cash, cash equivalents, marketable securities and investments (which will include for purposes of calculating Landmark’s available cash, certain cash payments made by Landmark) of less than $25.5 million.

      Landmark will be required to pay $3 million to ASG if:

•	Landmark terminates the Merger Agreement and Landmark’s Board of Directors withholds, withdraws or modifies its recommendation in favor of the Merger Agreement and the related transactions or its recommendation to Landmark’s stockholders regarding the approval of the Merger Agreement and will have authorized Landmark to enter into an agreement with a third party with respect to a superior takeover proposal;

•	the Merger Agreement is terminated because Landmark’s stockholders do not approve the Merger Agreement and the merger and a third party has publicly announced a takeover proposal pertaining to Landmark, and within 12 months following the termination of the Merger Agreement, (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Landmark in which stockholders of Landmark immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity, (ii) a sale or other disposition by Landmark of assets representing in excess of 50% of the aggregate fair market value of Landmark’s business immediately prior to that sale or (iii) the acquisition by any person or entity of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Landmark is consummated with that third party or Landmark enters into a definitive agreement providing for such a transaction with that third party; or

•	the merger is not consummated by April 30, 2002, if the failure to consummate the merger by such time is the result of Landmark’s action or failure to act.

      ASG is required to pay $3 million to Landmark if: (i) at the effective time of the merger, Landmark has available not less than $25.5 million comprised of cash, cash equivalents and marketable securities and investments of Landmark and its subsidiaries, including certain payments made by Landmark; and (ii) ASG is unable to pay the merger consideration in cash at the closing date of the merger, exclusive of amounts payable to Ms. Clark and Mr. McGettigan under their respective Principal Share Purchase and Voting Agreements.

      If the Merger Agreement is terminated by either Landmark or ASG, the Merger Agreement will become void (except for certain specified provisions, including, among others, those pertaining to costs and expenses, the payment of certain fees and certain confidentiality obligations of the parties) and there shall be no liability on the part of ASG, ASG Sub or Landmark or their respective officers, members or directors.

      Except in limited circumstances, as provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and any of the other agreements executed by ASG and/or ASG Sub in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring those costs and expenses, whether or not the merger is consummated. If the merger is consummated, all fees and expenses incurred by Landmark in connection with the Merger Agreement and the transactions contemplated thereby, including, legal, printing, investment banking and accounting fees and expenses, will be paid by ASG or the surviving company.

      Landmark will be required to assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees and expenses payable in connection with the merger and the related transactions, up to a maximum of $200,000 if the Merger Agreement is terminated by ASG as a result of:

•	the withholding, withdrawal or modification by Landmark’s Board of Directors of its recommendation in favor of the Merger Agreement and the related transactions or its recommendation to Landmark’s stockholders regarding the approval of the Merger Agreement and will have authorized Landmark to enter into an agreement with a third party with respect to a superior takeover proposal; or

•	the failure of Landmark to have available aggregate cash, cash equivalents, marketable securities and investments (which will include for purposes of calculating Landmark’s available cash, certain cash payments made by Landmark) of at least $25.5 million at the effective time of the merger.

      Landmark will be required to assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees and expenses payable in connection with the merger and the related transactions, up to a maximum of $3.0 million, if the Merger Agreement is terminated as a result of a material breach by Landmark of a representation, warranty, covenant or agreement in the Merger Agreement.

      ASG will be required to assume and pay, or reimburse Landmark for, all reasonable legal, accounting and investment banking fees and expenses payable in connection with the merger and the related transactions, up to a maximum of $200,000 if the Merger Agreement is terminated as a result of:

•	a material breach by ASG or ASG Sub of any of their representations, warranties, covenants or agreements contained in the Merger Agreement or any of the other agreements executed by ASG and/or ASG Sub in connection with the transactions contemplated by the Merger Agreement or the Principal Share Purchase and Voting Agreements and the breach of such representations, warranties, covenants or agreements is not remedied within ten business days after ASG receives written notice from Landmark regarding the breach; or

•	ASG’s inability to pay the merger consideration, exclusive of $25.5 million to be provided by Landmark and amounts payable to Ms. Clark and Mr. McGettigan under their respective Principal Share Purchase and Voting Agreements, to Landmark stockholders.

      Under the terms of the Merger Agreement, Landmark is required to deliver to ASG and ASG Sub a supplemental disclosure letter setting forth information about Landmark’s non-U.S. subsidiaries. The Merger Agreement provides that ASG may terminate the Merger Agreement if within five business days after Landmark delivers the supplemental disclosure letter ASG determines that the information contained in that letter would reasonably cause it to lower materially its valuation of Landmark. On December 20, 2001, ASG and ASG Sub waived Landmark’s obligation to deliver the required information regarding Landmark’s non-U.S. subsidiaries, except for information relating to the organization and capitalization of those subsidiaries. On December 21, 2001, Landmark delivered to ASG and ASG Sub the required supplemental disclosure letter. On January 9, 2002, ASG waived its right to terminate the Merger Agreement as a result of information contained in the supplemental disclosure letter.

RELATED AGREEMENTS

      ASG, ASG Sub, Ms. Clark and Mr. McGettigan have entered into the Principal Share Purchase and Voting Agreements attached to this proxy statement as Annex C (the Clark Principal Share Purchase and Voting Agreement) and Annex D (the McGettigan Principal Share Purchase and Voting Agreement). Under the terms of those agreements, immediately prior to the conversion of Landmark common stock at the effective time of the merger, Ms. Clark and Mr. McGettigan will sell to ASG all of the shares of Landmark common stock that she or he owns, and will receive from ASG, in exchange for that stock, $4.75 per share payable within five years. Payment for Ms. Clark’s and Mr. McGettigan’s Landmark common stock will be made in semi-annual installments equal to 5.59% and 9.41%, respectively, of the cash received by ASG and its affiliates, including Landmark, after the merger relating to Landmark products (exclusive of professional service fees). The amounts owed to Ms. Clark and Mr. McGettigan will accrue interest at the rate of 13% per annum on the unpaid balance, compounded semi-annually, and will be reduced by amounts payable under notes previously issued by each of Ms. Clark and Mr. McGettigan, as the case may be, to Landmark, in the principal amount of $500,000 plus accrued and unpaid interest. ASG’s obligation to pay to Ms. Clark and Mr. McGettigan the consideration owed to each of them is unsecured; however, Arthur L. Allen, the sole stockholder of ASG, has guaranteed that all amounts due to be paid to Ms. Clark and Mr. McGettigan pursuant to each of their Principal Share Purchase and Voting Agreements will be paid within five years of the sale of their Landmark shares and also has guaranteed payment of specified minimum annual amounts. The guarantees from Mr. Allen are unsecured, although Mr. Allen has agreed to make efforts to pledge 5,000,000 of his shares of common stock of e-Security, Inc., a private company, as partial security for the guarantee in Mr. McGettigan’s favor. Under such agreements neither Ms. Clark nor Mr. McGettigan is permitted to sell, transfer or otherwise dispose of or encumber (or make any offer or agreement relating to the sale, transfer, other disposal or encumbrance of) any shares of Landmark common stock owned by her or him.

      The Principal Share Purchase and Voting Agreements contain various representations and warranties by ASG, ASG Sub, Ms. Clark and Mr. McGettigan, many of which are subject to certain knowledge or materiality qualifications relating to, among other things: (i) the organization, standing, corporate power and similar corporate matters of ASG and its subsidiaries; (ii) the authority of the parties to the agreements to consummate the transactions contemplated thereby and required consents and approvals to consummate the transactions; (iii) ownership by Ms. Clark and Mr. McGettigan of the shares indicated to be owned by them, free and clear of all liens; (iv) the absence of certain events with respect to ASG since September 30, 2001; (v) accuracy of all financial statements of ASG; (vi) brokers’ fees and (vii) disclosure by ASG of relevant information.

      Ms. Clark and Mr. McGettigan have executed and delivered to certain representatives of ASG irrevocable proxies in respect of the shares owned by her or him which entitle the ASG representatives to vote Ms. Clark’s or Mr. McGettigan’s shares, as the case may be, at any meeting of the Landmark stockholders (i) to approve the Merger Agreement and the merger, (ii) in favor of any matter which would likely facilitate the merger, (iii) against approval of any proposal relating to the acquisition of 10% or more of the issued and outstanding shares of Landmark common stock, other than as contemplated by the Merger Agreement and (iv) against any proposal or action which could prohibit or discourage the merger. These proxies will expire no later than December 31, 2002.

      Under the terms of the severance and non-competition agreements entered into by Ms. Clark, Mr. McGettigan and ASG, Ms. Clark would receive severance and non-competition payments in the amount of $600,000 and Mr. McGettigan would receive severance and non-competition payments in the amount of $500,000. In addition, Landmark would donate $100,000 in the aggregate to one or more organizations of Ms. Clark’s choice and would donate $100,000 in the aggregate to one or more organizations of Mr. McGettigan’s choice, provided that any such organization would be recognized as eligible to receive tax deductible charitable contributions under Section 170 of the Internal Revenue Code, as amended. Landmark would also provide Ms. Clark and Mr. McGettigan with the appropriate COBRA health benefits for 18 months after the effective time of the merger and would reimburse Ms. Clark for expenses she incurs for two trips to Naples, Florida to review ASG’s operations, including air travel originating in the continental United States, meals and lodging for each 365-day period beginning at the effective time of the merger until the aggregate amount of consideration due under her Principal Share Purchase and Voting Agreement has been paid in full.

      Certain other officers and employees of Landmark will receive payments in exchange for agreeing to restrictions contained in non-competition and severance agreements.

      The obligations of the parties under the Principal Share Purchase and Voting Agreements will terminate on the earliest of (i) the termination of the Merger Agreement other than as a result of (A) the failure to obtain stockholder approval of the Merger Agreement and the transactions contemplated thereby or (B) the withdrawal, withholding or modification of the recommendation of the approval of the Merger Agreement and the merger by Landmark’s Board of Directors and the authorization by Landmark’s Board of Directors to enter into an agreement with a third party with respect to a superior acquisition proposal, (ii) December 31, 2002, if the Merger Agreement is terminated as a result of events described in clause (i)A or clause (i)B above and (iii) full performance of each of the obligations required to be performed under the agreements.

DISSENTERS’ RIGHTS

      Under Virginia law, dissenters’ rights of appraisal or similar rights are not available in connection with the merger.

LANDMARK SELECTED FINANCIAL DATA

      The selected financial information included in the table below for each of the five years in the period ended December 31, 2000 has been derived from, and is qualified in its entirety by, the audited financial statements of Landmark, including those incorporated into this proxy statement by reference to Landmark’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, a copy of which is available as described in the section of this proxy statement entitled “Where You Can Find More Information.”

	Year Ended December 31,

	1996	1997	1998	1999	2000

	(In thousands, except per-share amounts)
Statements of Operations Data
Total revenues	$36,556	$43,362	$49,832	$55,202	$56,415
Gross Profit	27,643	37,478	44,359	47,306	43,123
Operating expenses
Sales and Marketing	11,671	14,310	17,125	20,881	25,448
Product research and development	13,924	13,478	15,247	16,129	14,844
General and administrative	4,776	5,258	5,561	5,995	6,637
Restructuring charges	—	—	—	—	965
Total operating expenses	30,371	33,046	37,933	43,005	47,894
Operating (loss) income	(2,728)	4,432	6,426	4,301	(4,771)
Net (loss) income(1)	$(1,202)	$3,006	$5,122	$4,077	$(2,551)
(Loss) earnings per share(1)(2)
Basic	$(0.18)	$0.19	$0.45	$0.33	$(0.20)
Diluted	$(0.18)	$0.17	$0.41	$0.31	$(0.20)
Balance Sheet Data
Cash and cash equivalents	$339	$17,243	$28,322	$32,136	$28,079
Work capital (deficit)	(4,138)	11,218	24,198	29,246	24,840
Total assets	25,076	44,508	59,307	76,507	76,870
Deferred revenue	18,705	20,392	26,625	33,396	34,512
Long-term debt (less current portion)	592	51	—	—	—
Redeemable common stock instruments	704	—	—	—	—
Mandatorily redeemable preferred stock	5,865	—	—	—	—
Stockholders’ equity (deficit)	(6,290)	18,378	26,829	37,942	34,249

(1)	The 2000 amounts include the asset disposals and restructuring charges associated with Landmark’s discontinuance of the client/server products; such charges are $3,052 included in cost of revenues for the write-off of capitalized software and prepaid royalties, $965 included in operating expenses for severance and related costs and $326 for the disposal of fixed assets. See Note 3 of Notes to Consolidated Financial Statements — Discontinuance of Client/ Server Products.

(2)	See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute basic and diluted earnings per share.

SECURITIES OWNERSHIP

      The following table sets forth information as of December 31, 2001 concerning the beneficial ownership of Landmark common stock for each director, named executive officer, all directors and executive officers as a group and each holder of 5% or more of Landmark’s common stock. Unless otherwise noted, the listed persons have sole voting and investment power with respect to the shares held in their names, subject to community property laws if applicable. Pursuant to the terms of the Merger Agreement, on or prior to the closing date of the merger, Landmark will cause each option to purchase shares of Landmark common stock that is then outstanding to vest and convert into the right to receive the excess, if any, of $4.75 over the exercise price of such option on such date. See the section of this proxy statement entitled “The Merger Agreement — Stock Options and Stock Plans.”

		Percentage of
	Shares of	Outstanding
	Common Stock	Shares
	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned

Patrick H. McGettigan(2)	3,487,500	27.9
Katherine K. Clark(3)	2,137,661	17.1
T. Eugene Blanchard(3)	39,000	*
James R. Bowerman(3)	18,750	*
Dennis J. Bowman(3)	13,500	*
Donald E. Brown(3)	15,486	*
Daniel C. Carayiannis(3)	78,521	*
James P. Donehey(3)	8,000	*
Patrick W. Gross(3)	39,150	*
Bruce E. Lovett(3)	48,750	*
Frederick S. Rolandi, III(3)	74,500	*
Sudhakar V. Shenoy(3)	13,500	*
Marie C. Johns	-0-	N/A
All directors and executive officers as a group (14 persons)(3)	6,034,318	46.9
Brown Capital Management, Inc.(4)	2,049,650	15.4
Wellington Management Company, LLP(5)	1,002,400	7.6

*	Represents holdings of less than 1%

(1)	Unless otherwise specified in the footnotes to this table, the address of each person set forth in the above table is 12700 Sunrise Valley Drive, Reston, Virginia 20191.

(2)	Includes 34,000 shares held by the Patrick H. McGettigan Foundation of which Mr. McGettigan and his two adult children are the trustees. The trustees of this foundation share voting power.

(3)	Includes shares which may be acquired within 60 days of December 31, 2001 pursuant to outstanding options by the persons or persons listed as follows: Ms. Clark, 45,000; Mr. Blanchard, 39,000; Mr. Bowerman, 18,750; Mr. Bowman, 13,500; Mr. Brown, 15,000; Mr. Carayiannis, 71,250; Mr. Donehey, 6,000; Mr. Gross, 39,000; Mr. Lovett, 48,750; Mr. Rolandi, 72,500; Mr. Shenoy, 13,500 and all directors and officers as a group, 382,250.

(4)	Stock ownership is based on a Schedule 13G filed on July 24, 2001. Brown Capital Management, Inc. is an Investment Advisor registered under Section 203 of the Investment Company Act of 1940. The address of Brown Capital Management, Inc. is 1201 North Calvert Street, Baltimore, MD, 21201.

(5)	Stock ownership is based on a Schedule 13G filed on February 12, 2001. Wellington Management Company, LLP is an Investment Advisor registered under Section 203 of the Investment Company Act of 1940. Wellington Management Company, LLP is also a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. The address of Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, MA, 02109-1809.

Past Contacts, Transactions and Negotiations

      Except as generally described in this proxy statement, none of ASG, ASG Sub or any of the persons named in the section of this proxy statement entitled “Controlling Persons, Directors and Executive Officers of Landmark, ASG or ASG Sub — Background of Named Persons” has had any contacts, negotiations or transactions with Landmark concerning any acquisition, acquisition of securities, consolidation, election of directors, merger, tender offer or sale or other transfer of a material amount of assets.

INDEPENDENT ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP has served as Landmark’s independent auditors since 1985. The consolidated financial statements of Landmark for the fiscal year ended December 31, 2000, incorporated by reference to Landmark’s Annual Report on Form 10-K for the period ending December 31, 2000, as amended, have been audited by PricewaterhouseCoopers LLP, as stated in their report appearing in the Form 10-K.

STOCKHOLDER PROPOSALS

      If the merger is consummated, there will be no public stockholders of Landmark and no public participation in any future meetings of stockholders of Landmark. However, if the merger is not consummated, Landmark’s public stockholders will continue to be entitled to attend and participate in Landmark’s stockholders’ meetings, and, in accordance with Rule 14a-4 under the Exchange Act, any stockholder may present proposals for consideration at the next annual meeting of the stockholders of Landmark.

      Pursuant to the rules of the Securities and Exchange Commission, stockholder proposals intended to be included in Landmark’s proxy statement and form of proxy relating to the 2002 annual meeting of the stockholders and presented at that meeting must have been received by Landmark’s Secretary on or before December 13, 2001, in order to be included in the Landmark proxy statement and form of proxy. Proposals should be sent to 12700 Sunrise Valley Drive, Reston, Virginia 20191. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Any stockholder proposal not included in the proxy material disseminated by Landmark’s management for Landmark’s 2002 annual meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after February 27, 2002. Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in Landmark’s proxy materials unless (a) Landmark receives notice of such proposal by March 9, 2002 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

WHERE YOU CAN FIND MORE INFORMATION

      The Securities and Exchange Commission allows Landmark to “incorporate by reference” information into this proxy statement, which means that it can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

Landmark SEC Filings (File No. 0-23373)	Period

Annual Report on Form 10-K, as amended	Year ended December 31, 2000
Quarterly Report on Form 10-Q, as amended	Quarter ended March 31, 2001
Quarterly Report on Form 10-Q	Quarter ended June 30, 2001
Quarterly Report on Form 10-Q, as amended	Quarter ended September 30, 2001
Current Report on Form 8-K	Report dated August 9, 2001
Current Report on Form 8-K	Report dated December 6, 2001

      All documents subsequently filed by Landmark pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after January 17, 2002 and prior to February 19, 2002 shall be deemed to be incorporated by reference into this proxy statement.

      Landmark will bear the expenses in connection with the solicitation of proxies. Landmark undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Please direct requests for copies of documents to: Investor Relations — Landmark Systems Corporation, 12700 Sunrise Valley Drive, Reston, Virginia 20191.

      Landmark is currently subject to the information requirements of the Exchange Act and, accordingly, Landmark files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters. You may obtain copies of these documents at prescribed rates from the public reference facilities maintained by the Securities and Exchange Commission at:

Room 1024
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C. 20549

      For further information concerning the Securities and Exchange Commission’s public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330. You may also access some of this information on the World Wide Web through the Securities and Exchange Commission’s Internet address at “http://www.sec.gov.”

OTHER BUSINESS

      Landmark’s Board of Directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 6, 2001

by and among

ALLEN SYSTEMS GROUP, INC.

ASG SUB, INC.

and

LANDMARK SYSTEMS CORPORATION

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2001 (this “Agreement”) by and among Allen Systems Group, Inc., a Delaware corporation (“ASG”), ASG Sub, Inc., a Virginia corporation (“ASG Sub”) and Landmark Systems Corporation, a Virginia corporation (“Landmark”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in Section 8.3.

RECITALS

      A.     The Board of Directors of each of ASG, ASG Sub and Landmark has approved and declared advisable this Agreement and the merger of ASG Sub with and into Landmark (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.01 per share, of Landmark (the “Shares”) that is (i) issued and outstanding immediately prior to the Effective Time and (ii) not owned by ASG, ASG Sub or Landmark, will be converted into the right to receive $4.75 in cash as of the Effective Time.

      B.     ASG, ASG Sub and Landmark desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      C.     Concurrently with the execution and delivery of this Agreement, ASG, ASG Sub, Patrick H. McGettigan and Katherine K. Clark (both such individuals collectively, the “Principal Shareholders”) have entered into Principal Share Purchase and Voting Agreements, pursuant to which, among other things, each Principal Shareholder has agreed to vote the Shares held by such Principal Shareholder (the “Principal Shares”) in favor of the Merger and to sell the Principal Shares to ASG immediately prior to the conversion of the Shares at the Effective Time.

      THEREFORE, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     Principal Shares. In accordance with the terms of the Principal Share Purchase and Voting Agreements, each Principal Shareholder has agreed to sell the Principal Shares held by such Principal Shareholder to ASG, effective immediately prior to the conversion of the Shares at the Effective Time, in return for the consideration described in such Principal Share Purchase and Voting Agreements.

      1.2     The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, ASG Sub will be merged with and into Landmark at the Effective Time (as defined in Section 1.4). Following the Effective Time, the separate corporate existence of ASG Sub will cease and Landmark will continue as the surviving corporation (“Surviving Corporation”) and will succeed to and assume all the rights and obligations of ASG Sub in accordance with the VSCA.

      (b)     At the election of ASG, any other direct or indirect Subsidiary of ASG may be substituted for ASG Sub as a constituent corporation in the Merger; provided, however, that any Subsidiary that is substituted for ASG Sub (i) shall, at the Effective Time, have no assets other than assets used to pay the Merger Consideration and no liabilities other than those contemplated by this Agreement and the other Transaction Agreements and (ii) shall be wholly-owned by ASG or wholly-owned by a wholly-owned subsidiary of ASG. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

      (c)     Subject to the terms and conditions of this Agreement, ASG and Landmark agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the date on which all of the conditions set forth in Article VI of this Agreement have been met or waived.

      1.3     Closing. The closing of the Merger (the “Closing”) will take place on a date to be specified by the parties, which will be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the offices of Steptoe & Johnson LLP, 1330 Connecticut Avenue N.W., Washington, D.C. 20036, unless another date or place is agreed to in writing by the parties hereto.

      1.4     Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file Articles of Merger (the form of which is attached hereto as Exhibit A) with the Virginia State Corporation Commission in such form as required by, and executed in accordance with, the relevant provisions of the VSCA. The Merger shall become effective at the time specified in the Articles of Merger relating to the Merger issued by the Virginia State Corporation Commission (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      1.5     Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of ASG Sub and Landmark will vest in the Surviving Corporation, and all debt, liabilities and duties of ASG Sub and Landmark will become the debts, liabilities and duties of the Surviving Corporation.

      1.6     Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Landmark.

      1.7     Directors. The directors of ASG Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      1.8     Officers. The officers of ASG Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of ASG Sub:

(a) Capital Stock of ASG Sub. Each share of capital stock of ASG Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation.

(b) Cancellation of Treasury Shares and ASG Owned Shares. Each Share that is owned by Landmark or by any Subsidiary of Landmark and each Share that is owned by ASG, ASG Sub or any Subsidiary of ASG immediately prior to the Effective Time (including, as contemplated by the Principal Share Purchase and Voting Agreements, the Principal Shares purchased by ASG Sub immediately prior to the conversion of the Shares at the Effective Time), will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b)) will be converted into the right to receive from the Surviving Corporation $4.75 in cash, without interest (the “Merger Consideration”), upon the terms and subject to the conditions set forth in this Agreement. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest.

(d) Adjustments. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, stock dividend, exchange, readjustment, reorganization or like change with respect to the Shares occurring during the period between the date of this Agreement and the Effective Time.

      2.2     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, ASG will select a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Shares.

      (b) ASG To Provide Funds. ASG and ASG Sub will take all steps necessary to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as a result of the Merger pursuant to Section 2.1.

      (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, ASG will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in a form and have such other provisions as ASG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by ASG, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of Landmark, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

      (d) No Further Ownership Rights in Shares. As of the Effective Time, all cash paid upon the surrender of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of Landmark of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be cancelled and exchanged as provided in this Article II.

      (e) Failure to Timely Surrender; No Liability. Promptly following the date that is six (6) months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates will not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), the cash payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. To the fullest extent permitted by law, none of ASG, ASG Sub, Landmark, the Surviving Corporation or the Paying Agent will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Withholding Taxes. The right of any Person to receive any payment or consideration, including the Merger Consideration, pursuant to this Agreement and the transactions contemplated herein will be subject to any applicable requirements with respect to the withholding of Taxes, including income or employment tax withholding required under the Revenue Code or any provision of foreign, state or local law.

      (g) Lost, Stolen or Destroyed Certificates. If any Certificates evidencing Shares have been lost, stolen or destroyed, the Paying Agent will pay to such holder the Merger Consideration required pursuant to Section 2.1, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates and, the Paying Agent, in its discretion and as a condition precedent to the issuance thereof, may require that the owner of such lost, stolen or destroyed Certificate give the Paying Agent and ASG a bond in such sum as it may direct as indemnity against any claim that may be made against the Paying Agent or ASG with respect to the Certificate.

      (h) Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of Landmark or ASG Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Landmark and ASG Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1     Representations and Warranties of Landmark. Except as set forth in the disclosure letter delivered by Landmark to ASG concurrently with the execution of this Agreement (the “Landmark Disclosure Letter”), or in the Supplemental Disclosure Letter to be provided by Landmark to ASG and ASG Sub in accordance with Section 5.11 hereof (the “Supplemental Disclosure Letter”), Landmark represents and warrants to ASG and ASG Sub as follows:

(a) Organization, Standing and Corporate Power. Landmark and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the requisite corporate power and authority to carry on its business as now being conducted. Landmark and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on Landmark. Landmark has made available to ASG complete and correct copies of its articles of incorporation and bylaws and the charter documents of its Subsidiaries, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Landmark Disclosure Letter lists each Subsidiary of Landmark and contains the capitalization of each Subsidiary, the jurisdiction in which each Subsidiary is organized or formed and the current directors and executive officers of each Subsidiary of Landmark. Except as set forth in Section 3.1(b) of the Supplemental Disclosure Letter, all the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by Landmark, by another Subsidiary of Landmark or by Landmark and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances, restrictions and security interests of any kind or nature whatsoever, other than resale restrictions imposed by applicable securities laws (collectively, “Liens”). Except for the capital stock of its Subsidiaries, Landmark does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(c) Capital Structure.

(i) The authorized capital stock of Landmark consists of 30,000,000 shares of common stock, $0.01 par value and 8,000,000 shares of preferred stock, $0.01 par value (“Landmark Preferred Stock”). At the close of business on the date of this Agreement, (A) 12,486,501 shares of common stock and no shares of Landmark Preferred Stock were issued and outstanding, (B) 781,999 shares of common stock were held by Landmark in its treasury, and (C) 2,530,135 shares of common stock were reserved for issuance upon exercise of outstanding (x) options granted under any of the Landmark Option Plans (as defined below), (y) rights granted under the ESPP (as defined below) and (z) the warrants identified in Section 3.1(c)(iii) of the Landmark Disclosure Letter (the “Warrants”).

(ii) Except as set forth in Section 3.1(c)(ii) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, the only plans or arrangements pursuant to which Landmark is obligated to issue Shares or pursuant to which Options are outstanding are 1989 Stock Incentive Plan, 1994 Stock Incentive Plan, 1992 Executive Stock Incentive Plan and 1996 Advisory Board and Directors Stock Incentive Plan (the “Landmark Option Plans”), and Landmark’s 1998 Employee Stock Purchase Plan (the “ESPP”).

(iii) The Options and Warrants listed in Section 3.1(c)(iii) of the Landmark Disclosure Letter are exercisable into the number of Shares and at the purchase prices listed in such Section.

(iv) Except as set forth in this Section 3.1, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of Landmark were issued, reserved for issuance or outstanding, and Landmark has not issued stock appreciation rights. All outstanding shares of capital stock of Landmark are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by Landmark’s articles of incorporation, bylaws or any agreement to which Landmark is a party. There are no bonds, debentures, notes or other indebtedness of Landmark having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Landmark may vote. Except as set forth in this Section 3.1, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Landmark or any of its Subsidiaries is a party or by which any of them is bound obligating Landmark or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Landmark or of any of its Subsidiaries or obligating Landmark or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (x) of Landmark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Landmark or any of its Subsidiaries or (y) of Landmark to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

(d) Authority; Noncontravention. (i) Landmark has all the requisite corporate power and authority to enter into this Agreement. Subject to adoption and approval of this Agreement by an affirmative vote of the holders of two-thirds of the outstanding Shares (the “Landmark Shareholder Approval”), and receipt of the approvals, consents and clearances relating to the filings described in Section 3.1(d)(ii), Landmark has the authority to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Landmark and the consummation by Landmark of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Landmark, subject to Landmark Shareholder Approval. This Agreement has been duly executed and delivered by Landmark and constitutes a valid and binding obligation of Landmark, enforceable against Landmark in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Landmark or any of its Subsidiaries under (i) the articles of incorporation or bylaws of Landmark or the charter documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Landmark or any of its Subsidiaries or their respective properties or assets or (iii) assuming receipt of the approvals, consents and clearances relating to the filings described in Section 3.1(d)(ii), and the giving and making of all notices, reports and other filings described in Section 3.1(d)(ii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Landmark or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) of this sentence, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Landmark, (y) materially impair the ability of Landmark to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

(ii) No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or any other Person, is required by or with respect to Landmark or any of its Subsidiaries in connection with the execution and delivery by Landmark of this Agreement or the consummation by Landmark of the transactions contemplated by this Agreement, except for:

(1) the filing of a pre-merger notification and report form by Landmark under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any similar filings and approvals required under foreign jurisdictions,

(2) the filing with the SEC and the National Association of Securities Dealers, Inc. of proxy soliciting materials relating to Landmark Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and a Transaction Statement under Section 13(e) of the Exchange Act (the “Schedule 13e-3”), if applicable, and (B) and any other applicable requirements under state securities or “blue sky” laws and state takeover laws,

(3) the filing of the Articles of Merger and other appropriate merger documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the Certificate of Merger pursuant to the VSCA,

(4) the filing of the appropriate documents with the relevant authorities of other states in which Landmark is qualified to do business,

(5) any waiver, consent, approval, order or authorization of, registration, declaration or filing required to be made or received by a Subsidiary of Landmark which is not organized in the U.S., in connection with the transactions contemplated by this Agreement, and

(6) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on Landmark, (B) materially impair the ability of Landmark to perform its obligations under this Agreement or (C) prevent Landmark from consummating, or materially impair the ability of Landmark to consummate, any of the transactions contemplated by this Agreement.

(iii) Section 3.1(d)(iii) of the Landmark Disclosure Letter lists all consents, waivers and approvals under any of Landmark’s or any of its Subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, were not obtained, would result in a Material Adverse Effect on Landmark.

(e) SEC Documents; Financial Statements.

(i) Landmark has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC and any relevant state securities regulatory bodies since the date on which it became subject to the requirements of the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act. All such required reports, schedules, forms, statements and other documents filed by Landmark with the SEC (including those that Landmark may file subsequent to the date hereof) are referred to herein as the “SEC Documents”. Except as set forth in Section 3.1(e)(i) of the Landmark Disclosure Letter, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Landmark’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(ii) The financial statements of Landmark included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Landmark and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Landmark nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Landmark and its Subsidiaries taken as a whole, except liabilities (A) provided for in the most recent consolidated balance sheet included in the SEC Documents (B) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices (C) which are Taxes attributable to the consummation of the transactions contemplated by this Agreement or (D) set forth in Section 3.1(e)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter.

(iii) Maintenance Revenues. Landmark’s maintenance revenues for Landmark’s trailing twelve months ended September 30, 2001, as calculated in accordance with GAAP applied on a consistent basis with prior audited periods and Landmark’s accounting policies, were not less than the amount set forth in Section 3.1(e)(iii) of the Landmark Disclosure Letter.

(f) Information Supplied. None of the information supplied or to be supplied by Landmark specifically for inclusion or incorporation by reference in the Proxy Statement or, if applicable, the Schedule 13e-3, will, at the time the Proxy Statement or the Schedule 13e-3, if applicable, is first mailed to Landmark’s shareholders or at the time of the Shareholders Meeting (as defined in Section 5.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13e-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Landmark with respect to statements made or incorporated by reference therein based on information supplied by ASG or ASG Sub specifically for inclusion or incorporation by reference therein.

(g) Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, or disclosed in Section 3.1(g) of the Landmark Disclosure Letter or the Supplemental Disclosure

Letter, since the date of the most recently audited financial statements included in the SEC Documents, Landmark has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change affecting Landmark, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Landmark’s capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)(x) any granting by Landmark or any of its Subsidiaries to any employee of Landmark or any of its Subsidiaries of any increase in excess of $10,000 per annum in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (y) any granting by Landmark or any of its Subsidiaries to any employee of any increase in excess of $10,000 per annum in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, or (z) any entry by Landmark or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, (v) any damage or destruction of or loss to any property of Landmark, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Landmark, (vi) any change in accounting methods, principles or practices by Landmark materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or SEC rules and regulations, or (vii) any material revaluation of any of Landmark’s assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

(h) Intellectual Property.

(i) Landmark and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are material to the business of Landmark and its Subsidiaries as currently conducted by Landmark and its Subsidiaries.

(ii) Section 3.1(h)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter lists (x) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights which Landmark considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (y) all material licenses, sublicenses, and other agreements as to which Landmark is a party and pursuant to which any Person other than Landmark is authorized to use any Intellectual Property (other than end-user licenses in Landmark’s current standard form provided to ASG’s counsel), and (z) all material licenses, sublicenses and other agreements as to which Landmark is a party and pursuant to which Landmark is authorized to use any third party Intellectual Property, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Landmark product that is material to its business.

(iii) To the knowledge of Landmark, there is no unauthorized use, disclosure, infringement or misappropriation of (A) any Intellectual Property rights of Landmark or any of its Subsidiaries, (B) any trade secret material to Landmark or any of its Subsidiaries, or (C) any Intellectual Property right of any third party to the extent licensed by or through Landmark or any of its Subsidiaries, by any third party, including any employee or former employee of Landmark or any of its Subsidiaries. Except as set forth in Section 3.1(h)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, no Landmark Intellectual Property or product or service of Landmark is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Landmark, or which may affect the validity, use or enforceability of such Landmark Intellectual Property. Neither Landmark nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in licenses, purchase, service or work orders with customers, distribution and reseller agreements, or other agreements arising in the ordinary course of business.

(iv) Landmark is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Landmark Intellectual Property or Third Party Intellectual Property Rights, Landmark’s service offerings or its ability to exploit its products which breach could reasonably be expected to result in a Material Adverse Effect on Landmark.

(v) No suit, action, proceeding or claim involving Landmark which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right, or breach of any license or agreement involving Intellectual Property is currently pending or, to the knowledge of Landmark, is threatened, nor, to the knowledge of Landmark, is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of Landmark’s products and the provision of Landmark’s services does not, to Landmark’s knowledge after due inquiry of each of Landmark’s executive officers, directors and officers in charge of Landmark’s corporate functions, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(vi) Landmark has not received notice from any third party and does not otherwise know or have reason to know that the operation of the business of Landmark or any act, product or service of Landmark, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(vii) Except as set forth in Section 3.1(h)(vii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to Landmark’s knowledge, no Person has previously infringed or misappropriated or is infringing or misappropriating any Intellectual Property material to Landmark.

(viii) Except as set forth in Section 3.1(h)(viii) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, all current and former employees and consultants of Landmark have signed a confidentiality/nondisclosure agreement substantially in the forms attached to the Landmark Disclosure Letter or the Supplemental Disclosure Letter. All current and former employees and consultants of Landmark involved in product development work have signed an invention assignment agreement in the form attached to the Landmark Disclosure Letter or the Supplemental Disclosure Letter. To Landmark’s knowledge, no such current or former employees or consultants of Landmark have violated any such agreement or otherwise misappropriated any trade secrets of Landmark or of any third party. Landmark is not utilizing nor will it be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Landmark, except for inventions, trade secrets or proprietary information that have been assigned to Landmark.

(ix) Landmark has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property deemed confidential or trade secret and not otherwise protected by patents or copyrights (“Confidential Information”). All use, disclosure or appropriation of material Confidential Information owned by Landmark by or to a third party has been pursuant to the terms of a written agreement between Landmark and such third party. All use, disclosure or appropriation by Landmark of Confidential Information not owned by Landmark has been pursuant to the terms of a written agreement between Landmark and the owner of such Confidential Information, or is otherwise lawful.

(x) Except as set forth in Section 3.1(h)(x) of the Landmark Disclosure Letter, Landmark has fully documented in writing or in other tangible media all material technology, computer programs or Intellectual Property which are incorporated in, are, or form a material part of any product licensed or sold to customers by Landmark or its Subsidiaries and that are material to the business of Landmark and its Subsidiaries as currently conducted by Landmark and its Subsidiaries, including without limitation, having a complete annotated source code listing for all of the foregoing with respect to year 2000 compliance or conformity.

(xi) Except as set forth in Section 3.1(h)(xi) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark does not know or have reason to know of any outstanding claims by customers relating to year 2000 products and services provided by Landmark to such customers, nor has any such customer asserted, to the knowledge of Landmark, any reasonable basis for such claims.

(xii) Except as set forth in Section 3.1(h)(xii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark has no object and/or source code and/or documentation escrow deposit and/or maintenance obligations to any third party, including, without limitation, deposit obligations relating to bug fixes and/or upgrades and/or revisions and/or new versions in connection with any of Landmark’s products, other than deposit obligations or maintenance obligations arising in the ordinary course of business.

(xiii) There is no software owned by any third party that is embedded in or required for the use of or to be used by any of the products of Landmark or its Subsidiaries that if no longer available to Landmark would have a Material Adverse Effect on Landmark.

(i) Litigation. Except as disclosed in Section 3.1(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Landmark, threatened against Landmark or any of its Subsidiaries, nor, to the knowledge of Landmark, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (A) have a Material Adverse Effect on Landmark, (B) challenge or seek to enjoin or seek damages with respect to Landmark’s entering into and performing this Agreement or that impair the ability of Landmark to perform its obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of Landmark, threatened against Landmark or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (A), (B) or (C) above.

(j) Absence of Changes in Benefit Plans. Except as disclosed in Section 3.1(j) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by Landmark or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Landmark or any of its Subsidiaries. Except as disclosed in Section 3.1(j) or Section 3.1(s) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Landmark or any of its Subsidiaries and any current or former employee, officer, consultant or director of Landmark or any of its Subsidiaries as to which there is or could be aggregate liability on the part of Landmark or any of its Subsidiaries in excess of $10,000.

(k) ERISA Compliance.

(i) Each of Landmark and its Subsidiaries is in material compliance with all applicable laws relating to the form and operation of each Landmark Employee Plan, including ERISA and the Revenue Code. Except as set forth in Section 3.1(k)(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(ii) Neither Landmark nor any trade or business which is under common control with Landmark within the meaning of Section 414 of the Revenue Code (a “Landmark Tax Affiliate”) has a retirement or deferred compensation plan which is subject to Section 412 of the Revenue Code or subject to Title IV of ERISA or maintains a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as set forth in Section 3.1(k)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Landmark Tax Affiliate maintains, contributes to, or has any liability for providing medical, health, life, or other welfare benefit coverage for present or future terminated employees (other than any welfare benefit coverage provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar laws). Neither Landmark nor any Landmark Tax Affiliate has any trusts that are intended to be qualified under Revenue Code section 501(a)(9) and none have had such trusts in the past.

(iii) Landmark has made available to ASG a true and complete copy of, to the extent applicable, (A) each Landmark Employee Plan, as defined in subparagraph (iv) below (B) each trust agreement related to such Landmark Employee Plan, (C) the most recent summary plan description for each Landmark Employee Plan for which such a description is required, (D) the most recent United States Internal Revenue Service (“IRS”) determination letter issued with respect to any Landmark Employee Plan and Landmark’s application to the IRS for such letter, and (E) for the three most recent years (w) except as set forth in Section 3.1(k)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, the Form 5500 and attached schedules, (x) audited financial statements and valuation reports, (y) Forms PBGC-1 (if applicable) and all attachments thereto, and (z) attorneys’ responses to auditors’ requests for information.

(iv) Except as disclosed in Section 3.1(k)(iv) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, each employment, severance or other similar contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, pension, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Landmark or any Landmark Tax Affiliate and covers any employee or former employee of Landmark or any Landmark Tax Affiliate (collectively referred to as “Landmark Employee Plans”) has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Landmark Employee Plan. Landmark’s Employee Plans are listed in Section 3.1(k)(iv) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter. Any Landmark Employee Plan which is intended to be qualified within the meaning of Revenue Code section 401(a) is so qualified and has received a favorable determination letter as to its qualified status, and, to Landmark’s knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(v) Except as set forth in Section 3.1(k)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all required payments, insurance premiums, and contributions to any Landmark Employee Plan for all periods prior to the Effective Time have been timely made or are accrued on Landmark’s financial statements and adequate reserves have been provided for any accrued payments, premiums or contributions (or portions thereof) attributable to service on or prior to the Effective Time. No Landmark Employee Plan provides for an increase in benefits on or after the Effective Time (excluding any agreements between Landmark and individual employees). Except as set forth in Section 3.1(k)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no Landmark Employee Plan contains any contractual language which limits Landmark’s (or its successors’) ability to amend or terminate such plan without obligation or liability (other than those obligations or liabilities for which specific assets have been set aside in a trust or other funding vehicle) and no participant in any Landmark Employee plan has retained the right to continue benefits under any predecessor documents governing a Landmark Employee Plan.

(vi) There has been no amendment to, written interpretation or announcement (whether or not written) by Landmark relating to, or change in employee participation or coverage under, any Landmark Employee Plan that would increase materially the expense of maintaining such Landmark Employee Plan above the level of the expense incurred in respect thereof for Landmark’s fiscal year ended December 31, 2000. For each Landmark Employee Plan for which a Form 5500 has been filed, no material change has occurred with respect to a matter covered by the most recent Form 5500 since this date hereof. Such Form 5500s were timely filed and at the time of filing, such Forms correctly reflected the facts regarding the income, activities, status or other matters of the Plan or any of the information required to be shown thereon. Each Landmark Employee Plan that is required to be amended to reflect changes in recent legislation by December 31, 2001 to remain tax-qualified under Revenue Code section 401(a), has been so amended by Landmark and has been submitted by Landmark or its representatives to the Internal Revenue Service for a determination letter indicating that the plan, as amended, remains tax-qualified.

(vii) All Landmark Employee Plans, to the extent applicable, are in compliance, in all material respects, with (x) the continuation coverage requirements of Section 4980B of the Revenue Code and Sections 601 through 608 of ERISA, (y) the Americans with Disabilities Act of 1990, as amended, and (z) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder. All notices or filings required by ERISA or the Revenue Code or any state or federal law or any ruling or regulation of any state or federal agency with respect to Landmark’s Employee Plans, including but not limited to notices required by section 606 of ERISA and section 4980B(f)(6) of the Revenue Code, or any notices required to be given or made to Landmark’s employees or to beneficiaries of Landmark’s Employee Plans as a result of this Merger, have been timely and appropriately given or made by Landmark. Except as required by law or as set forth in Section 3.1(k)(vii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no Landmark Employee Plan provides any retiree or post-employment benefit coverage.

(viii) Neither Landmark nor any of its respective Subsidiaries or Affiliates, has engaged, nor does Landmark have any knowledge of any employee or officer of Landmark or any of its respective Subsidiaries or Affiliates or any fiduciary (as that term is defined in section 3(21) of ERISA) of any Landmark Employee Plan (“Fiduciary”) having engaged, in a prohibited transaction as such term is defined in Revenue Code section 4975 or section 406 of ERISA, nor have any of the above-mentioned entities or individuals engaged in any other action or failure to act that would subject them to any taxes, penalties, or other liabilities under Revenue Code sections 4972, 4976, 4977, 4979, 4980 or 4980B, or fines or penalties imposed under ERISA sections 409, 502(i) or 501. Except as set forth in Section 3.1(k)(viii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Landmark Tax Affiliate nor any Landmark Employee Plan has entered into a written agreement or similar arrangement with the IRS or the Department of Labor with respect to such Plan, nor have any errors with respect to such Plans been corrected pursuant to voluntary correction programs established by the IRS or the Department of Labor. No Governmental Entities, including the IRS and the Department of labor, have given Landmark, any Landmark Tax Affiliate, any Landmark Employee Plan, any officer of employee of such entity, or any Fiduciary, notice regarding any pending claim, charge, complaint or audit with respect to a Landmark Employee Plan.

(ix) Except as set forth in Section 3.1(k)(ix) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no benefit payable or which may become payable by Landmark or any of its Subsidiaries pursuant to any Landmark Employee Plan or otherwise, as a result of or arising under this Agreement or the Principal Share Purchase and Voting Agreements, will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Revenue Code) which is subject to the imposition of an excise Tax under Section 4999 of the Revenue Code or which would be nondeductible by reason of Section 280G of the Revenue Code. Except as set forth in Section 3.1(k)(ix) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor its Subsidiaries is a party to any: (x) agreement (other than as described in (y) below) with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (y) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(x) Landmark has made available to ASG a list of the names of all employees of Landmark and of any of its Subsidiaries and their salaries as of the most recent practicable date.

(l) Taxes.

(i) Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, Landmark and each of its Subsidiaries has duly filed on a timely basis all Returns required to have been filed by it and has timely paid all Taxes shown as due on such Tax Returns. All such Returns are true, complete and correct in all material respects. Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Landmark or any of its Subsidiaries, nor has Landmark or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on, or extension of the period for the assessment or collection of, any Tax. Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the balance sheet of Landmark contained in the most recent financial statements contained in the SEC Documents (the “Landmark Balance Sheet”) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have arisen since the date of the Landmark Balance Sheet in connection with the operation of the business of Landmark and its Subsidiaries in the ordinary course or as a result of ASG’s election regarding the structure of the Merger as described in Section 1.1(b) or which are Taxes attributable to the consummation of the transactions contemplated by this Agreement. The most recent financial statements contained in the SEC Documents properly reflect in accordance with GAAP all Taxes payable by or properly accruable by Landmark and its Subsidiaries for all taxable periods and portions thereof with respect to periods covered by such financial statements. Landmark and each of its Subsidiaries have complied with all applicable Laws relating to Taxes with respect to information reporting and withholding in connection with payments made to third parties, including employees, and have timely withheld and paid over to the proper authorities all amounts required to have been so withheld and paid over under such Laws.

(ii) Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, none of the Returns of Landmark or of its Subsidiaries have been examined by the Internal Revenue Service or any other taxing authority with respect to a material amount (a) during the three-year period ending on the Closing Date, or (b) during the two-year period immediately preceding such three-year period in which, solely with respect to this clause (b), the examining taxing authority asserted a position that if sustained would have had a Material Adverse Effect on Landmark, and such effect has not been adequately disclosed in the financial statements included in the SEC Documents. None of Landmark and its Subsidiaries has entered into any written agreement (other than any Tax election referred to in Section 3.1(l)(v) below) with a taxing authority which would have effect in the determination of Tax obligations of Landmark or any of its Subsidiaries with respect to any taxable year ending after the date of the Landmark Balance Sheet. Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there are no actions, suits, proceedings, audits, investigations or claims now pending, nor to the knowledge of Landmark, proposed against Landmark or any of its Subsidiaries by any taxing authority relating to any Taxes, nor are there any currently outstanding requests from any taxing authority for information with respect to Landmark or any of its Subsidiaries, nor, to the knowledge of Landmark, are there any proposed reassessments of any property owned by Landmark or any of its Subsidiaries, or other proposals by taxing authorities relating specifically to Landmark or any of its Subsidiaries that could increase the amount of any Tax to which Landmark or any of its Subsidiaries would be subject. Landmark and each of its Subsidiaries has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Revenue Code Section 6662. Neither Landmark nor any of its Subsidiaries is (nor has ever been) a party to any Tax sharing agreement with any party other than Landmark or its Subsidiaries. Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has entered into any binding agreement relating to Tax positions to be taken by Landmark or any of its Subsidiaries in any Return required to be filed after the Effective Time (other than Tax positions that are required to be taken to be consistent with positions taken in Returns filed before the Effective Time). Other than a consolidated, combined, or other similar return for a group of which Landmark has been or is the common parent, neither Landmark nor any of its Subsidiaries has ever joined in the filing of a consolidated, combined or similar Return, for which it may have any liability for Tax of the group filing such consolidated, combined or similar Return under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), nor does Landmark or any of its Subsidiaries have any liability as a transferee or successor, by contract or otherwise for Taxes of any Person other than Landmark and its Subsidiaries. There are no Liens or security interests on any of the assets of Landmark or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes.

(iii) Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Revenue Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Landmark is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Revenue Code during the preceding five-year period. Neither Landmark nor any Subsidiary has participated in an international boycott as defined in Revenue Code Section 999. Neither Landmark nor any Subsidiary is a member of, a partner in, or otherwise owns an interest in a partnership, limited liability or other “pass through” entity. Neither Landmark nor any Subsidiary has agreed, nor is it required to make, any adjustment in computing taxable income for any taxable period ending after the effective date of the Landmark Balance Sheet under Revenue Code Section 481(a) by reason of a change in accounting method effected in any taxable period prior to the Effective Time. Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Revenue Code), passive foreign investment company (as defined in Section 1296 of the Revenue Code) or other entity, the income of which is required to be included in the income of Landmark or any of its Subsidiaries. Neither Landmark nor any of its Subsidiaries has been a “distributing” or “controlled” corporation as defined in Section 355 of the Revenue Code in a transaction intended to qualify under Section 355 and Section 368(a)(1)(D) of the Revenue Code within the three years immediately prior to the signing of this Agreement. Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Subsidiary has granted a power of attorney with respect to any matter relating to Taxes in the last three years, nor has such a power outstanding, except with respect to matters for which both (i) the identity of the attorney or representative appointed, and a description of the Tax matter covered, by the power of attorney is set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, and (ii) a copy of the power of attorney is provided to ASG. Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has any income reportable for a period after the Effective Time but attributable to the sale of property or the provision of services (e.g., an installment sale) occurring in a period ending on or prior to the Effective Time, the effect of which is the deferred reporting, in a Return for the taxable period or portion thereof ending after the Effective Time, of income economically accruing in a period ending on or before the Effective Time from such transaction.

(iv) Neither Landmark nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Revenue Code or agreed to have Section 341(f)(2) of the Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Revenue Code) owned by Landmark or any of its Subsidiaries. Neither Landmark nor any of its Subsidiaries has been, or is a successor corporation (as defined by Treasury Regulation Section 1.1362-5(b)) of a corporation that has been, an “S corporation” (as defined by Revenue Code Section 1361(a)(1)) or a “qualified subchapter S subsidiary” (as defined by Revenue Code Section 1361(b)(3)(B)) within the five-year period immediately prior to the signing of this Agreement.

(v) All material Tax elections for Landmark and its Subsidiaries are set forth in, or apparent from, the Returns to which such elections relate or the Returns in which such elections were first made. Except as set forth in Section 3.1(l)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark and/or each of its Subsidiaries does not have a net operating loss, capital loss, or tax credits presently subject to limitation under Revenue Code Sections 382, 383, 384, or the Treasury Regulations thereunder, or the separate return year limitations applicable under various Treasury Regulations issued under Revenue Code Section 1502.

(vi) As used in this Agreement, “Tax” or “Taxes” means all taxes, assessments, duties, levies, fees and other similar governmental charges (including taxes on or with respect to net or gross income, employment, value added, rent, excise, environmental, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, franchise, doing business, withholding, payroll, workers’ compensation, Pension Benefit Guaranty Corporation premiums, stamp and capital) of the United States (federal, state or local) or other applicable jurisdiction (including any foreign jurisdiction), together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts. As used in this Agreement, “Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Entity in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

(m) No Excess Parachute Payments. Except as set forth in Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Landmark or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Revenue Code). Except as set forth in Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there is no agreement, contract or arrangement to which Landmark or any of its Subsidiaries is a party that may result in the payment of any amount the deduction of which would be disallowed pursuant to Sections 280G or 162(m) of the Revenue Code (disregarding for this purpose all payments that, without the knowledge of Landmark, may be required to be made by ASG or its Affiliates or which are pursuant to agreements entered into after the Effective Time). Except as set forth in Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all contributions made to or under a stock bonus, pension, profit-sharing, or annuity plan that are subject to Revenue Code Section 404(a) meet the requirements for deductibility under Revenue Code Section 404(a) and do not result in an excise tax under Revenue Code Section 4972.

(n) Compliance with Applicable Laws; Environmental Laws.

(i) Landmark and each of its Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a

Material Adverse Effect on Landmark. Landmark and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Landmark.

(ii) Landmark and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Landmark. The term “Environmental Laws” means any federal, state or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (x) Releases or threatened Releases of Hazardous Material into the environment, including into ambient air, soil, sediments, land surface or subsurface, surface water, ground water, or land; or (y) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

(iii) During the period of ownership or operation by Landmark and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material by Landmark or its Subsidiaries, or, to Landmark’s knowledge, any other party, in violation of Environmental Laws in, on, under or affecting such properties, and none of Landmark or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Landmark. Prior to the period of ownership or operation by Landmark and its Subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of Landmark, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term “Release” has the meaning set forth in 42 U.S.C. Sections 9601(22). The term “Hazardous Material” means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., and the Clean Air Act, 42 U.S.C. Sections 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, and (3) polychlorinated biphenyls (PCBs), or materials or fluids containing PCBs.

(o) State Takeover Statutes; Rights Agreement. No Virginia takeover statute or similar statute or regulation applies so as to impede, delay or otherwise adversely affect, the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Landmark is not a party to, nor affected by, any “rights agreement”, “poison pill” or similar plan, agreement or arrangement (a “Rights Arrangement”) affecting the capitalization of, or issuance of capital stock by, Landmark, which would be triggered by the Merger, this Agreement or any other transaction contemplated hereby. In particular, the restrictions on business combinations applicable to “affiliated transactions” contained in Sections 13.1-725 et seq. of the VSCA and the restrictions on “control share acquisitions” contained in Sections 13.1-728.1 et seq. of the VSCA will not apply to the Merger and the other transactions contemplated hereby.

(p) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Updata Capital, Inc. (“Updata Capital”) the fees and expenses of which will be paid by Landmark or the Surviving Corporation (and a copy of whose engagement letter has been provided to ASG), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent on the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Landmark. Assuming consummation of the Merger, no such engagement letter obligates Landmark to continue to use their services or pay fees or expenses in connection with any future transaction.

(q) Opinion of Financial Advisor. The Special Committee has received the opinion of Updata Capital, dated December 6, 2001, to the effect that, as of such date, the consideration to be received in the Merger by Landmark’s shareholders is fair to Landmark’s shareholders (other than ASG and ASG Sub) from a financial point of view, and a signed copy of such opinion has been delivered to ASG.

(r) Contracts, Debt Instruments.

(i) Set forth in Section 3.1(r) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter are (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Landmark or any of its Subsidiaries in an aggregate principal amount in excess of $75,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, “indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations to pay of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

(ii) Neither Landmark nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under): (x) its certificate of incorporation or bylaws, or (y) any order, writ, injunction, decree, statute, rule or regulation applicable to Landmark or any of its Subsidiaries, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Landmark.

(iii) Except as set forth in Section 3.1(r)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries is a party to or is bound by: (x) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Landmark or any of its Subsidiaries and any of their respective officers or directors; (y) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any Person; or (z) any material joint marketing or development agreement.

(s) Certain Agreements. Except as set forth in Section 3.1(s) or Section 3.1(j) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, or as contemplated by this Agreement, Landmark and its Subsidiaries are not parties to or subject to any agreement which falls within any of the following classifications:

(i) any employment, deferred compensation, bonus or contract of a similar nature requiring payments other than salary in excess of $10,000 by Landmark or any Subsidiary;

(ii) any contract or agreement that materially restricts or materially impairs Landmark or any of its Subsidiaries or, to the knowledge of Landmark, Landmark employees from carrying on their respective businesses as now conducted or any part thereof or from competing in any line of business with any other Person or that grants any exclusive license or distribution rights;

(iii) any collective bargaining agreement or other such contract or agreement with any labor organization;

(iv) any lease of personal property requiring rental payments of $200,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

(v) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Landmark or any Subsidiary in personal property;

(vi) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of Landmark or any of its Subsidiaries;

(vii) except as set forth in the Supplemental Disclosure Letter, any agreement to acquire equipment or commitment to make capital expenditures by Landmark or any Subsidiary of $50,000 or more;

(viii) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with Landmark’s sale of properties or assets;

(ix) any agreement requiring Landmark to indemnify any current or former officer, director, employee or agent;

(x) any agreement of any kind, including any distributorship, sales, marketing or representative agreement, which involves future payments or performance of services or delivery of items, requiring payments of $250,000 or more by Landmark or any Subsidiary;

(xi) any agreement with a customer of Landmark providing for services to be performed for such customer for a fixed or capped fee or payment structure, including any maintenance fee caps or limits, other than in the ordinary course of business;

(xii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing), other than in the ordinary course of business;

(xiii) any voting or other agreement governing how any Shares shall be voted, or

(xiv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any transactions contemplated by this Agreement.

Neither Landmark nor any Subsidiary is in default under any contract or agreement, nor, to the knowledge of Landmark, are any other parties to such agreements in default, and to Landmark’s knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, except in each of the foregoing cases for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Landmark. To Landmark’s knowledge, each agreement disclosed pursuant to this Section is in full force and effect. True and complete copies of all such agreements have been provided or made available to ASG or its representatives.

      (t) Title to Properties.

(i) Section 3.1(t) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter lists all real property interests owned or leased by Landmark or its Subsidiaries. Landmark and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, free and clear of all Liens except for defects in title, easements, restrictive covenants liens and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted.

(ii) Landmark and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Landmark and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(u) Labor Matters. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, (i) to Landmark’s knowledge, Landmark and its Subsidiaries are operating and have operated their businesses in compliance in all material respects with all applicable laws relating to such businesses respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act (“IRCA”), the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), any such applicable laws respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers’ compensation, occupational safety and health requirements, labor/management relations, veterans’ rights, leave for military or related service, unemployment insurance, and the Family and Medical Leave Act or related matters, and Landmark and its Subsidiaries are not engaged in and have not engaged in any unlawful practice relating to such businesses under such applicable laws, or in any unfair labor practice relating to the business of Landmark or its Subsidiaries; (ii) no Governmental Entity has given Landmark or any of its Subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any conflicts with or violations of any such laws relating to the business conducted by Landmark or such Subsidiary or in connection with the operation of the business, nor, to the knowledge of Landmark, is any such investigation threatened or pending, nor, to the knowledge of Landmark, has any such investigation occurred during the last two years; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Landmark, threatened against or affecting the business, and neither Landmark nor any Subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (iv) to the knowledge of Landmark, no union representation question or union organizational activity exists respecting employees and, to Landmark’s knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (v) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; and (vi) to Landmark’s knowledge, Landmark and its Subsidiaries are in material compliance with all obligations under all Landmark Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there are no pending or, to the knowledge of Landmark, threatened proceedings, formally asserted claims (other than routine claims for benefits), actions or suits of any nature (x) under or alleging violation of IRCA, WARN or any law respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers’ compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) veterans’ rights, leave for military or related service, unemployment insurance, or matters involving any employee; (y) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (z) relating to alleged breaches of any of Landmark Employee Plans by Landmark, any Affiliate, any officer or employee of such entities, or by any Fiduciary. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, no facts or circumstances exist or have been alleged which could give rise to such actions, suits, arbitration, or claims, and Landmark shall promptly notify in writing of any pending or threatened actions, suits, arbitration, or claims arising between the date hereof and the Effective Time. To Landmark’s knowledge, no employee of Landmark has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by Landmark or any of its Subsidiaries or disclosing to Landmark or any of its Subsidiaries trade secrets or proprietary information of any such employer. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to Landmark’s knowledge, no employee of Landmark or any of its Subsidiaries has given notice to Landmark or any of its Subsidiaries that any employee intends to terminate his or her employment with Landmark or any of its Subsidiaries, although many employees of Landmark and its Subsidiaries are employees at will and thus may terminate their employment with or without notice. Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter sets forth a true and complete list of all material manuals, brochures or publications or similar documents (in print or electronic form) of Landmark and each Subsidiary regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of Landmark or any Subsidiary, including but not limited to any affirmative action plan and procurement policy, if any.

(v) Government Contracts. All representations, certifications and disclosures made by Landmark or any Subsidiary to any Government Contract Party have been in all material respects current, complete and accurate at the times they were made. Except as set forth in Section 3.1(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any contracts of Landmark or any Subsidiary with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving Landmark or any Subsidiary and/or ASG or ASG Sub as successor in interest to Landmark and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Landmark technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any Lien on any of Landmark’s or its Subsidiaries’ rights in and to its technical data, computer software, products and services. There is currently no dispute between Landmark or any of its Subsidiaries and any Government Contract Party. For purposes of this Section, the term “Government Contract Party” means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government and including any employees or agents thereof, in each case acting in such capacity.

(w) Warranties, Guarantees and Indemnities. Except as disclosed in Section 3.1(w) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has provided to its customers rights to obtain refunds or made any other warranties, guarantees or indemnities with respect to the products or services it provides to such customers except where Landmark’s liability is limited to (i) amounts paid to Landmark pursuant to the contract in which such right, warranty, guaranty or indemnity appears and lost profits and consequential damages are expressly excluded, and/or (ii) Landmark’s obligation to use reasonable efforts to remedy a deficiency under such contract without further charge to the customer.

(x) Customer Relationships. To Landmark’s knowledge, each of Landmark and its Subsidiaries has good commercial working relationships with its customers and suppliers. None of Landmark’s top fifty customers (based on Landmark’s consolidated revenues for the four fiscal quarters ended September 30, 2001 (each, a “Material Customer”)) has, from October 1, 2001 cancelled or otherwise terminated its relationship with Landmark or any Subsidiary thereof, decreased or limited materially the amount of product or services ordered from Landmark or any Subsidiary thereof, or threatened to take any such action other than in the ordinary course upon completion of customer projects or in connection with the discontinuation by Landmark or any Subsidiary of Landmark of products previously offered by Landmark or such Subsidiary.

(y) Product and Service Quality. Except as set forth in Section 3.1(y) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all products manufactured, sold, licensed, leased or delivered by Landmark and its Subsidiaries and all services provided by Landmark and its Subsidiaries, to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and quality standards and none of Landmark or its Subsidiaries has any material liability (and to Landmark’s knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Landmark or its Subsidiaries giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith. To the knowledge of Landmark, neither Landmark nor its Subsidiaries has received a complaint from a Material Customer regarding Landmark’s or its Subsidiaries’ services pursuant to which such Material Customer is withholding payment of any material amounts payable to Landmark or such Subsidiary, or which is the subject of an ongoing dispute or correspondence between Landmark and such customer.

(z) Related Party Transactions. Except as set forth in Section 3.1(z) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no director or officer of Landmark or any of its Subsidiaries, and no member of their immediate families has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property, used in connection with or pertaining to Landmark or any of its Subsidiaries, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Landmark or any of its Subsidiaries; provided, however, that no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person’s immediate family or their respective Affiliates of less than two percent (2%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

(aa) Insurance. Section 3.1(aa) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering Landmark and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to ASG. All such policies are in full force and effect, and no notice of cancellation has been received by Landmark with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and Landmark and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

(bb) Disclosure. To Landmark’s knowledge, no representation or warranty by Landmark in this Agreement or in any Transaction Agreement executed as of the date hereof, or to be executed at the Share Purchase Closing, contains any untrue statement of material fact, or omits at the time of execution to state a material fact necessary to make the statements contained herein or therein not misleading.

      3.2     Representations and Warranties of ASG and ASG Sub. Except as set forth in the disclosure letter delivered by ASG to Landmark concurrently with the execution of this Agreement (the “ASG Disclosure Letter”), ASG and ASG Sub represent and warrant to Landmark as follows:

(a) Organization, Standing and Corporate Power. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. ASG Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Each of ASG and ASG Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on ASG. ASG has made available to Landmark complete and correct copies of its certificate of incorporation and bylaws, the articles of incorporation and bylaws of ASG Sub, in each case, as amended to the date of this Agreement.

(b) Authority. ASG and ASG Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements. Subject to receipt of the approvals, consents and clearances relating to the filings described in Section 3.2(d), ASG and ASG Sub have the authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The execution and delivery by ASG and ASG Sub of this Agreement and the other Transaction Agreements and the consummation by ASG and ASG Sub of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action on the part of ASG and ASG Sub. This Agreement and the other Transaction Agreements have been duly executed and delivered by ASG and ASG Sub and constitute a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

(c) Noncontravention. The execution and delivery of this Agreement and the other Transaction Agreements do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements and compliance with the provisions of this Agreement and the other Transaction Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ASG or ASG Sub under (i) the certificate of incorporation or bylaws of ASG or the articles of incorporation or bylaws of ASG Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ASG or ASG Sub or their respective properties or assets or (iii) assuming receipt of the approvals, consents and clearances relating to the filings described in Section 3.2(d), and the giving and making of all notices, reports and other filings described in Section 3.2(d)(ii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASG, ASG Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ASG, (y) materially impair the ability of ASG or ASG Sub to perform their obligations under this Agreement or the other Transaction Agreements or (z) prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Agreements.

(d) Required Filings and Consents. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to ASG or ASG Sub in connection with the execution and delivery of this Agreement or the consummation by ASG or ASG Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form by ASG under the HSR Act and any similar filings and approvals required from foreign jurisdictions, (ii) filings as may be required by any applicable “blue sky” laws, (iii) the filing of the Articles of Merger and other appropriate merger documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the Certificate of Merger pursuant to the VSCA and appropriate documents with the relevant authorities of other states in which Landmark is qualified to do business and (iv) such other waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on ASG (B) materially impair the ability of ASG and ASG Sub to perform their respective obligations under this Agreement or (C) prevent ASG and ASG Sub from consummating, or materially impair the ability of ASG and ASG Sub to consummate, any of the transactions contemplated by this Agreement.

(e) Information Supplied. None of the information supplied or to be supplied by ASG or ASG Sub specifically for inclusion or incorporation by reference in the Proxy Statement or, if applicable, the Schedule 13e-3, will, at the time the Proxy Statement or the Schedule 13e-3, if applicable, is first mailed to Landmark’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than William Blair & Company, the fees and expenses of which will be paid by ASG, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent on the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ASG or ASG Sub.

(g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of ASG, threatened against ASG or any of its Subsidiaries, nor, to the knowledge of ASG, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on ASG, (ii) challenge or seek to enjoin or seek damages with respect to ASG’s or ASG Sub’s entering into and performing this Agreement or that impair the ability of ASG or ASG Sub to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of ASG, threatened against ASG or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii) above.

(h) Financing. Assuming fulfillment of the condition described in Section 6.2(d), ASG or ASG Sub has or, on or prior to the Closing Date, will have, sufficient cash to pay the Merger Consideration.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1     Conduct of Business.

      (a) Conduct of Business by Landmark. From the date of this Agreement until the Effective Time and except as contemplated by this Agreement or otherwise agreed in writing between Landmark and ASG, Landmark will, and will cause its Subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts (i) to preserve intact their current business organizations, (ii) to keep available the services of their current employees, (iii) to preserve their relationships with distributors, licensors, contractors, customers, suppliers, lenders and others having material business dealings with Landmark or its Subsidiaries and (iv) to comply in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, as set forth in Section 4.1 of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, or as may be agreed to in writing by ASG, Landmark will not, and will not permit any of its Subsidiaries to:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Landmark to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Landmark or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the issuance of Shares upon the exercise of Options (as defined in Section 5.4) outstanding on the date of this Agreement and in accordance with their present terms and (B) as contemplated by the Option tender); provided that, without the prior written consent of ASG, in no event (other than such exercise of Options) will Landmark issue any shares of its capital stock prior to the Effective Time;

(iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or (y) any assets that individually or in the aggregate are material to Landmark and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

(vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Landmark or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans or advances to, or investments in, any other Person, other than any Subsidiary of Landmark;

(vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $50,000 or which in the aggregate are in excess of $150,000;

(viii) make any material Tax election or change any method of accounting with respect to Taxes, settle or compromise any asserted claim for federal, state, local or foreign tax liability or refund (provided that ASG’s consent to any such settlement or compromise may not be unreasonably withheld), or file any amended Returns;

(ix) discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business;

(x) waive, release or assign any rights or claims under any customer contract or agreement binding on Landmark or any Subsidiary; or enter into, modify, amend or terminate any contract or agreement binding on Landmark or any Subsidiary; or enter into any contract or agreement binding on Landmark or any Subsidiary which would be required to be disclosed in Section 3.1(s) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, except as expressly contemplated hereby or in the ordinary course of business consistent with past practice;

(xi) adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Options, or authorize cash payments in exchange for any Options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of Landmark or enter into any related or interested party transaction;

(xii) grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date hereof and described in the Landmark Disclosure Letter or the Supplemental Disclosure Letter;

(xiii) except as contemplated by this Agreement, pursue any merger, consolidation, restructuring, recapitalization of Landmark or its Subsidiaries, or otherwise take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve Landmark or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render

Landmark insolvent or to cause Landmark to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria (subject in each case to Landmark’s right to take action consistent with Sections 4.2 and 5.1);

(xiv) initiate any litigation or other proceeding or settle or compromise any pending suit, action, audit or claim relating to Landmark or its Subsidiaries;

(xv) take any action that would cause or constitute a material breach of any representation or warranty made by Landmark in this Agreement;

(xvi) enter into any Rights Arrangement, or take or permit any other action which could have the effect of causing the representation made in Section 3.1(o) to be untrue in any respect; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b) Other Actions. Landmark and ASG will not, and will not permit any of their respective Subsidiaries to, knowingly and willfully take any deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in any material respect as of the date when made or (ii) any of the conditions to the Merger set forth in this Agreement to not be satisfied (subject in each case to Landmark’s right to take action consistent with Sections 4.2 and 5.1).

      4.2     No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, neither Landmark nor any Subsidiary, officer, director, or employee of, or any financial advisor, attorney, accountant, agent or other advisor or representative retained by, Landmark, will directly or indirectly solicit, discuss, or engage in negotiations with, or provide any information to any Person, other than ASG, ASG Sub and their respective representatives, concerning any possible Takeover Proposal. Landmark will promptly notify ASG if any such inquiries or proposals are received by, or any such information is required from, or any such negotiations or discussions are sought to be initiated or continued with Landmark. Notwithstanding the foregoing, nothing contained in this Agreement will prevent Landmark’s Board of Directors from furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any other action that may be required of it in order to exercise its fiduciary duties, as a Board of Directors, under applicable laws. Nothing contained in this Agreement shall be deemed to prevent Landmark from complying with Rules 14a-2, 14d-9 or 14e-2 under the Exchange Act or from making such other disclosures as may be required by applicable laws or to change the recommendation of Landmark’s Board of Directors to the extent permitted by Section 5.1. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from Landmark by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Landmark or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Landmark or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Landmark pursuant to which the shareholders of Landmark immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Landmark; or (c) any liquidation or dissolution of Landmark.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Shareholder Approval; Preparation of Proxy Statement.

      (a) Landmark will, as soon as practicable following the clearance or effectiveness of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its shareholders (the

“Shareholders Meeting”) for the purpose of obtaining Landmark Shareholder Approval. Subject to applicable law and the provisions of Section 5.1(c): (i) Landmark will, through its Board of Directors, recommend to its shareholders that Landmark Shareholder Approval be given; (ii) the Proxy Statement will include a statement to the effect that Landmark’s Board of Directors recommends that Landmark Shareholder Approval be given at the Shareholders Meeting; and (iii) neither Landmark’s Board of Directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to ASG, the recommendation of Landmark’s Board of Directors that Landmark Shareholder Approval be given at the Shareholders Meeting; provided, however, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a withdrawal, amendment or modification, or a proposal to so resolve, in a manner adverse to ASG) of factual information regarding the business, financial condition or operations of any party hereto or the fact that a Takeover Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal; and provided, further, that Landmark’s Board of Directors may change its recommendation to the extent permitted by Section 5.1(c). Without limiting the generality of the foregoing, Landmark agrees that its obligations pursuant to the first sentence of this Section 5.1(a) will not be affected by (i) the commencement, public proposal, public disclosure or communication to Landmark of any Takeover Proposal (including a superior proposal) or (ii) the withdrawal or modification by Landmark’s Board of Directors of its approval or recommendation of this Agreement or Landmark Shareholder Approval.

      (b) Landmark will, as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and, if applicable, the Schedule 13e-3, and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Landmark’s shareholders as promptly as practicable after clearance or effectiveness of the Proxy Statement and the Schedule 13e-3 by the SEC or its staff and the satisfaction of all other conditions required by applicable law prior to such mailing. Landmark will notify ASG promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or, if applicable, the Schedule 13e-3 or for additional information and will supply ASG with copies of all correspondence between Landmark or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13e-3 or the Merger. If at any time after clearance or effectiveness of the Proxy Statement by the SEC or its staff and prior to the Shareholders Meeting there will occur any event that Landmark determines, on advice of its outside counsel, should be set forth in an amendment or supplement to the Proxy Statement, Landmark will promptly prepare and mail to its shareholders such an amendment or supplement.

      (c) Nothing in this Agreement will prevent Landmark’s Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger or Landmark Shareholder Approval if (i)(A) a superior proposal is made to Landmark and is not withdrawn, (B) Landmark provides written notice to ASG (a “Notice of Superior Proposal”) advising ASG that Landmark has received a superior proposal, specifying all of the material terms and conditions of such superior proposal and identifying the Person making such superior proposal, (C) ASG will not have, within three business days of ASG’s receipt of the Notice of Superior Proposal, made an offer that Landmark’s Board by a majority vote determines in its good faith judgment, after consultation with its financial adviser, to be at least as favorable to Landmark’s shareholders as such superior proposal (it being agreed that Landmark’s Board of Directors will convene a meeting to consider any such offer by ASG promptly following the receipt thereof), (D) Landmark’s Board of Directors concludes in good faith, after consultation with outside counsel, that, in light of such superior proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Landmark’s Board of Directors to comply with its fiduciary obligations to Landmark’s shareholders under applicable law and (E) Landmark will not have violated any of the restrictions set forth in Section 4.2 or this Section 5.1; or (ii) otherwise required by applicable law. Landmark will provide ASG with at least three business days prior notice (or such lesser prior notice as provided to the members of Landmark’s Board of Directors but in no event less than twenty-four hours) of any meeting of Landmark’s Board of Directors at which Landmark’s Board of Directors is reasonably expected to consider any Takeover Proposal to determine whether such Takeover Proposal is a superior proposal. For purposes of this Agreement, “superior proposal” will mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

(i) a merger, consolidation, business combination, sale of assets or similar transaction involving Landmark pursuant to which the Shares outstanding immediately preceding such transaction will represent less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Landmark), directly or indirectly, of ownership of 100% of the then-outstanding shares of capital stock of Landmark, on terms and conditions that Landmark’s Board of Directors determines, in its reasonable judgment, after consultation with its financial adviser, to be more favorable to Landmark shareholders than the terms of the Merger; provided, however, that any such offer will not be deemed to be a “superior proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Landmark’s Board of Directors (after consultation with its financial adviser) to be obtained by such third party on a timely basis.

      5.2     Access to Information; Confidentiality. Landmark will, and will cause each of its Subsidiaries to, afford to ASG, and to ASG’s officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Landmark will, and will cause each of its Subsidiaries to, furnish or make available promptly to ASG (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as ASG may reasonably request. Any disclosure that may be required by law, regulation or rule will be coordinated by and between the parties and their advisors prior to such disclosure. Except as required by law, ASG will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives, agents and affiliates to hold, in confidence any confidential information in accordance with the terms of the Confidentiality Agreement dated November 13, 2001 between ASG and Landmark (the “Confidentiality Agreement”).

      5.3     Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 3.1(d) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, Landmark and its Board of Directors will take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

      (b) Landmark will give prompt notice to ASG, and ASG will give prompt notice to Landmark, of: (i) the breach of any material representation or warranty made by it contained in this Agreement, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement and (iii) any pending or threatened suit, action or proceeding contemplated by Section 6.1(c) of this Agreement or the recommendation by the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Justice Department of the commencement of any suit, action or proceeding contemplated by Section 6.1(c) of this Agreement.

      5.4     Stock Plans.

      (a) Options Outstanding. Landmark currently maintains the Landmark Option Plans, which provide for the granting of options to purchase and awards of Shares, and the ESPP, which permits employees to purchase Shares. On and after the date of this Agreement, Landmark shall take all actions necessary to amend each Landmark Option Plan and the ESPP to provide that no further options, awards or rights to receive equity shall be granted or offered under any Landmark Option Plan or the ESPP after the date hereof. Landmark agrees to take all actions necessary to cause the ESPP to terminate as promptly as practicable after the date of this Agreement, and all participant contributions and deferral amounts credited on behalf of the participants under the ESPP Plan at the time of such termination shall be paid to the participants, respectively, in cash by Landmark at such time without interest.

      (b) Conversion of Options. On or before the Closing Date, Landmark will cause each then outstanding and unexercised option to purchase Shares granted under any of the Landmark Option Plans (the “Options”) whether or not then exercisable or vested, to be cancelled and/or converted into an obligation of Landmark to pay, and a right of the holder thereof to receive in full satisfaction of such Option, cash in an amount in respect thereof equal to the product of (i) the excess, if any, of the per share Merger Consideration over the exercise price thereof and (ii) the number of Shares subject to such Option.

      5.5     Post Merger Employment Benefits.

      (a) Employees of Landmark who become employed by ASG or any Subsidiary thereof after the Effective Time will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of ASG, and such employees will receive credit for all service with Landmark for purposes of any “employee benefit plan” as such term is defined in Section 3(3) of ERISA. Notwithstanding the foregoing, neither ASG nor any Subsidiary thereof will be required to continue any such employee benefit plan after the Effective Time, and such employee benefit plans may be amended or terminated in accordance with applicable law. Upon the request of ASG, to the extent permitted by applicable law, any Landmark Employee Plans will be terminated immediately prior to the Effective Time.

      (b) As soon as practicable after the Effective Time, Landmark shall provide ASG with a list of all individuals who were participants or received benefits from any Landmark Employee Plan, together with a list of each such participant’s credited service with respect to each plan (if applicable) and each participant’s benefits in such Plan. Landmark shall, as soon as practicable after the Effective Time, provide ASG with such additional information in Landmark’s possession as may be reasonably requested by ASG, and necessary for ASG to administer any Landmark Employee Plan that it has assumed.

      5.6     Fees and Expenses.

      (a) Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All fees and expenses incurred by Landmark in connection with this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement, including legal, printing, investment banking and accounting fees and expenses, shall be paid by ASG or the Surviving Corporation.

      (b) If this Agreement is terminated pursuant to Sections 7.1(e) or 7.1(f), Landmark agrees to promptly assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by ASG in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000.

      (c) If this Agreement is terminated pursuant to Sections 7.1(d) or 7.1(g) hereof, ASG agrees to promptly assume and pay, or reimburse Landmark for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by Landmark in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000.

      (d) If this Agreement is terminated pursuant to Section 7.1(c), Landmark agrees to assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by ASG in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $3,000,000, within thirty (30) days after ASG submits to Landmark invoices or receipts reflecting such fees and expenses.

      5.7     Public Announcements. ASG and ASG Sub, on the one hand, and Landmark, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the NASDAQ National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties, and the parties agree to cooperate to file such press release with the SEC promptly upon issuance in accordance with applicable law.

      5.8     Shareholder Litigation. Landmark will give ASG the opportunity to participate in the defense or settlement of any shareholder litigation against Landmark and its directors and officers relating to any of the transactions contemplated by this Agreement until the Effective Time or the prior termination of this Agreement in accordance with its terms. After the Effective Time, the Surviving Corporation shall have the opportunity to direct the defense of such litigation and, if the Surviving Corporation so chooses to direct such litigation, the Surviving Corporation shall provide the directors and officers with the opportunity to participate in such litigation; provided, however, that no settlement thereof will be agreed to without the Surviving Corporation’s consent, which consent will not be unreasonably withheld, and provided further that no settlement requiring a payment by an officer, director or other representative will be agreed to without such Person’s consent.

      5.9     Indemnification; Directors and Officers Insurance.

      (a) ASG and ASG Sub agree that all rights to indemnification and advancement of expenses existing in favor of the present or former directors, officers, employees and consultants of Landmark or any of its Subsidiaries as provided in Landmark’s articles of incorporation or bylaws, or the articles of organization, bylaws or similar documents of any of Landmark’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statute of limitations applicable to such matters, and ASG agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

      (b) The articles of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees or consultants of Landmark or otherwise entitled to indemnification and advancement of expenses under the articles of incorporation and the bylaws (the “Indemnified Parties”) and such articles of incorporation of the Surviving Corporation shall include provisions providing for advancement of expenses to such Indemnified Parties in accordance with Landmark’s articles of incorporation and bylaws and as permitted by Article 10 of the VSCA. It is understood and agreed that Landmark shall, to the fullest extent permitted under Virginia law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, ASG will cause the Surviving Corporation, to the fullest extent permitted under Virginia law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of the transactions contemplated by this

Agreement, to the extent that it was based, in whole or in part, on the fact that such Indemnified Party is or was a director, officer or employee of Landmark and arising out of actions or omissions or alleged actions or omissions occurring prior to the Effective Time, and in the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Landmark or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by ASG, which counsel shall be reasonably satisfactory to the Indemnified Parties (which consent shall not be unreasonably withheld), promptly as statements therefor are received and (ii) Landmark and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that (x) neither Landmark nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law or the articles of incorporation or by-laws of Landmark or any Subsidiary of Landmark or any applicable agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to ASG; and (z) nothing in this Section 5.9 shall impair any rights of any Indemnified Party.

      (c) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors’ and officers’ liability insurance covering the persons currently covered by Landmark’s existing directors’ and officers’ liability insurance policies and providing substantially similar coverage to such existing policies (“D and O Insurance”); provided, however, that the Surviving Corporation will not be required in order to maintain such D and O Insurance to pay an annual premium in excess of $250,000; and provided further that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of $250,000, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to $250,000. Alternatively, upon mutual agreement between ASG and Landmark, Landmark may purchase on or prior to the Effective Time, “tail” D and O Insurance coverage insurance for the six-year period described in this Section 5.9(c), which “tail” coverage shall provide coverage in amounts and on terms consistent with the D and O Insurance coverage immediately prior to the purchase of such “tail” coverage.

      (d) This Section 5.9 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person entitled to be indemnified hereunder (whether or not parties to this Agreement).

      5.10     Closing of Merger. ASG and ASG Sub agree that immediately following the closing of the purchase of the Principal Shares by ASG pursuant to the terms of the Principal Share Purchase and Voting Agreements, ASG and ASG Sub shall cause the Closing of the Merger to occur pursuant to the terms hereof.

      5.11     Supplemental Disclosure Letter. No later than fifteen (15) days after the date of this Agreement, Landmark shall provide to ASG and ASG Sub the Supplemental Disclosure Letter which shall contain all of the information required by this Agreement and not previously provided in the Landmark Disclosure Letter pertaining solely to Landmark’s Subsidiaries which are not organized in the U.S. (the “Non-U.S. Subsidiaries”). The Supplemental Disclosure Letter may include exceptions to the representations and warranties related to the Non-U.S. Subsidiaries even if the terms of the specific representation and warranty contained herein do not include a reference to the Supplemental Disclosure Letter. Such Supplemental Disclosure Letter shall be set forth in the form and manner of the Landmark Disclosure Letter previously delivered to ASG. ASG shall have a period of five (5) business days to review and have the opportunity to ask representatives of Landmark about the disclosures. At the end of the five (5) day period, ASG shall provide written notice of its desire to continue with the transaction or terminate this Agreement pursuant to Section 7.1(h). In the event that ASG continues to go forward with the transaction, the terms of this Agreement will continue in full force and effect and all terms, conditions or covenants shall continue in full force and effect. ASG and ASG Sub hereby acknowledge and agree that the failure of Landmark to provide disclosure in the Landmark Disclosure Letter regarding the Non-U.S. Subsidiaries shall not constitute a breach under the terms of this Agreement.

      5.12     Closing. ASG, ASG Sub and Landmark shall use their best efforts to cause the Closing to occur no later than five (5) business days after all of the conditions precedent set forth in Article VI shall have been satisfied or waived by each of ASG, ASG Sub and Landmark.

      5.13     Non-Competition Agreements. Upon the execution and delivery to ASG, ASG Sub and Landmark of Non-Competition Agreements in substantially the form attached hereto as Exhibit B by the Persons and in the amounts listed in Schedule 5.13, ASG and ASG Sub shall execute and deliver such Non-Competition Agreements to such Persons immediately following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Landmark Shareholder Approval. Landmark Shareholder Approval will have been obtained.

(b) Regulatory Approvals. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby will have been obtained. All regulatory approvals, consents, waivers, or administrative actions of Governmental Entities that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement shall have been procured, and no approval, consent, waiver, or administrative action shall have included any condition or requirement that would result in a Material Adverse Effect on ASG or the Surviving Corporation.

(c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition will be in effect which would make the Merger or the acquisition or holding by ASG or its affiliates of Shares or common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger (each party agreeing to use all reasonable efforts to have such prohibition lifted).

      6.2     Conditions to ASG and ASG Sub’s Obligation to Effect the Merger. The obligations of ASG and ASG Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Landmark contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Landmark contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. ASG will have received a certificate with respect to the foregoing signed by a duly authorized officer of Landmark;

(b) Landmark will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and ASG will have received a certificate with respect to the foregoing signed by a duly authorized officer of Landmark;

(c) All third party consents, the failure of which to obtain would have a Material Adverse Effect on Landmark, will have been obtained;

(d) The Landmark Cash shall not be less than $25,500,000;

(e) Each of the Principal Shareholders shall have executed and delivered to ASG, ASG Sub and Landmark Non-Competition Agreements substantially in the form of Exhibit C;

(f) The representations and warranties of each Principal Shareholder contained in the Principal Share Purchase and Voting Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of each Principal Shareholder contained in the Principal Share Purchase and Voting Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(g) Each Principal Shareholder will have performed in all material respects each of such Person’s covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed at or prior to the Effective Time pursuant to the terms thereof;

(h) Each officer and director of Landmark and its Subsidiaries shall have resigned from such position, effective as of the Effective Time;

(i) Landmark’s maintenance revenues for Landmark’s fiscal year ended December 31, 2001, as calculated in accordance with GAAP applied on a consistent basis with prior audited periods and Landmark’s accounting policies, shall be at least $30,100,000; and

(j) Each of the conditions precedent set forth in Section 5 of the Second Amendment and Waiver to Credit Agreement attached as Exhibit D shall have been satisfied or waived.

      6.3     Conditions to Landmark’s Obligation to Effect the Merger. The obligation of Landmark to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) The representations and warranties of ASG and ASG Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of ASG and ASG Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and provided further, however, that the representation and warranty of ASG and ASG Sub contained in Section 3.2(h) shall be true and correct on the date of this Agreement and as of the Closing Date. Landmark will have received a certificate with respect to the foregoing signed by duly authorized officers of ASG and ASG Sub.

(b) Each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof and Landmark will have received a certificate with respect to the foregoing signed by duly authorized officers of ASG and ASG Sub.

(c) All third party consents, the failure of which to obtain would have a Material Adverse Effect on ASG, will have been obtained.

(d) Each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed at or prior to the Effective Time pursuant to the terms thereof.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Landmark:

(a) by mutual written consent duly authorized by the Boards of Directors of ASG and Landmark;

(b) by either ASG or Landmark,

(i) if the Merger has not been consummated on or prior to April 30, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action becomes final and nonappealable; or

(iii) if Landmark Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting duly convened therefor and at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) will not be available to Landmark where the failure to obtain Landmark Shareholder Approval was caused by (x) the action or failure to act of Landmark or (y) a breach of the Principal Share Purchase and Voting Agreements by any party thereto other than ASG or ASG Sub;

(c) by ASG, if (i) as of the date of this Agreement, any of the representations and warranties of Landmark set forth in this Agreement fail to be true and correct in any material respect, (ii) at any time after the date of this Agreement and prior to the Effective Time, any of the representations and warranties of Landmark set forth in this Agreement cease to be true and correct in any material respect, or (iii) Landmark breaches or fails to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of Landmark to be performed or complied with by it; provided that if any such breach or failure in the case of clauses (i), (ii) or (iii) (other than a breach of Sections 4.2 or 5.1) is curable by Landmark through the exercise of its reasonable efforts, then ASG may not terminate this Agreement under this subsection (c) until ten (10) business days after written notice thereof has been given to Landmark by ASG and unless at such time the matter has not been cured;

(d) by Landmark, if (i) as of the date of this Agreement, any of the representations and warranties of ASG or ASG Sub set forth in this Agreement (other than the representations and warranties set forth in Section 3.2(h)) and the other Transaction Agreements fail to be true and correct in any material respect or the representations and warranties set forth in Section 3.2(h) fail to be true and correct; (ii) at any time after the date of this Agreement and prior to the Effective Time, any of the representations and warranties of ASG or ASG Sub set forth in this Agreement (other than the representations and warranties set forth in Section 3.2(h)) and the other Transaction Agreements cease to be true and correct in any material respect or the representations and warranties set forth in Section 3.2(h) cease to be true and correct; or (iii) ASG or ASG Sub breaches or fails to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of ASG or ASG Sub to be performed or complied with by either of them; provided that if any such breach or failure in the case of clauses (i), (ii) or (iii) is curable by ASG or ASG Sub through the exercise of their reasonable efforts, then Landmark may not terminate this Agreement under this subsection (d) until ten (10) business days after written notice thereof has been given to ASG and ASG Sub by Landmark and unless at such time the matter has not been cured.

(e) by ASG or Landmark, if the Board of Directors of Landmark will have withheld, withdrawn, modified or amended its recommendation in favor of this Agreement, the Merger or Landmark Shareholder Approval as permitted pursuant to Section 5.1(c) and will have authorized Landmark to enter into an agreement with a third party with respect to a superior proposal;

(f) by ASG, if the Landmark Cash shall be less than $25,500,000;

(g) by Landmark, if the condition described in Section 6.2(d) has been fulfilled and ASG is unable to pay the Merger Consideration at Closing.

(h) by ASG, within five (5) days after the delivery of the Supplemental Disclosure Letter, if any information contained in the Supplemental Disclosure Letter would reasonably cause ASG to materially lower its valuation of Landmark.

      7.2     Effect of Termination.

      (a) If this Agreement is terminated by either Landmark or ASG as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 5.2, Section 5.6, this Section 7.2, and Article VIII; provided, however, that, except as provided in Sections 7.2(b) through 7.2(f), nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any breach of this Agreement.

      (b) If this Agreement is terminated by ASG or Landmark pursuant to Section 7.1(e), Landmark will pay or cause to be paid to ASG, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two business days of such termination.

      (c) If this Agreement is terminated by ASG pursuant to Section 7.1(f) or by ASG or Landmark pursuant to Sections 7.1(b)(i) or 7.1(b)(iii), and, prior to such termination under any of such Sections listed in this Section 7.2(c), a third party has publicly announced a Takeover Proposal, the consummation of which would constitute an Acquisition Event, and within 12 months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliate is consummated or Landmark enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event, Landmark will pay or cause to be paid to ASG, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two (2) business days after the consummation of such Acquisition Event or the entry by Landmark into such definitive agreement.

      (d) If this Agreement is terminated by Landmark pursuant to Section 7.1(g), ASG will pay or cause to be paid to Landmark, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two (2) business days of such termination.

      (e) Landmark, ASG and ASG Sub acknowledge that the liquidated damages provisions are necessary to compensate ASG, ASG Sub or Landmark, as the case may be, for the expenses incurred in pursuing this transaction, including due diligence costs, lost opportunities and professional expenses.

      (f) No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive in accordance with their terms. For the purposes of this Agreement, “Acquisition Event” means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Landmark pursuant to which the shareholders of Landmark immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Landmark of assets representing in excess of 50% of the aggregate fair market value of Landmark’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Landmark), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Landmark.

      7.3     Amendment. This Agreement may be amended by the parties at any time before or after obtaining Landmark Shareholder Approval; provided, however, that after the Landmark Shareholder Approval, there will not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      7.4     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

      7.5     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 will, in order to be effective, require in the case of ASG, ASG Sub or Landmark, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement exclusive of Exhibits will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	if to ASG or ASG Sub, to:

Arthur L. Allen

President and Chief Executive Officer
Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-435-3633

with copies to:

General Counsel

Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-263-7443

          and

Robert E. McLaughlin, Esq.

Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
Fax: 202-429-3000

(b)	if to Landmark, to

Katherine K. Clark

President and Chief Executive Officer
Landmark Systems Corporation
12700 Sunrise Valley Drive
Reston, Virginia 20191-5804

with a copy to:

Steven L. Meltzer, Esq.

Shaw Pittman LLP
1650 Tysons Blvd.
McLean, VA 22102
Fax: 703-770-7901

          and

Danielle Srour, Esq.

Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Fax: 202-663-8007

      8.3     Definitions. For purposes of this Agreement:

“Acquisition Event” is defined in Section 7.2(f) of this Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement and Plan of Merger and all Annexes, Exhibits and Amendments hereto.

“Certificates” is defined in Section 2.2(c) of this Agreement.

“Closing Date” is defined in Section 1.3 of this Agreement.

“Confidentiality Agreement” is defined in Section 5.2 of this Agreement.

“Confidential Information” is defined in Section 3.1(h)(ix) of this Agreement.

“D and O Insurance” is defined in Section 5.9(c) of this Agreement.

“Effective Time” is defined in Section 1.4 of this Agreement.

“Environmental Laws” is defined in Section 3.1(n)(ii) of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” is defined in Section 3.1(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Fiduciary” is defined in Section 3.1(k)(viii) of this Agreement.

“GAAP” means generally accepted accounting principles.

“Government Contract Party” is defined in Section 3.1(v) of this Agreement.

“Governmental Entity” is defined in Section 3.1(d) of this Agreement.

“Hazardous Material” is defined in Section 3.1(n)(iii) of this Agreement.

“HSR Act” is defined in Section 3.1(d) of this Agreement.

“Intellectual Property” is defined in Section 3.1(h)(i) of this Agreement.

“IRCA” is defined in Section 3.1(u) of this Agreement.

“IRS” means the Internal Revenue Service.

“Liens” is defined in Section 3.1(b) of this Agreement.

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with any Person, any change or effect that is or would be materially adverse to such Person and its Subsidiaries, taken as a whole, taking into account the business, properties, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than adverse effects arising out of events or changes (i) generally affecting the U.S. economy as a whole or the global economy in a similar manner, provided that the business of such Person is not affected in a materially disproportionate manner, (ii) affecting the computer software industry generally, provided that the business of such Person is not affected in a materially disproportionate manner, (iii) as a result of the announcement of the transactions contemplated by this Agreement, (iv) in the trading price of the capital stock of such Person (provided that the reasons underlying any such change in trading price may be considered in determining whether or not a Material Adverse Effect has occurred) or (v) resulting from the worsening of current conditions caused by acts of terrorism or war (whether declared or undeclared) occurring after the date of this Agreement.

“Material Customer” is defined in Section 3.1(x) of this Agreement.

“Merger” is defined in Recital A of this Agreement.

“Merger Consideration” is defined in Section 2.1(c) of this Agreement.

“Non-US Competition Laws” means the competition and antitrust laws of any country other than the United States.

“Notice of Superior Proposal” is defined in Section 5.1(c) of this Agreement.

“Options” is defined in Section 5.4(b) of this Agreement.

“Paying Agent” is defined in Section 2.2(a) of this Agreement.

“Permits” is defined in Section 3.1(n)(i) of this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Landmark” is defined in the introductory paragraph of this Agreement.

“Landmark Balance Sheet” is defined in Section 3.1(l)(i) of this Agreement.

“Landmark Cash” means as of any date the total amount of cash, cash equivalents and marketable securities and investments of Landmark and its Subsidiaries, provided however, that Landmark Cash shall be deemed to include: (i) amounts paid by Landmark in accordance with Section 5.4(b) to convert Options into cash in an amount in respect of each such Option equal to the product of (A) the excess, if any, of the per share Merger Consideration over the exercise price thereof and (B) the number of Shares subject to such Option, and (ii) amounts paid by Landmark in respect of (A) filings made in compliance with the HSR Act and the Exchange Act and (B) annual insurance premiums made pursuant to Section 5.9 of this Agreement, which amounts in this clause (ii) shall not exceed in the aggregate $200,000.

“Landmark Disclosure Letter” is defined in Section 3.1 of this Agreement.

“Landmark Employee Plans” is defined in Section 3.1(k)(iv) of this Agreement.

“Landmark Option Plans” is defined in Section 3.1(c) of this Agreement.

“Landmark Preferred Stock” is defined in Section 3.1(c) of this Agreement.

“Landmark Shareholder Approval” is defined in Section 3.1(d) of this Agreement.

“Landmark Tax Affiliate” is defined in Section 3.1(k)(ii) of this Agreement.

“Principal Share Purchase and Voting Agreements” means the Principal Share Purchase and Voting Agreements dated of even date herewith by and between ASG, ASG Sub and the Principal Shareholders.

“Proxy Statement” is defined in Section 3.1(d) of this Agreement.

“Returns” is defined in Section 3.1(l)(vi) of this Agreement.

“Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Rights Arrangement” is defined in Section 3.1(o) of this Agreement.

“ASG” is defined in the introductory paragraph of this Agreement.

“ASG Sub” is defined in the introductory paragraph of this Agreement.

“SEC” means the Securities Exchange Commission.

“SEC Documents” is defined in Section 3.1(e) of this Agreement.

“Securities Act” is defined in Section 3.1(e) of this Agreement.

“Share” is defined in Recital A of this Agreement.

“Shareholders Meeting” is defined in Section 5.1(a) of this Agreement.

“Special Committee” means the special committee established by Landmark’s Board of Directors to, among other things, consider the Merger and the other transactions contemplated by this Agreement.

“Subsidiary” of any Person means another Person, in which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“superior proposal” is defined in Section 5.1(c) of this Agreement.

“Surviving Corporation” is defined in Section 1.2 of this Agreement.

“Takeover Proposal” is defined in Section 4.2 of this Agreement.

“Tax” or “Taxes” is defined in Section 3.1(l)(vi) of this Agreement.

“Third Party Intellectual Property Rights” is defined in Section 3.1(h)(ii) of this Agreement.

“Transaction Agreements” means this Agreement, the Principal Share Purchase and Voting Agreements, the Non-Competition Agreements and the Guarantee and Promise to Pay executed by Arthur L. Allen in favor of each of the Principal Shareholders.

“VSCA” means the Virginia Stock Corporation Act.

“Warrant” is defined in Section 3.1(c)(i) of this Agreement.

“WARN Act” is defined in Section 3.1(u) of this Agreement.

      8.4     Interpretation. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this

Agreement. When used in this Agreement with respect to Landmark or ASG, the word “knowledge” and words of similar import mean the knowledge of those officers, directors and other executive personnel of such Person and its Subsidiaries with responsibility for the matter as to which such knowledge is expressed. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns. References to a law or statute in this Agreement include all amendments and modifications to such law or statute, and all rules and regulations promulgated thereunder. References to Landmark in this Agreement refer also to Landmark’s Subsidiaries unless the context would clearly indicate otherwise.

      8.5     Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      8.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Landmark Disclosure Letter, the Supplemental Disclosure Letter, the Transaction Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

      8.7     Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      8.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that ASG Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to ASG or to any direct or indirect wholly owned Subsidiary of ASG, but no such assignment will relieve ASG Sub and ASG of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.9     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or the Eastern District of Virginia located in the City of Alexandria or in Florida or Virginia state court located in , this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and venue of any federal court located in the State of Florida or the Eastern District of Virginia located in the City of Alexandria or any Florida or Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or choice of venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida or in the Northern District of Virginia.

      8.10     Disclosure. Nothing in the Landmark Disclosure Letter or the Supplemental Disclosure Letter will be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else reasonably applicable in the Landmark Disclosure Letter or the Supplemental Disclosure Letter in a manner sufficiently clear to identify to which representation or warranty an exception is being made.

      IN WITNESS WHEREOF, ASG, ASG Sub and Landmark have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ALLEN SYSTEMS GROUP, INC. By: /s/ ARTHUR L. ALLEN Name: Arthur L. Allen Title: President and Chief Executive Officer ASG SUB, INC. By: /s/ ARTHUR L. ALLEN Name: Arthur L. Allen Title: President	LANDMARK SYSTEMS CORPORATION By: /s/ KATHERINE K. CLARK Name: Katherine K. Clark Title: Chief Executive Officer and President

Annex B

December 6, 2001

CONFIDENTIAL

Special Committee of the Board of Directors

Landmark Systems Corporation
12700 Sunrise Valley Drive
Reston, VA 20191

Dear Members of the Special Committee:

      We understand that Landmark Systems Corporation (“Landmark” or the “Company”) and Allen Systems Group, Inc., a Delaware corporation based in Florida (“ASG”) have entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which a wholly owned subsidiary of ASG will merge into Landmark (the “Merger”), and each of the outstanding shares of Landmark common stock (“Landmark Common Stock”) outstanding at the effective time of the Merger will be converted into the right to receive $4.75 in cash per share (the “Consideration”).

      Immediately prior to the execution and delivery of the Agreement, ASG, ASG Sub, Inc., Patrick McGettigan and Katherine Clark (together with Patrick McGettigan, the “Principal Shareholders”) will have entered into Principal Share Purchase and Voting Agreements, pursuant to which, among other things, each Principal Shareholder is required to vote the shares held by such Principal Shareholder (“the Principal Shares”) in favor of the Merger and to sell the Principal Shares to ASG immediately prior to the conversion of the Shares at the effective time of the Merger in exchange for installment payments from ASG.

      You have requested our opinion as to whether the Consideration to be received by Landmark shareholders in the Merger and the transactions contemplated by the Merger (the “Transaction “) is fair, from a financial point of view, to such Landmark shareholders.

      Updata Capital, Inc. (“Updata”) focuses on providing merger and acquisition advisory services to information technology (“IT”) companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to you, the Special Committee of the Board of Directors of Landmark, and will receive a fee from Landmark upon the successful conclusion of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

      In rendering our opinion, we have among other things:

1.	reviewed the most recent draft of the Agreement and based our opinion on our understanding that the terms and conditions of the Agreement will not materially change and reviewed most recent drafts of the arrangements between the Principal Shareholders and ASG and based our opinion on our understanding that the terms and conditions of those arrangements will not materially change;

2.	reviewed Landmark’s annual reports and Forms 10-K for the fiscal years ended December 31, 1999 and 2000, including the audited financial statements included therein, and Landmark’s Form 10-Q for the nine months ended September 30, 2001, including the unaudited financial statements included therein;

Updata Capital, Inc.
125 Half Mile Road, Red Bank, NJ 07701, 732-945-1000, Fax: 732-945-1001
2100 Reston Parkway, Suite 430, Reston, Virginia 20191, 703-736-0020 Fax: 703-736-0022

www.updata.com

December 6, 2001
Landmark’s Fairness Opinion

3.	reviewed certain internal financial and operating information, including certain projections, relating to Landmark prepared by Landmark management;

4.	participated in discussions with Landmark management concerning the operations, business strategy, financial performance and prospects for Landmark;

5.	reviewed the recent reported closing prices and trading activity for Landmark Common Stock;

6.	compared certain aspects of the financial performance of Landmark with public companies we deemed comparable;

7.	analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction including previous offers for the Company that were not consummated;

8.	reviewed ASG’s audited financial statements for the fiscal years ended December 31, 1999, December 31, 2000, and nine months audited financials dated September 31, 2001;

9.	reviewed ASG’s management projections and proforma statements for the combined entity;

10.	assessed, based on discussions with Landmark and ASG management, the strategic rationale for the Transaction;

11.	assisted in negotiations and discussions related to the Transaction among Landmark, ASG and their respective legal and investment banking advisors; and

12.	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Landmark. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Landmark as to the future performance of Landmark. We have neither made nor obtained an independent appraisal or valuation of any of Landmark’s assets. We have not been requested to, and we have not evaluated, nor provided any opinion on the value of ASG. This issue is relevant to the Principal Shareholders who will receive installment payments in connection with the transaction contemplated.

      Based upon and subject to the foregoing, we are of the opinion that the Consideration to be received by Landmark shareholders in the Transaction is fair, from a financial point of view, to Landmark shareholders.

      For purposes of this opinion, we have assumed that Landmark is not currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business.

      Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. Any change in such conditions may impact this opinion.

Updata Capital, Inc.
125 Half Mile Road, Red Bank, NJ 07701, 732-945-1000, Fax: 732-945-1001
2100 Reston Parkway, Suite 430, Reston, Virginia 20191, 703-736-0020 Fax: 703-736-0022

www.updata.com

December 6, 2001
Landmark’s Fairness Opinion

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee of the Board of Directors of Landmark only in connection with its consideration of the Transaction and Updata is not expressing a view as to the business merits of the Transaction. Furthermore, this opinion does not constitute a recommendation to any Landmark shareholder as to how such shareholder should vote on the Merger. Updata does not believe that any person other than the Special Committee of the Board of Directors of Landmark has the legal right under state law to rely on this opinion, and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission. Updata hereby consents to references to, and the inclusion of, this opinion in its entirety in the proxy materials to be filed with the Securities and Exchange Commission or any other governmental authority and delivered to the Landmark shareholders in connection with the Transaction.

Sincerely,

Updata Capital, Inc.
125 Half Mile Road, Red Bank, NJ 07701, 732-945-1000, Fax: 732-945-1001
2100 Reston Parkway, Suite 430, Reston, Virginia 20191, 703-736-0020 Fax: 703-736-0022

www.updata.com

Annex C

CLARK

PRINCIPAL SHARE PURCHASE

AND VOTING AGREEMENT

      THIS PRINCIPAL SHARE PURCHASE AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 6, 2001 among Allen Systems Group, Inc. a Delaware corporation (“ASG”), ASG Sub, Inc., a Virginia corporation (“ASG Sub”), and Katherine K. Clark (the “Principal Shareholder”), a shareholder of Landmark Systems Corporation, a Virginia corporation (“Landmark”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement defined below.

RECITALS

      A.     Principal Shareholder is the owner of record of the number of Shares indicated on the signature page of this Agreement (“Principal Shares”);

      B.     Concurrently with the execution and delivery of this Agreement, ASG, ASG Sub, and Landmark have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which ASG Sub and Landmark will be merged, and each Share that is (i) issued and outstanding immediately prior to the Effective Time and (ii) not owned by ASG, ASG Sub or Landmark will be converted into the right to receive the Merger Consideration; and

      C.     In order to induce ASG and ASG Sub to enter into the Merger Agreement and consummate the Merger, Principal Shareholder has agreed to execute and deliver to ASG this Agreement, pursuant to which Principal Shareholder has agreed to (i) sell, exchange and deliver to ASG, immediately prior to the conversion of the Shares pursuant to the Merger Agreement, the Principal Shares in return for (a) the Share Consideration as defined herein and (b) a guarantee by Arthur L. Allen (the “Guarantor”) of all amounts due to Principal Shareholder under this Agreement pursuant to that certain Guarantee and Promise to Pay (the “Guarantee”) attached hereto as Exhibit A (the “Sale”), (ii) grant ASG or ASG Sub an irrevocable proxy with respect to the issued and outstanding Principal Shares, and (iii) make certain representations, warranties, covenants and agreements in connection with the Sale.

      THEREFORE, in consideration of the mutual covenants herein set forth, in consideration of ASG and ASG Sub entering into the Merger Agreement and in consideration of Guarantor entering into the Guarantee, the parties agree as follows:

      1.     Purchase and Sale of Principal Shares

      (a) Sale. Subject to the terms and conditions of this Agreement, at the Share Purchase Closing referred to in Section 1(d) hereof, Principal Shareholder shall sell, assign, transfer and deliver the Principal Shares to ASG free and clear of all Liens.

      (b) Consideration. In consideration of the sale, assignment, transfer and delivery of the Principal Shares, ASG shall pay to the Principal Shareholder the following:

(i) One Dollar, plus

(ii) an amount equal to 5.59% of the Landmark Product Line Cash Receipts (the “Contingent Payments”), payable semi-annually in accordance with Section 1.3(c) below. The obligation to make the Contingent Payments shall continue until the Principal Shareholder has received from ASG (or, on behalf of ASG, from the Guarantor pursuant to the Guarantee) an amount equal to the sum of (A) the number of Principal Shares multiplied by the Merger Consideration, as further adjusted pursuant to Section 15 hereof (the “Contingent Consideration”), plus (B) thirteen percent (13%) annual interest compounded semi-annually on the unpaid balance of the Contingent Consideration (the Contingent

Consideration plus interest, the “Total Contingent Consideration”), at which time the Contingent Payments shall cease. The Total Contingent Consideration, together with the One Dollar to be paid to the Principal Shareholder pursuant to clause (i) above, shall be defined herein as “Share Consideration”.

(iii) For purposes of this Agreement, the term “Landmark Product Line Cash Receipts” shall mean all cash receipts obtained by ASG and its Affiliates after the Effective Time in respect of maintenance, upgrade, portfolio, access and license fees, and any and all like fees (not including professional service fees such as consulting fees and customization fees for services performed by ASG or its Affiliates), relating to the Landmark Product Line. The “Landmark Product Line” shall mean all products of Landmark existing immediately prior to the Effective Time, including, but not limited to all TMON, TMON for Websphere, TMON for Linux and other TMON-related products, and all derivative works thereof. If, at anytime during the term of this Agreement, any product in the Landmark Product Line is licensed to a third-party customer or otherwise along with any other software product or service in a bundle, Landmark Product Line Cash Receipts attributable to such license shall be calculated based upon the proportion of the relative list prices of all products and services in the bundle allocable to the Landmark Product Line product or products.

      (c) Procedure for Payment of Contingent Payments.

      (i) Within thirty (30) days following the end of each six-month period commencing after the Effective Time (“Statement Period”), ASG shall furnish the Principal Shareholder with a calculation in reasonable detail of the Landmark Product Line Cash Receipts and a calculation of the Contingent Payment due (the “Payment Statement”). At the same time as ASG provides the Payment Statement to the Principal Shareholder, ASG shall pay to the Principal Shareholder the Contingent Payment in the amount set forth in the Payment Statement. In addition to the foregoing semi-annual payments, if ASG has not made the second semi-annual payment by March 31, 2003, ASG shall make a payment on March 31, 2003 of the Contingent Payments due to Principal Shareholder for the period through February 28, 2003. For the avoidance of doubt, the second semi-annual payment shall be due at the same time as if the March payment had not been made but shall cover only Contingent Payments due for the period between March 1, 2003 and the date such second annual payment would otherwise be due.

      (ii) The Principal Shareholder shall have a period of thirty (30) days after receipt by the Principal Shareholder of the Payment Statement and the payment (the “Notice Period”) to notify ASG of her election to accept or reject (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) the Payment Statement. In the event no notice is received by ASG during the Notice Period, the Payment Statement shall be deemed accepted by the Principal Shareholder and final and binding on the parties hereto. In the event that the Principal Shareholder shall timely reject the Payment Statement, ASG and the Principal Shareholder shall attempt to make a joint determination of the Landmark Product Line Cash Receipts for the Statement Period and such determination shall be final and binding on the parties hereto.

      (iii) In the event the Principal Shareholder and ASG are unable to agree upon a joint determination of the Landmark Product Line Cash Receipts for the Statement Period, then within sixty (60) days after receipt by the Principal Shareholder of the disputed Payment Statement and payment, ASG and the Principal Shareholder shall submit the dispute to ASG’s nationally recognized independent public accountant. ASG and the Principal Shareholder shall request that such independent public accountant render its determination prior to ninety (90) days after receipt by the Principal Shareholder of the disputed Payment Statement and payment and such determination and any required adjustments resulting therefrom shall be final and binding on all the parties hereto. The fees and expenses of the independent public accountant incurred pursuant to this Section 1(c) shall be divided evenly between the Principal Shareholder and Patrick H. McGettigan unless the amount of any adjustment in favor of the Principal Shareholder shall exceed 10% of the Contingent Payment, in which case all of such fees and expenses shall be paid by ASG.

      (d) Share Purchase Closing. The closing of the transactions contemplated by this Agreement (the “Share Purchase Closing”) will take place at the offices of Steptoe & Johnson LLP, 1330 Connecticut Avenue, NW, Washington, D.C. 20036 on the same date as, and immediately prior to, the Effective Time.

(i) At the Share Purchase Closing, there will be delivered to Principal Shareholder by ASG (A) the consideration referred to in Section 1(b)(i) hereof (B) the Guarantee; and (C) all previously undelivered documents required to be delivered by ASG or ASG Sub at or prior to the Share Purchase Closing in connection with the transactions contemplated by this Agreement.

(ii) At the Share Purchase Closing, Principal Shareholder will deliver to ASG or ASG Sub (A) duly endorsed stock certificates transferring ownership to ASG Sub of the Principal Shares; (B) an executed subordination agreement in the form attached hereto as Exhibit B; and (C) all other previously undelivered documents required to be delivered by the Principal Shareholder to ASG at or prior to the Share Purchase Closing in connection with the transactions contemplated by this Agreement.

      2.     Agreement to Retain Principal Shares and Options.

      (a) No Transfer. Principal Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the Principal Shares or Options held by such Principal Shareholder, or make any offer or agreement relating thereto, at any time prior to the earlier of the Share Purchase Closing or the Expiration Date. Principal Shareholder understands and agrees that if Principal Shareholder attempts to transfer, vote or provide any other Person with the authority to vote any of the Principal Shares other than in compliance with this Agreement, Landmark shall not, and Principal Shareholder hereby unconditionally and irrevocably instructs Landmark not to, permit any such transfer on its books and records, issue a new certificate representing any of the Principal Shares or record such vote unless and until Principal Shareholder shall have complied with the terms of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of: (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with the terms thereof (other than pursuant to the terms of Sections 7.1(b)(iii) or 7.1(e)), and (iii) December 31, 2002 (if the Merger Agreement is terminated in accordance with the terms of Sections 7.1(b)(iii) or 7.1(e)).

      (b) New Shares and Options. Principal Shareholder agrees that any shares of capital stock or voting securities of Landmark or any Options that Principal Shareholder purchases or with respect to which Principal Shareholder otherwise acquires record ownership after the date of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if such shares were, and shall be considered for purposes of this Agreement as, Principal Shares or Options owned of record by the Principal Shareholder as of the date hereof.

      3.     Agreement to Vote Principal Shares and Take Certain Other Action.

      (a) Voting. Prior to the earlier of the Share Purchase Closing or the Expiration Date, at every meeting of the shareholders of Landmark at which any of the matters set forth in this Section 3(a) is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Landmark with respect to any of the following matters, Principal Shareholder shall vote all of the Principal Shares: (i) in favor of adoption of the Merger Agreement and the terms thereof, and each of the other transactions contemplated by the Merger Agreement, and any matter which would, or could reasonably be expected to, facilitate the Merger; (ii) against approval of any Takeover Proposal and (iii) against any other proposal or action which would, or could reasonably be expected to, prohibit or discourage the Merger, including any amendment of the articles of incorporation or bylaws of Landmark not previously contemplated under the Merger Agreement which would dilute in any material respect the benefits to ASG or ASG Sub of the Merger or change in any manner the voting rights of any shares of Landmark capital stock. Prior to the earlier of the Share Purchase Closing or the Expiration Date, Principal Shareholder, as the holder of voting stock of Landmark, shall be present, in person or by proxy at all meetings of shareholders of Landmark at which any matter referred to in this Section 3 is to be voted upon so that all of the Principal Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Principal Shareholder only with respect to the specific matters set forth in this Section 3(a).

      (b) Takeover Proposals. Until the earlier of the Share Purchase Closing or the Expiration Date, the Principal Shareholder will not (and will use all reasonable efforts to cause Landmark or any Subsidiary, officer, director or employee of, or any financial advisor, attorney, accountant, agent or other advisor retained by Landmark or the Principal Shareholder, not to), directly or indirectly: (i) solicit, discuss, or engage in negotiations with, or provide any information to any Person, other than ASG or ASG Sub and their respective representatives, concerning any possible Takeover Proposal. Notwithstanding the foregoing, nothing contained in this Agreement will prevent the Principal Shareholder from furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any other action that may be required of her in order to exercise her fiduciary duties, as a member of the Landmark Board of Directors, under applicable laws. In the event any Principal Shareholder shall receive or become aware of any Takeover Proposal subsequent to the date hereof, Principal Shareholder shall promptly inform ASG and ASG Sub as to any such matter and the details thereof.

      (c) Further Assurances. Principal Shareholder agrees not to take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Principal Shareholder to perform its obligations under this Agreement, or preventing or delaying the consummation of any of the transactions contemplated hereby.

      4.     Irrevocable Proxy. Principal Shareholder hereby agrees to timely deliver to ASG or ASG Sub a duly executed proxy in the form attached hereto as Exhibit C (the “Proxy”), such Proxy to cover the issued and outstanding Principal Shares in respect of which Principal Shareholder is the record holder and is entitled to vote at each meeting of the shareholders of Landmark (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. In the event that Principal Shareholder is unable to provide any such Proxy in a timely manner, Principal Shareholder hereby grants ASG a power of attorney to execute and deliver such Proxy for and on behalf of Principal Shareholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Principal Shareholder. Upon the execution of this Agreement by Principal Shareholder, Principal Shareholder hereby revokes any and all prior proxies or powers of attorney given by Principal Shareholder with respect to voting of the Principal Shares on the matters referred to in Section 3 and agrees not to (a) grant any subsequent proxies or powers of attorney with respect to the voting of the Principal Shares, (b) deposit any of the Principal Shares into a voting trust, or (c) enter into a voting agreement with respect to any of the Principal Shares, until after the earlier of the Share Purchase Closing and the Expiration Date.

      5.     Representations and Warranties of Principal Shareholder. Except as set forth in the disclosure letter delivered by the Principal Shareholder to ASG and ASG Sub concurrently with the execution of this Agreement (the “Principal Shareholder Disclosure Letter”), Principal Shareholder represents and warrants as of the date hereof and the Effective Time as follows:

(a) No Encumbrances. Principal Shareholder is the record and beneficial owner of the Principal Shares, with power to vote the Principal Shares or cause the Principal Shares to be voted and, except as otherwise set forth on the signature page hereto, (i) Principal Shareholder (A) has held such Principal Shares at all times since the date set forth on such signature page, and (B) did not acquire any Principal Shares in contemplation of the Merger; (ii) the Principal Shares set forth on the signature page hereto constitute Principal Shareholder’s entire interest of record in the outstanding capital stock and voting securities of Landmark; (iii) no other Person not a signatory to this Agreement has any beneficial interest in or a right to acquire such Principal Shares or any portion of such Principal Shares; (iv) Principal Shareholder has complete and unrestricted power and the unqualified right to sell, assign, and deliver to ASG, and upon consummation of the transactions contemplated by this Agreement, ASG will acquire, good, valid and marketable title to, the Principal Shares, free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances, hypothecations, voting trusts, options, calls, warrants or charges of any kind; and (v) Principal Shareholder’s address is accurately set forth on the signature page hereto.

(b) Legal Capacity. Principal Shareholder has full power and legal capacity to execute and deliver this Agreement and the other Transaction Agreements to which she is a party and to perform her obligations hereunder and thereunder. Each of this Agreement and the other Transaction Agreements to which Principal Shareholder is a party has been duly and validly executed and delivered by Principal

Shareholder and constitutes the valid and binding obligation of Principal Shareholder, enforceable against Principal Shareholder in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement and the other Transaction Agreements to which Principal Shareholder is a party by Principal Shareholder does not, and the performance of Principal Shareholder’s obligations hereunder and thereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Principal Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Principal Shareholder or Landmark is a party or by which Principal Shareholder or the Principal Shares are or will be bound or affected.

(c) Securities Matters.

(i) Principal Shareholder is an accredited investor, as that term is defined pursuant to Regulation D under the Securities Act of 1933, as amended (“Securities Act”), because Principal Shareholder (i) had individual income of more than $200,000 in each of the most recent two years, or joint individual income with her spouse in excess of $300,000 in each of those years and she reasonably expects to reach the same level of income in the current year; or (ii) has an individual net worth, or has a combined net worth with her spouse, in excess of $1,000,000.

(ii) Principal Shareholder has agreed to invest in the Contingent Payments for Principal Shareholder’s own account, not as a nominee or agent and not with a view to the resale or distribution of all or any part of her interest therein, and Principal Shareholder has no intention of selling, granting any participation in, or otherwise distributing her interest in the Contingent Payments.

(iii) Principal Shareholder understands and acknowledges that the Contingent Payments will not be registered under the Securities Act or under any applicable state blue sky or securities laws on the grounds that the offering and sale of the Contingent Payments are exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D and the rules and regulations under the Securities Act, and exempt from qualification pursuant to comparable available exemptions in the various states, and that ASG’s reliance upon such exemptions is predicated upon Principal Shareholder’s representations set forth in this Agreement.

(iv) Principal Shareholder understands that she may not be able to sell or dispose of her interests in the Contingent Payments because of the restrictions referred to above and because there is no public trading market for the Contingent Payments and no such market is contemplated.

(v) Principal Shareholder has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of an investment in the Contingent Payments. Principal Shareholder is able to bear the economic risk of the investment in the Contingent Payments (including the complete loss of this investment) and has determined that this investment is suitable for her in light of her financial circumstances and available investment opportunities.

(vi) Principal Shareholder, or a person acting on her behalf, has had the opportunity to ask questions of and receive answers from ASG and its officers concerning the terms and conditions of the Contingent Payments and concerning ASG and ASG Sub, the operations of ASG and any other matters relating to the Contingent Payments; and has had access during the course of the transaction and prior to sale, to all information which she required in order to determine whether or not to enter into this Agreement and vote in favor of the Merger; and has had the opportunity to obtain any additional information which ASG or ASG Sub possesses or can acquire without unreasonable effort or expense, necessary to verify the accuracy of the information about the Contingent Payments provided by ASG or ASG Sub to the Principal Shareholder; and Principal Shareholder has received answers to all inquiries she has put to ASG’s and ASG Sub’s officers relating thereto; and Principal Shareholder has been supplied by ASG and ASG Sub with such additional information, including original source documents, as she may have requested.

(d) Broker. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Principal Shareholder.

      6.     Representations and Warranties of ASG and ASG Sub. Except as set forth in the disclosure letter delivered by ASG to the Principal Shareholder concurrently with the execution of this Agreement (the “ASG Disclosure Letter”), ASG and ASG Sub represent and warrant as of the date hereof and the Effective Time as follows:

(a) Organization, Standing and Corporate Power. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. ASG Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Each of ASG and ASG Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on ASG.

(b) Authority. ASG and ASG Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements. Subject to receipt of the approvals, consents and clearances relating to the filings described in Section 6(c), ASG and ASG Sub have the authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The execution and delivery by ASG and ASG Sub of this Agreement and the other Transaction Agreements and the consummation by ASG and ASG Sub of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action on the part of ASG and ASG Sub. Each of this Agreement and the other Transaction Agreements has been duly executed and delivered by ASG and ASG Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

(c) No Consent. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to ASG or any of its Subsidiaries in connection with the execution and delivery by ASG or ASG Sub of this Agreement or the consummation by ASG or ASG Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) such consents and approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other antitrust laws and any similar filings and approvals required under foreign jurisdictions, and (ii) such waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on ASG (B) materially impair the ability of ASG and ASG Sub to perform their respective obligations under this Agreement or (C) prevent ASG and ASG Sub from consummating, or materially impair the ability of ASG and ASG Sub to consummate, any of the transactions contemplated by this Agreement.

(d) Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ASG or any of its Subsidiaries under (i) the certificate of incorporation or bylaws of ASG or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ASG or any of its Subsidiaries or their respective properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASG or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) of this sentence, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ASG, (y) materially impair the ability of ASG or ASG Sub to perform their obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

(e) Absence of Certain Changes or Events. Since September 30, 2001, ASG and each of its Subsidiaries has conducted its business only in the ordinary course, and there has not been (i) any change in accounting methods, principles or practices by ASG or such Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (ii) any material revaluation of any of ASG’s or such Subsidiary’s assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

(f) Compliance with Laws. ASG and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on ASG. ASG and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on ASG.

(g) Broker. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent upon the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of ASG or ASG Sub.

(h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of ASG, threatened against ASG or any of its Subsidiaries, nor, to the knowledge of ASG, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) challenge or seek to enjoin or seek damages with respect to ASG’s or ASG Sub’s entering into and performing this Agreement or that impair the ability of ASG or ASG Sub to perform its obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of ASG, threatened against ASG or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) or (ii) above.

(i) Financial Statements. The financial statements of ASG attached hereto as Exhibit D have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ASG and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither ASG nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of ASG and its Subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in Exhibit D, (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices, or (iii) incurred since the date of such balance sheet in connection with the transactions contemplated by the Merger Agreement.

(j) Disclosure. No representation or warranty by ASG or ASG Sub in this Agreement or in any Transaction Agreement executed as of the date hereof, or to be executed at the Share Purchase Closing, contains any untrue statement of material fact, or omits at the time of execution to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the chief executive officer of ASG, there is no fact that has not been disclosed to Principal Shareholder in writing that has had, or insofar as such chief executive officer can now reasonably foresee, may have a Material Adverse Effect on the ability of ASG or ASG Sub to perform fully its obligations under this Agreement or any Transaction Agreement.

      7.     Covenants of ASG.

      (a) ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, ASG shall:

(i) use all reasonable efforts to preserve relationships with customers of the Landmark Product Line;

(ii) not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material portion of the Landmark Product Line (including Intellectual Property), except to customers in the ordinary course of business or pursuant to the Credit Agreement (for purposes hereof, the “Credit Agreement” shall mean the Credit Agreement dated April 26, 2000 among ASG, ASG Sub, Inc., the financial institutions that are or may from time to time become a party thereto and LaSalle Bank National Association, as a lender and the administrative agent and KeyBank National Association as a lender and the syndication agent, as such agreement may be: (i) amended, supplemented, renewed, extended or otherwise modified from time to time, or (ii) replaced by a new credit agreement in which the existing debt is refinanced, refunded or replaced);

(iii) not, except in connection with the Credit Agreement, incur an indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ASG or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing with the exception of any royalty obligations or contingent payment obligations related to intellectual property other than the Landmark Product Line (any such event or occurrence, “New Indebtedness”), if the amount of such New Indebtedness would exceed an amount equal to four (4) times pro forma earnings before interest, taxes, depreciation and amortization (“Pro forma EBITDA”) for ASG, as calculated on the date on which the New Indebtedness is incurred. For purposes of this Agreement, Pro forma EBITDA shall be determined by giving effect to the New Indebtedness and the transaction or transactions to be funded by the New Indebtedness.

(iv) keep proper records, books and accounts in conformity with GAAP of all dealings and transactions in relation to the Landmark Product Line.

      (b) ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, ASG shall not:

(i) at any time while ASG is in default of its Contingent Payment obligations hereunder, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of ASG to its parent or (y) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) pursue any merger, consolidation, restructuring, recapitalization of ASG or any ASG Subsidiary that derives annual revenues equal to five percent or more of ASG’s total annual revenues (a “Material Subsidiary”) or otherwise take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve ASG or such Subsidiary; provided, however, that ASG may liquidate or dissolve any such Subsidiary if all of the assets of such Subsidiary in existence immediately prior to its liquidation or dissolution are transferred to ASG or a wholly owned Subsidiary of ASG as a result of such liquidation or dissolution;

(iii) take any action that would cause or constitute a material breach of any representation or warranty made by ASG or ASG Sub in this Agreement or any other Transaction Agreement; or

(iv) change the principles or practices of ASG or any of its Subsidiaries related to the characterization, collection or receipt of Landmark Product Line Cash Receipts in any material respect, except as required by GAAP.

      8.     Additional Covenants of ASG. ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, and in the case of Section 8(a) of this Agreement, at any time thereafter, ASG shall:

(a) file tax returns (including information returns) reporting the payment of the Contingent Payments in a manner that is not inconsistent with the Principal Shareholder’s intention to characterize the Contingent Consideration to be paid under this Agreement as gain from the sale or exchange of the Principal Shares, except to the extent required by the IRS upon audit of ASG’s returns after giving the Principal Shareholder notice of the audit and an opportunity to defend the position that the Contingent Consideration should be treated for federal income tax purposes as paid for the acquisition of the Principal Shares;

(b) keep a register in which all Landmark Product Line Cash Receipts (including any and all adjustments thereto) are recorded and make such register available for inspection by the Principal Shareholder or her representatives at such times during normal business hours as the Principal Shareholder shall reasonably request;

(c) prepare and deliver to the Principal Shareholder, on a monthly basis, a royalty report listing the Landmark Product Line Cash Receipts and use commercially reasonable efforts to prepare and deliver to the Principal Shareholder, on a monthly basis, a listing of all new contracts and arrangements relating to the Landmark Product Line for the preceding month;

(d) pay or reimburse the Principal Shareholder for all her reasonable, direct, actual out-of-pocket costs and expenses incurred in connection with the enforcement of any of her rights under this Agreement if the Principal Shareholder prevails in the enforcement of such rights;

(e) subject to the written consent of the creditors under the Credit Agreement, cause any cash received by ASG from the sale or other disposition of any material portion of its property, whether now owned or hereafter acquired, in excess of amounts due to the creditors under the Credit Agreement, to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid;

(f) subject to the written consent of the creditors under the Credit Agreement, cause any cash received by ASG from any refinancing or refunding of the debt owed by ASG under the Credit Agreement, in excess of amounts due to such creditors, to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid;

(g) pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of ASG or the Surviving Corporation, as applicable, or where the failure to comply with such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ASG;

(h) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect on ASG; and

(i) comply with all contractual obligations and requirements of law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ASG.

      9.     Conditions to Principal Shareholder’s Obligations. The obligation of Principal Shareholder to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Share Purchase Closing of the following conditions:

(a) the representations and warranties of ASG and ASG Sub contained in this Agreement and in the other Transaction Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of ASG and ASG Sub that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Share Purchase Closing, with the same effect as if made as of the Share Purchase Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(b) all the conditions to Landmark’s obligations to effect the Merger pursuant to the Merger Agreement shall have been satisfied or waived; and

(c) ASG, ASG Sub and Guarantor shall have executed and delivered the Transaction Agreements to which it or he is a party.

      10.     Conditions to ASG’s and ASG Sub’s Obligations. The obligations of ASG and ASG Sub to effect the transactions contemplated by this Agreement and the Transaction Agreements shall be subject to the satisfaction or waiver on or prior to the Share Purchase Closing of the following conditions:

(a) the representations and warranties of the Principal Shareholder contained in this Agreement and in the other Transaction Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of Principal Shareholder that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Share Purchase Closing, with the same effect as if made as of the Share Purchase Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(b) all of the conditions to ASG’s and ASG Sub’s obligations to effect the Merger pursuant to the Merger Agreement (other than Section 6.2(i)) shall have been satisfied or waived; and

(c) Landmark and the Principal Shareholders shall have executed and delivered the Transaction Agreements to which it, he or she is a party.

      11.     No Right of Set-Off. ASG shall not have the right to deduct and/or set-off against amounts owed to Principal Shareholder pursuant to this Agreement any amounts ASG determines are owed to it based on, arising out of or relating to a breach or alleged breach by (a) Landmark of any representations, warranties, covenants or agreements of Landmark contained in the Merger Agreement or (b) the Principal Shareholder of any representations, warranties, covenants or agreements of the Principal Shareholder contained in this Agreement. ASG hereby waives any and all defenses which could exist in its favor in connection with any right of set-off against amounts owed to Principal Shareholder that ASG may otherwise have.

      12.     Additional Documents. Principal Shareholder, ASG and ASG Sub hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of ASG or

ASG Sub on the one hand or the Principal Shareholder on the other hand, to carry out the purpose and intent of this Agreement and the Transaction Agreements.

      13.     Consent and Waiver. The Principal Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Principal Shareholder is a party or pursuant to any rights the Principal Shareholder may have, provided, however, that Principal Shareholder shall not be required by this Section 13 to give any consent or waiver in her capacity as a director or officer of Landmark.

      14.     Termination.

      (a)     If the Merger Agreement is terminated, this Agreement shall terminate on the earlier to occur of: (i) the date of termination of the Merger Agreement in accordance with the terms thereof (other than pursuant to the terms of Sections 7.1(b)(iii) or 7.1(e)), and (ii) December 31, 2002 (if the Merger Agreement is terminated in accordance with the terms of Sections 7.1(b)(iii) or 7.1(e)), and shall forthwith become void and have no further effect, without any liability or obligation on the part of any party or its directors, officers or shareholders; provided, however, that, nothing in this Section 14 shall relieve any party to this Agreement of liability for any breach of this Agreement.

      (b)     If the Merger Agreement is not terminated, this Agreement shall remain in full force and effect in accordance with the terms hereof until such time as each of the obligations required to be performed hereunder has been performed fully.

      15.     Outstanding Loan from Landmark. At the Share Purchase Closing, Principal Shareholder shall repay to Landmark the full principal amount of the loan, plus any accrued and unpaid interest thereon, made by Landmark to Principal Shareholder as listed in Exhibit E (the “Loan Amount”), such repayment to be made by reducing the Contingent Consideration by the Loan Amount.

      16.     Survival. All representations and warranties, covenants and agreements made herein herewith shall survive the Share Purchase Closing.

      17.     Miscellaneous.

      (a) Severability. If any term or other provision of this Agreement is ruled invalid, illegal or incapable of being enforced by any rule of law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any party without the prior written consent of the others.

      (c) Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that ASG and ASG Sub will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Principal Shareholder set forth in Section 3 or Section 4 of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to ASG or ASG Sub upon any such violation, ASG and ASG Sub shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to ASG and ASG Sub at law or in equity and Principal Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

      (e) Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered by hand, (ii) one business day after transmitted, if transmitted by a nationally recognized overnight courier service, (iii) when telecopied, if telecopied (which is confirmed), or (iv) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses:

(i)	If to Principal Shareholder, to

Katherine K. Clark

11101 Sweetwood Lane
Oakton, VA 22124
703-715-9135

with a copy to:

Steven L. Meltzer, Esq.

Shaw Pittman LLP
1650 Tysons Blvd.
McLean, VA 22102
Fax: 703-770-7901

and

Danielle Srour, Esq.

Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
Fax: 202-663-8007

(ii)	If to ASG or ASG Sub, to:

Arthur L. Allen

President and Chief Executive Officer
Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-435-3633

with copies to:

General Counsel

Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-263-7443

and

Robert E. McLaughlin, Esq.

Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
Fax: 202-429-3000

or to such other address as any party hereto may designate for itself by notice given as herein provided.

      (f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts or choice of law rules of any jurisdiction.

      (g) Entire Agreement. This Agreement, the other Transaction Agreements and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signatures Begin on the Next Page]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ALLEN SYSTEMS GROUP, INC.

By:	/s/ ARTHUR L. ALLEN

Name: Arthur L. Allen
Title:  President and Chief Executive Officer

ASG Sub, Inc.

By:	/s/ ARTHUR L. ALLEN

Name: Arthur L. Allen
Title:  President

PRINCIPAL SHAREHOLDER

/s/ KATHERINE K. CLARK

Katherine K. Clark

      Total Number of Shares of Landmark Common Stock owned directly on the date hereof: 2,092,661

      All such Shares of Landmark Common Stock have been held since prior to: August 1999

For purposes of Section 2(a) only:

LANDMARK SYSTEMS CORPORATION

By:	/s/ KATHERINE K. CLARK

Name: Katherine K. Clark
Title:  President and Chief Executive Officer

Annex D

MCGETTIGAN

PRINCIPAL SHARE PURCHASE

AND VOTING AGREEMENT

      THIS PRINCIPAL SHARE PURCHASE AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 6, 2001 among Allen Systems Group, Inc., a Delaware corporation (“ASG”), ASG Sub, Inc., a Virginia corporation (“ASG Sub”), and Patrick H. McGettigan (the “Principal Shareholder”), a shareholder of Landmark Systems Corporation, a Virginia corporation (“Landmark”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement defined below.

RECITALS

      A.     Principal Shareholder is the owner of record of the number of Shares indicated on the signature page of this Agreement (“Principal Shares”);

      B.     Concurrently with the execution and delivery of this Agreement, ASG, ASG Sub, and Landmark have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which ASG Sub and Landmark will be merged, and each Share that is (i) issued and outstanding immediately prior to the Effective Time and (ii) not owned by ASG, ASG Sub or Landmark will be converted into the right to receive the Merger Consideration; and

      C.     In order to induce ASG and ASG Sub to enter into the Merger Agreement and consummate the Merger, Principal Shareholder has agreed to execute and deliver to ASG this Agreement, pursuant to which Principal Shareholder has agreed to (i) sell, exchange and deliver to ASG, immediately prior to the conversion of the Shares pursuant to the Merger Agreement, the Principal Shares in return for (a) the Share Consideration as defined herein and (b) a guarantee by Arthur L. Allen (the “Guarantor”) of all amounts due to Principal Shareholder under this Agreement pursuant to that certain Guarantee and Promise to Pay (the “Guarantee”), attached hereto as Exhibit A (the “Sale”), (ii) grant ASG or ASG Sub an irrevocable proxy with respect to the issued and outstanding Principal Shares, and (iii) make certain representations, warranties, covenants and agreements in connection with the Sale.

      THEREFORE, in consideration of the mutual covenants herein set forth, in consideration of ASG and ASG Sub entering into the Merger Agreement and in consideration of Guarantor entering into the Guarantee, the parties agree as follows:

      1.     Purchase and Sale of Principal Shares.

      (a) Sale. Subject to the terms and conditions of this Agreement, at the Share Purchase Closing referred to in Section 1(d) hereof, Principal Shareholder shall sell, assign, transfer and deliver the Principal Shares to ASG free and clear of all Liens.

      (b) Consideration. In consideration of the sale, assignment, transfer and delivery of the Principal Shares, ASG shall pay to the Principal Shareholder the following:

(i) One Dollar, plus

(ii) an amount equal to 9.41% of the Landmark Product Line Cash Receipts (the “Contingent Payments”), payable semi-annually in accordance with Section 1.3(c) below. The obligation to make the Contingent Payments shall continue until the Principal Shareholder has received from ASG (or, on behalf of ASG, from the Guarantor pursuant to the Guarantee) an amount equal to the sum of (A) the number of Principal Shares multiplied by the Merger Consideration, as further adjusted pursuant to Section 15 hereof (the “Contingent Consideration”), plus (B) thirteen percent (13%) annual interest compounded semi-annually on the unpaid balance of the Contingent Consideration (the Contingent

Consideration plus interest, the “Total Contingent Consideration”), at which time the Contingent Payments shall cease. The Total Contingent Consideration, together with the One Dollar to be paid to the Principal Shareholder pursuant to clause (i) above, shall be defined herein as “Share Consideration”.

(iii) For purposes of this Agreement, the term “Landmark Product Line Cash Receipts” shall mean all cash receipts obtained by ASG and its Affiliates after the Effective Time in respect of maintenance, upgrade, portfolio, access and license fees, and any and all like fees (not including professional service fees such as consulting fees and customization fees for services performed by ASG or its Affiliates), relating to the Landmark Product Line. The “Landmark Product Line” shall mean all products of Landmark existing immediately prior to the Effective Time, including, but not limited to all TMON, TMON for Websphere, TMON for Linux and other TMON-related products, and all derivative works thereof. If, at anytime during the term of this Agreement, any product in the Landmark Product Line is licensed to a third-party customer or otherwise along with any other software product or service in a bundle, Landmark Product Line Cash Receipts attributable to such license shall be calculated based upon the proportion of the relative list prices of all products and services in the bundle allocable to the Landmark Product Line product or products.

      (c) Procedure for Payment of Contingent Payments.

(i) Within thirty (30) days following the end of each six-month period commencing after the Effective Time (“Statement Period”), ASG shall furnish the Principal Shareholder with a calculation in reasonable detail of the Landmark Product Line Cash Receipts and a calculation of the Contingent Payment due (the “Payment Statement”). At the same time as ASG provides the Payment Statement to the Principal Shareholder, ASG shall pay to the Principal Shareholder the Contingent Payment in the amount set forth in the Payment Statement. In addition to the foregoing semi-annual payments, if ASG has not made the second semi-annual payment by March 31, 2003, ASG shall make a payment on March 31, 2003 of the Contingent Payments due to Principal Shareholder for the period through February 28, 2003. For the avoidance of doubt, the second semi-annual payment shall be due at the same time as if the March payment had not been made but shall cover only Contingent Payments due for the period between March 1, 2003 and the date such second annual payment would otherwise be due.

(ii) The Principal Shareholder shall have a period of thirty (30) days after receipt by the Principal Shareholder of the Payment Statement and the payment (the “Notice Period”) to notify ASG of his election to accept or reject (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) the Payment Statement. In the event no notice is received by ASG during the Notice Period, the Payment Statement shall be deemed accepted by the Principal Shareholder and final and binding on the parties hereto. In the event that the Principal Shareholder shall timely reject the Payment Statement, ASG and the Principal Shareholder shall attempt to make a joint determination of the Landmark Product Line Cash Receipts for the Statement Period and such determination shall be final and binding on the parties hereto.

(iii) In the event the Principal Shareholder and ASG are unable to agree upon a joint determination of the Landmark Product Line Cash Receipts for the Statement Period, then within sixty (60) days after receipt by the Principal Shareholder of the disputed Payment Statement and payment, ASG and the Principal Shareholder shall submit the dispute to ASG’s nationally recognized independent public accountant. ASG and the Principal Shareholder shall request that such independent public accountant render its determination prior to ninety (90) days after receipt by the Principal Shareholder of the disputed Payment Statement and payment and such determination and any required adjustments resulting therefrom shall be final and binding on all the parties hereto. The fees and expenses of the independent public accountant incurred pursuant to this Section 1(c) shall be divided evenly between the Principal Shareholder and Katherine K. Clark, unless the amount of any adjustment in favor of the Principal Shareholder shall exceed 10% of the Contingent Payment, in which case all of such fees and expenses shall be paid by ASG.

      (d) Share Purchase Closing. The closing of the transactions contemplated by this Agreement (the “Share Purchase Closing”) will take place at the offices of Steptoe & Johnson LLP, 1330 Connecticut Avenue, NW, Washington, D.C. 20036 on the same date as, and immediately prior to, the Effective Time.

(i) At the Share Purchase Closing, there will be delivered to Principal Shareholder by ASG (A) the consideration referred to in Section 1(b)(i) hereof; (B) the Guarantee; and (C) all previously undelivered documents required to be delivered by ASG or ASG Sub at or prior to the Share Purchase Closing in connection with the transactions contemplated by this Agreement.

(ii) At the Share Purchase Closing, Principal Shareholder will deliver to ASG or ASG Sub (A) duly endorsed stock certificates transferring ownership to ASG Sub of the Principal Shares; (B) an executed subordination agreement in the form attached hereto as Exhibit B; and (C) all other previously undelivered documents required to be delivered by the Principal Shareholder to ASG at or prior to the Share Purchase Closing in connection with the transactions contemplated by this Agreement.

      2.     Agreement to Retain Principal Shares and Options.

      (a) No Transfer. Principal Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the Principal Shares or Options held by such Principal Shareholder, or make any offer or agreement relating thereto, at any time prior to the earlier of the Share Purchase Closing or the Expiration Date. Principal Shareholder understands and agrees that if Principal Shareholder attempts to transfer, vote or provide any other Person with the authority to vote any of the Principal Shares other than in compliance with this Agreement, Landmark shall not, and Principal Shareholder hereby unconditionally and irrevocably instructs Landmark not to, permit any such transfer on its books and records, issue a new certificate representing any of the Principal Shares or record such vote unless and until Principal Shareholder shall have complied with the terms of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of: (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with the terms thereof (other than pursuant to the terms of Sections 7.1(b)(iii) or 7.1(e)), and (iii) December 31, 2002 (if the Merger Agreement is terminated in accordance with the terms of Sections 7.1(b)(iii) or 7.1(e)).

      (b) New Shares and Options. Principal Shareholder agrees that any shares of capital stock or voting securities of Landmark or any Options that Principal Shareholder purchases or with respect to which Principal Shareholder otherwise acquires record ownership after the date of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if such shares were, and shall be considered for purposes of this Agreement as, Principal Shares or Options owned of record by the Principal Shareholder as of the date hereof.

      3.     Agreement to Vote Principal Shares and Take Certain Other Action.

      (a) Voting. Prior to the earlier of the Share Purchase Closing or the Expiration Date, at every meeting of the shareholders of Landmark at which any of the matters set forth in this Section 3(a) is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Landmark with respect to any of the following matters, Principal Shareholder shall vote all of the Principal Shares: (i) in favor of adoption of the Merger Agreement and the terms thereof, and each of the other transactions contemplated by the Merger Agreement, and any matter which would, or could reasonably be expected to, facilitate the Merger; (ii) against approval of any Takeover Proposal and (iii) against any other proposal or action which would, or could reasonably be expected to, prohibit or discourage the Merger, including any amendment of the articles of incorporation or bylaws of Landmark not previously contemplated under the Merger Agreement which would dilute in any material respect the benefits to ASG or ASG Sub of the Merger or change in any manner the voting rights of any shares of Landmark capital stock. Prior to the earlier of the Share Purchase Closing or the Expiration Date, Principal Shareholder, as the holder of voting stock of Landmark, shall be present, in person or by proxy at all meetings of shareholders of Landmark at which any matter referred to in this Section 3 is to be voted upon so that all of the Principal Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Principal Shareholder only with respect to the specific matters set forth in this Section 3(a).

      (b) Takeover Proposals. Until the earlier of the Share Purchase Closing or the Expiration Date, the Principal Shareholder will not (and will use all reasonable efforts to cause Landmark or any Subsidiary, officer, director or employee of, or any financial advisor, attorney, accountant, agent or other advisor retained by Landmark or the Principal Shareholder, not to), directly or indirectly: (i) solicit, discuss, or engage in negotiations with, or provide any information to any Person, other than ASG or ASG Sub and their respective representatives, concerning any possible Takeover Proposal. Notwithstanding the foregoing, nothing contained in this Agreement will prevent the Principal Shareholder from furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any other action that may be required of him in order to exercise his fiduciary duties, as a member of the Landmark Board of Directors, under applicable laws. In the event any Principal Shareholder shall receive or become aware of any Takeover Proposal subsequent to the date hereof, Principal Shareholder shall promptly inform ASG and ASG Sub as to any such matter and the details thereof.

      (c) Further Assurances. Principal Shareholder agrees not to take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Principal Shareholder to perform its obligations under this Agreement, or preventing or delaying the consummation of any of the transactions contemplated hereby.

      4.     Irrevocable Proxy. Principal Shareholder hereby agrees to timely deliver to ASG or ASG Sub a duly executed proxy in the form attached hereto as Exhibit C (the “Proxy”), such Proxy to cover the issued and outstanding Principal Shares in respect of which Principal Shareholder is the record holder and is entitled to vote at each meeting of the shareholders of Landmark (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. In the event that Principal Shareholder is unable to provide any such Proxy in a timely manner, Principal Shareholder hereby grants ASG a power of attorney to execute and deliver such Proxy for and on behalf of Principal Shareholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Principal Shareholder. Upon the execution of this Agreement by Principal Shareholder, Principal Shareholder hereby revokes any and all prior proxies or powers of attorney given by Principal Shareholder with respect to voting of the Principal Shares on the matters referred to in Section 3 and agrees not to (a) grant any subsequent proxies or powers of attorney with respect to the voting of the Principal Shares, (b) deposit any of the Principal Shares into a voting trust, or (c) enter into a voting agreement with respect to any of the Principal Shares, until after the earlier of the Share Purchase Closing and the Expiration Date.

      5.     Representations and Warranties of Principal Shareholder. Except as set forth in the disclosure letter delivered by the Principal Shareholder to ASG and ASG Sub concurrently with the execution of this Agreement (the “Principal Shareholder Disclosure Letter”), Principal Shareholder represents and warrants as of the date hereof and the Effective Time as follows:

(a) No Encumbrances. Principal Shareholder is the record and beneficial owner of the Principal Shares, with power to vote the Principal Shares or cause the Principal Shares to be voted and, except as otherwise set forth on the signature page hereto, (i) Principal Shareholder (A) has held such Principal Shares at all times since the date set forth on such signature page, and (B) did not acquire any Principal Shares in contemplation of the Merger; (ii) the Principal Shares set forth on the signature page hereto constitute Principal Shareholder’s entire interest of record in the outstanding capital stock and voting securities of Landmark; (iii) no other Person not a signatory to this Agreement has any beneficial interest in or a right to acquire such Principal Shares or any portion of such Principal Shares; (iv) Principal Shareholder has complete and unrestricted power and the unqualified right to sell, assign, and deliver to ASG, and upon consummation of the transactions contemplated by this Agreement, ASG will acquire, good, valid and marketable title to, the Principal Shares, free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances, hypothecations, voting trusts, options, calls, warrants or charges of any kind; and (v) Principal Shareholder’s address is accurately set forth on the signature page hereto.

(b) Legal Capacity. Principal Shareholder has full power and legal capacity to execute and deliver this Agreement and the other Transaction Agreements to which he is a party and to perform his obligations hereunder and thereunder. Each of this Agreement and the other Transaction Agreements to which Principal Shareholder is a party has been duly and validly executed and delivered by Principal Shareholder and constitutes the valid and binding obligation of Principal Shareholder, enforceable against Principal Shareholder in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement and the other Transaction Agreements to which Principal Shareholder is a party by Principal Shareholder does not, and the performance of Principal Shareholder’s obligations hereunder and thereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Principal Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Principal Shareholder or Landmark is a party or by which Principal Shareholder or the Principal Shares are or will be bound or affected.

      (c) Securities Matters.

(i) Principal Shareholder is an accredited investor, as that term is defined pursuant to Regulation D under the Securities Act of 1933, as amended (“Securities Act”), because Principal Shareholder (i) had individual income of more than $200,000 in each of the most recent two years, or joint individual income with his spouse in excess of $300,000 in each of those years and he reasonably expects to reach the same level of income in the current year; or (ii) has an individual net worth, or has a combined net worth with his spouse, in excess of $1,000,000.

(ii) Principal Shareholder has agreed to invest in the Contingent Payments for Principal Shareholder’s own account, not as a nominee or agent and not with a view to the resale or distribution of all or any part of his interest therein, and Principal Shareholder has no intention of selling, granting any participation in, or otherwise distributing his interest in the Contingent Payments.

(iii) Principal Shareholder understands and acknowledges that the Contingent Payments will not be registered under the Securities Act or under any applicable state blue sky or securities laws on the grounds that the offering and sale of the Contingent Payments are exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D and the rules and regulations under the Securities Act, and exempt from qualification pursuant to comparable available exemptions in the various states, and that ASG’s reliance upon such exemptions is predicated upon Principal Shareholder’s representations set forth in this Agreement.

(iv) Principal Shareholder understands that he may not be able to sell or dispose of his interests in the Contingent Payments because of the restrictions referred to above and because there is no public trading market for the Contingent Payments and no such market is contemplated.

(v) Principal Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Contingent Payments. Principal Shareholder is able to bear the economic risk of the investment in the Contingent Payments (including the complete loss of this investment) and has determined that this investment is suitable for him in light of his financial circumstances and available investment opportunities.

(vi) Principal Shareholder, or a person acting on his behalf, has had the opportunity to ask questions of and receive answers from ASG and its officers concerning the terms and conditions of the Contingent Payments and concerning ASG and ASG Sub, the operations of ASG and any other matters relating to the Contingent Payments; and has had access during the course of the transaction and prior to sale, to all information which he required in order to determine whether or not to enter into this Agreement and vote in favor of the Merger; and has had the opportunity to obtain any additional information which ASG or ASG Sub possesses or can acquire without unreasonable effort or expense, necessary to verify the accuracy of the information about the Contingent Payments provided by ASG or

ASG Sub to the Principal Shareholder; and Principal Shareholder has received answers to all inquiries he has put to ASG’s and ASG Sub’s officers relating thereto; and Principal Shareholder has been supplied by ASG and ASG Sub with such additional information, including original source documents, as he may have requested.

      (d) Broker. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Principal Shareholder.

      6.     Representations and Warranties of ASG and ASG Sub. Except as set forth in the disclosure letter delivered by ASG to the Principal Shareholder concurrently with the execution of this Agreement (the “ASG Disclosure Letter”), ASG and ASG Sub represent and warrant as of the date hereof and the Effective Time as follows:

(a) Organization, Standing and Corporate Power. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. ASG Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Each of ASG and ASG Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on ASG.

(b) Authority. ASG and ASG Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements. Subject to receipt of the approvals, consents and clearances relating to the filings described in Section 6(c), ASG and ASG Sub have the authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The execution and delivery by ASG and ASG Sub of this Agreement and the other Transaction Agreements and the consummation by ASG and ASG Sub of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action on the part of ASG and ASG Sub. Each of this Agreement and the other Transaction Agreements has been duly executed and delivered by ASG and ASG Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

(c) No Consent. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to ASG or any of its Subsidiaries in connection with the execution and delivery by ASG or ASG Sub of this Agreement or the consummation by ASG or ASG Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) such consents and approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other antitrust laws and any similar filings and approvals required under foreign jurisdictions, and (ii) such waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on ASG (B) materially impair the ability of ASG and ASG Sub to perform their respective obligations under this Agreement or (C) prevent ASG and ASG Sub from consummating, or materially impair the ability of ASG and ASG Sub to consummate, any of the transactions contemplated by this Agreement.

(d) Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ASG or any of its Subsidiaries under (i) the certificate of incorporation or bylaws of ASG or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ASG or any of its Subsidiaries or their respective properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASG or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) of this sentence, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ASG, (y) materially impair the ability of ASG or ASG Sub to perform their obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

(e) Absence of Certain Changes or Events. Since September 30, 2001, ASG and each of its Subsidiaries has conducted its business only in the ordinary course, and there has not been (i) any change in accounting methods, principles or practices by ASG or such Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (ii) any material revaluation of any of ASG’s or such Subsidiary’s assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

(f) Compliance with Laws. ASG and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on ASG. ASG and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on ASG.

(g) Broker. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, nor to any fee that is contingent upon the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of ASG or ASG Sub.

(h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of ASG, threatened against ASG or any of its Subsidiaries, nor, to the knowledge of ASG, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) challenge or seek to enjoin or seek damages with respect to ASG’s or ASG Sub’s entering into and performing this Agreement or that impair the ability of ASG or ASG Sub to perform its obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of ASG, threatened against ASG or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) or (ii) above.

(i) Financial Statements. The financial statements of ASG attached hereto as Exhibit D have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ASG and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither ASG nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of ASG and its Subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in Exhibit D, (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices, or (iii) incurred since the date of such balance sheet in connection with the transactions contemplated by the Merger Agreement.

(j) Disclosure. No representation or warranty by ASG or ASG Sub in this Agreement or in any Transaction Agreement executed as of the date hereof, or to be executed at the Share Purchase Closing, contains any untrue statement of material fact, or omits at the time of execution to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the chief executive officer of ASG, there is no fact that has not been disclosed to Principal Shareholder in writing that has had, or insofar as such chief executive officer can now reasonably foresee, may have a Material Adverse Effect on the ability of ASG or ASG Sub to perform fully its obligations under this Agreement or any Transaction Agreement.

      7.     Covenants of ASG.

      (a) ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, ASG shall:

(i) use all reasonable efforts to preserve relationships with customers of the Landmark Product Line;

(ii) not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material portion of the Landmark Product Line (including Intellectual Property), except to customers in the ordinary course of business or pursuant to the Credit Agreement (for purposes hereof, the “Credit Agreement” shall mean the Credit Agreement dated April 26, 2000 among ASG, ASG Sub, Inc., the financial institutions that are or may from time to time become a party thereto and LaSalle Bank National Association, as a lender and the administrative agent and KeyBank National Association as a lender and the syndication agent, as such agreement may be: (i) amended, supplemented, renewed, extended or otherwise modified from time to time, or (ii) replaced by a new credit agreement in which the existing debt is refinanced, refunded or replaced);

(iii) not, except in connection with the Credit Agreement, incur an indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ASG or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing with the exception of any royalty obligations or contingent payment obligations related to intellectual property other than the Landmark Product Line (any such event or occurrence, “New Indebtedness”), if the amount of such New Indebtedness would exceed an amount equal to four (4) times pro forma earnings before interest, taxes, depreciation and amortization (“Pro forma EBITDA”) for ASG, as calculated on the date on which the New Indebtedness is incurred. For purposes of this Agreement, Pro forma EBITDA shall be determined by giving effect to the New Indebtedness and the transaction or transactions to be funded by the New Indebtedness.

(iv) keep proper records, books and accounts in conformity with GAAP of all dealings and transactions in relation to the Landmark Product Line.

      (b) ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, ASG shall not:

(i) at any time while ASG is in default of its Contingent Payment obligations hereunder, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of

ASG to its parent or (y) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) pursue any merger, consolidation, restructuring, recapitalization of ASG or any ASG Subsidiary that derives annual revenues equal to five percent or more of ASG’s total annual revenues (a “Material Subsidiary”) or otherwise take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve ASG or such Subsidiary; provided, however, that ASG may liquidate or dissolve any such Subsidiary if all of the assets of such Subsidiary in existence immediately prior to its liquidation or dissolution are transferred to ASG or a wholly owned Subsidiary of ASG as a result of such liquidation or dissolution;

(iii) take any action that would cause or constitute a material breach of any representation or warranty made by ASG or ASG Sub in this Agreement or any other Transaction Agreement; or

(iv) change the principles or practices of ASG or any of its Subsidiaries related to the characterization, collection or receipt of Landmark Product Line Cash Receipts in any material respect, except as required by GAAP.

      8.     Additional Covenants of ASG. ASG hereby agrees that, until the Total Contingent Consideration and any and all amounts owed to Principal Shareholder pursuant to Section 8(d) of this Agreement are paid to the Principal Shareholder, and in the case of Section 8(a) of this Agreement, at any time thereafter, ASG shall:

(a) file tax returns (including information returns) reporting the payment of the Contingent Payments in a manner that is not inconsistent with the Principal Shareholder’s intention to characterize the Contingent Consideration to be paid under this Agreement as gain from the sale or exchange of the Principal Shares, except to the extent required by the IRS upon audit of ASG’s returns after giving the Principal Shareholder notice of the audit and an opportunity to defend the position that the Contingent Consideration should be treated for federal income tax purposes as paid for the acquisition of the Principal Shares;

(b) keep a register in which all Landmark Product Line Cash Receipts (including any and all adjustments thereto) are recorded and make such register available for inspection by the Principal Shareholder or his representatives at such times during normal business hours as the Principal Shareholder shall reasonably request;

(c) prepare and deliver to the Principal Shareholder, on a monthly basis, a royalty report listing the Landmark Product Line Cash Receipts and use commercially reasonable efforts to prepare and deliver to the Principal Shareholder, on a monthly basis, a listing of all new contracts and arrangements relating to the Landmark Product Line for the preceding month;

(d) pay or reimburse the Principal Shareholder for all his reasonable, direct, actual out-of-pocket costs and expenses incurred in connection with the enforcement of any of his rights under this Agreement if the Principal Shareholder prevails in the enforcement of such rights;

(e) subject to the written consent of the creditors under the Credit Agreement, cause any cash received by ASG from the sale or other disposition of any material portion of its property, whether now owned or hereafter acquired, in excess of amounts due to the creditors under the Credit Agreement, to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid;

(f) subject to the written consent of the creditors under the Credit Agreement, cause any cash received by ASG from any refinancing or refunding of the debt owed by ASG under the Credit Agreement, in excess of amounts due to such creditors, to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid;

(g) pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of ASG or the Surviving Corporation, as applicable, or where the failure to comply with such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ASG;

(h) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect on ASG; and

(i) comply with all contractual obligations and requirements of law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ASG.

      9.     Conditions to Principal Shareholder’s Obligations. The obligation of Principal Shareholder to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Share Purchase Closing of the following conditions:

(a) the representations and warranties of ASG and ASG Sub contained in this Agreement and in the other Transaction Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of ASG and ASG Sub that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Share Purchase Closing, with the same effect as if made as of the Share Purchase Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(b) all the conditions to Landmark’s obligations to effect the Merger pursuant to the Merger Agreement shall have been satisfied or waived; and

(c) ASG, ASG Sub and Guarantor shall have executed and delivered the Transaction Agreements to which it or he is a party.

      10.     Conditions to ASG’s and ASG Sub’s Obligations. The obligations of ASG and ASG Sub to effect the transactions contemplated by this Agreement and the Transaction Agreements shall be subject to the satisfaction or waiver on or prior to the Share Purchase Closing of the following conditions:

(a) the representations and warranties of the Principal Shareholder contained in this Agreement and in the other Transaction Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of Principal Shareholder that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Share Purchase Closing, with the same effect as if made as of the Share Purchase Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(b) all of the conditions to ASG’s and ASG Sub’s obligations to effect the Merger pursuant to the Merger Agreement (other than Section 6.2(i)) shall have been satisfied or waived; and

(c) Landmark and the Principal Shareholders shall have executed and delivered the Transaction Agreements to which it, he or she is a party.

      11.     No Right of Set-Off. ASG shall not have the right to deduct and/or set-off against amounts owed to Principal Shareholder pursuant to this Agreement any amounts ASG determines are owed to it based on, arising out of or relating to a breach or alleged breach by (a) Landmark of any representations, warranties, covenants or agreements of Landmark contained in the Merger Agreement or (b) the Principal Shareholder of any representations, warranties, covenants or agreements of the Principal Shareholder contained in this Agreement. ASG hereby waives any and all defenses which could exist in its favor in connection with any right of set-off against amounts owed to Principal Shareholder that ASG may otherwise have.

      12.     Additional Documents. Principal Shareholder, ASG and ASG Sub hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of ASG or ASG Sub on the one hand or the Principal Shareholder on the other hand, to carry out the purpose and intent of this Agreement and the Transaction Agreements.

      13.     Consent and Waiver. The Principal Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Principal Shareholder is a party or pursuant to any rights the Principal Shareholder may have, provided, however, that Principal Shareholder shall not be required by this Section 13 to give any consent or waiver in his capacity as a director or officer of Landmark.

      14.     Termination.

(a) If the Merger Agreement is terminated, this Agreement shall terminate on the earlier to occur of: (i) the date of termination of the Merger Agreement in accordance with the terms thereof (other than pursuant to the terms of Sections 7.1(b)(iii) or 7.1(e)), and (ii) December 31, 2002 (if the Merger Agreement is terminated in accordance with the terms of Sections 7.1(b)(iii) or 7.1(e)), and shall forthwith become void and have no further effect, without any liability or obligation on the part of any party or its directors, officers or shareholders; provided, however, that, nothing in this Section 14 shall relieve any party to this Agreement of liability for any breach of this Agreement.

(b) If the Merger Agreement is not terminated, this Agreement shall remain in full force and effect in accordance with the terms hereof until such time as each of the obligations required to be performed hereunder has been performed fully.

      15.     Outstanding Loan from Landmark. At the Share Purchase Closing, Principal Shareholder shall repay to Landmark the full principal amount of the loan, plus any accrued and unpaid interest thereon, made by Landmark to Principal Shareholder as listed in Exhibit E (the “Loan Amount”), such repayment to be made by reducing the Contingent Consideration by the Loan Amount.

      16.     Loan from Principal Shareholder. In the event that the certificates representing the Shares identified on Exhibit F are submitted by the holders thereof to the Paying Agent for payment before the date that is one month after the Effective Time (the “Special Conversion Date”), Principal Shareholder shall promptly loan to ASG an amount, in immediately available funds, equal to the product of the number of such Shares multiplied by the Merger Consideration. Such loan shall be repaid by ASG on the Special Conversion Date without interest.

      17.     Survival. All representations and warranties, covenants and agreements made herein herewith shall survive the Share Purchase Closing.

      18.     Miscellaneous.

      (a) Severability. If any term or other provision of this Agreement is ruled invalid, illegal or incapable of being enforced by any rule of law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any party without the prior written consent of the others.

      (c) Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that ASG and ASG Sub will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Principal Shareholder set forth in Section 3 or Section 4 of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to ASG or ASG Sub upon any such violation, ASG and ASG Sub shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to ASG and ASG Sub at law or in equity and Principal Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

      (e) Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered by hand, (ii) one business day after transmitted, if transmitted by a nationally recognized overnight courier service, (iii) when telecopied, if telecopied (which is confirmed), or (iv) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses:

(i)	If to Principal Shareholder,

Patrick H. McGettigan

3327 N Street, N.W.
Washington, DC 20007
202-333-1840

with copy to:

Ellen Harrison, Esq.

Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037-1128
Fax: 202-663-8007

(ii)	If to ASG or ASG Sub, to:

Arthur L. Allen

President and Chief Executive Officer
Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-435-3633

with copies to:

General Counsel

Allen Systems Group, Inc.
1333 3rd Avenue South
Naples, Florida 34102
Fax: 941-263-7443

and

Robert E. McLaughlin, Esq.

Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
Fax: 202-429-3000

or to such other address as any party hereto may designate for itself by notice given as herein provided.

      (f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts or choice of law rules of any jurisdiction.

      (g) Entire Agreement. This Agreement, the other Transaction Agreements and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signatures Begin on the Next Page]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ALLEN SYSTEMS GROUP, INC.

By:	/s/ ARTHUR L. ALLEN

Name: Arthur L. Allen
Title: President and Chief Executive Officer

ASG SUB, INC.

By:	/s/ ARTHUR L. ALLEN

Name: Arthur L. Allen
Title: President

PRINCIPAL SHAREHOLDER

/s/ PATRICK H. MCGETTIGAN

    Patrick H. McGettigan

Total Number of Shares of Landmark Common Stock owned directly on the date hereof: 3,453,500.

All such Shares of Landmark Common Stock have been held since prior to: August, 1999.

For purposes of Section 2(a) only:

LANDMARK SYSTEMS CORPORATION

By:	/s/ KATHERINE K. CLARK

Name: Katherine K. Clark
Title: President and Chief Executive Officer

FORM OF BROKER CARD

LANDMARK SYSTEMS CORPORATION

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LANDMARK SYSTEMS CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 19, 2002.

The undersigned appoints Katherine K. Clark and Eugene Blanchard, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Landmark Systems Corporation common stock which the undersigned may be entitled to vote at the special meeting of stockholders to be held on February 19, 2002, and at any adjournment or postponement thereof, as indicated on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and appoints each to vote at his or her discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(Continued and to be dated and signed on the reverse side)

Landmark Systems Corporation, 12700 Sunrise Valley Drive, Reston, Virginia, 20191

SEE REVERSE SIDE

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.	Proposal to approve the Agreement and Plan of Merger, dated as of December 6, 2001, by and among Landmark Systems Corporation, Allen Systems Group, Inc., and ASG Sub, Inc. and to approve the merger.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	If you plan to attend meeting, please check here:	[ ]

	Change of address and/or comments mark here:	[ ]

The signature on this proxy should correspond exactly with stockholder’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Vote must be indicated (X) in black or blue ink.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE)

DATED:             ________________________________________________________________________

SIGNATURE     ________________________________________________________________________

SIGNATURE     ________________________________________________________________________

FORM OF NON-BROKER CARD

LANDMARK SYSTEMS CORPORATION

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LANDMARK SYSTEMS CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 19, 2002.

The undersigned appoints Katherine K. Clark and Eugene Blanchard, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Landmark Systems Corporation common stock which the undersigned may be entitled to vote at the special meeting of stockholders to be held on February 19, 2002, and at any adjournment or postponement thereof, as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(Continued and to be dated and signed on the reverse side)

Landmark Systems Corporation, 12700 Sunrise Valley Drive, Reston, Virginia, 20191

SEE REVERSE SIDE

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.	Proposal to approve the Agreement and Plan of Merger, dated as of December 6, 2001, by and among Landmark Systems Corporation, Allen Systems Group, Inc., and ASG Sub, Inc. and to approve the merger.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

	If you plan to attend meeting, please check here:	[ ]

	Change of address and/or comments mark here:	[ ]

The signature on this proxy should correspond exactly with stockholder’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Vote must be indicated (X) in black or blue ink.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE)

DATED:             ________________________________________________________________________

SIGNATURE     ________________________________________________________________________

SIGNATURE     ________________________________________________________________________